As filed with the Securities and Exchange Commission on June 10, 2011

Registration No. 333-174419

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PAETEC HOLDING CORP.

(Exact name of registrant as specified in its charter)

Delaware	4813	20-5339741
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One PAETEC Plaza

600 Willowbrook Office Park

Fairport, New York 14450

(585) 340-2500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Arunas A. Chesonis

Chairman, President and Chief Executive Officer

PAETEC Holding Corp.

600 Willowbrook Office Park

Fairport, New York 14450

(585) 340-2500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard J. Parrino, Esq. Kevin K. Greenslade, Esq. Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, N.W. Washington, D.C. 20004 (202) 637-5600	Mary K. O’Connell, Esq. Executive Vice President and General Counsel PAETEC Holding Corp. 600 Willowbrook Office Park Fairport, New York 14450 (585) 340-2500

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Warrants to purchase Common Stock $0.01 par value	(2)	—	—	— (3)
Common Stock, $0.01 par value	600,000(4)(5)	$3.83(6)	$2,298,000(6)	$267
Common Stock, $0.01 par value	570,000(7)(8)	$2.89(9)	$1,647,300(9)	$192
Common Stock, $0.01 par value	243,443(10)(11)	$4.01(12)	$ 976,207(12)	$114
Total			$4,921,507	$573(13)

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)	This registration statement covers such maximum number of warrants issuable under the PAETEC Holding Corp. 2011 Agent Incentive Plan (the “2011 Agent Plan”) as may be issued from time to time for the purchase of up to 600,000 shares of common stock, par value $0.01 per share, of the registrant (the “Common Stock”) pursuant to the 2011 Agent Plan. In addition, pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this registration statement covers, in addition to such number of warrants, an indeterminate number of warrants which, by reason of changes in the capitalization of the registrant and other events specified in the 2011 Agent Plan and such warrants, may become issuable for no additional consideration.
(3)	Pursuant to Rule 457(g) under the Securities Act, no separate registration fee is payable with respect to the warrants, which are being registered on the same registration statement as the Common Stock offered pursuant thereto.
(4)	These shares of Common Stock are issuable upon the exercise of the warrants available for issuance under the 2011 Agent Plan and registered hereby.
(5)	Pursuant to Rule 416 under the Securities Act, this registration statement covers, in addition to the number of shares of Common Stock shown in the table above and issuable upon the exercise of 2011 Agent Plan warrants, an indeterminate number of shares of Common Stock which, by reason of changes in the capitalization of the registrant and other events specified in the 2011 Agent Plan and such warrants, may become issuable for no additional consideration.
(6)	Calculated in accordance with Rule 457(g) under the Securities Act, solely for the purpose of computing the registration fee.
(7)	These shares of Common Stock are issuable upon the exercise of the warrants outstanding under the PAETEC Holding Corp. 2009 Agent Incentive Plan (the “2009 Agent Plan”) as of the date of this registration statement.
(8)	Pursuant to Rule 416 under the Securities Act, this registration statement covers, in addition to the number of shares of Common Stock shown in the table above and issuable upon the exercise of the 2009 Agent Plan warrants, an indeterminate number of shares of Common Stock which, by reason of changes in the capitalization of the registrant and other events specified in the 2009 Agent Plan and such warrants, may become issuable for no additional consideration.
(9)	Calculated in accordance with Rule 457(g) under the Securities Act, based on the exercise price of $2.89 per share of Common Stock at which any of the 2009 Agent Plan warrants may be exercised, solely for the purpose of computing the registration fee.
(10)	These shares of Common Stock are issuable upon the exercise of the warrants outstanding under the PaeTec Communications, Inc. Agent Incentive Plan (the “1999 Agent Plan”) as of the date of this registration statement.
(11)	Pursuant to Rule 416 under the Securities Act, this registration statement covers, in addition to the number of shares of Common Stock shown in the table above and issuable upon the exercise of the 1999 Agent Plan warrants, an indeterminate number of shares of Common Stock which, by reason of changes in the capitalization of the registrant and other events specified in the 1999 Agent Plan and such warrants, may become issuable for no additional consideration.
(12)	Calculated in accordance with Rule 457(g) under the Securities Act, based on the highest price at which any of the 1999 Agent Plan warrants may be exercised ($4.01), solely for the purpose of computing the registration fee.
(13)	Previously paid. Filing fees of $74 previously were paid with respect to the 570,000 unsold shares of Common Stock that were registered pursuant to the registration statement on Form S-3 (File No. 333-159344) initially filed by the registrant on May 19, 2009 and that are issuable upon the exercise of the 2009 Agent Plan warrants. Pursuant to Rule 457(p) under the Securities Act, these previously paid fees were offset against the registration fee paid by the registrant on May 23, 2011 with respect to this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PAETEC Holding Corp.

Warrants to Purchase 600,000 Shares of Common Stock

1,413,443 Shares of Common Stock

This prospectus relates to our offer and sale of the following equity securities:

•	warrants to purchase up to 600,000 shares of common stock issuable under our 2011 agent plan;

•	up to 600,000 shares of common stock issuable upon the exercise of warrants issued under the 2011 agent plan;

•	up to 570,000 shares of common stock issuable upon the exercise of warrants outstanding under our 2009 agent plan as of the date of this prospectus; and

•	up to 243,443 shares of common stock issuable upon the exercise of warrants outstanding under our 1999 agent plan as of the date of this prospectus.

We will issue warrants under the 2011 agent plan to select independent sales agents that provide services for us as of the warrant issue dates. The warrants will become exercisable if the holders satisfy vesting conditions and will be exercisable through the tenth anniversary of their respective issue dates. The exercise price of any such warrant generally will be equal to the closing price of the common stock as reported on the NASDAQ Global Select Market on the warrant issue date.

The warrants outstanding under our 2009 agent plan are exercisable through the tenth anniversary of their respective issue dates at an exercise price of $2.89 per share of our common stock.

The warrants outstanding under our 1999 agent plan are exercisable through the tenth anniversary of their respective issue dates at exercise prices ranging from $1.85 to $4.01 per share of our common stock.

We will receive proceeds from payments in cash of the exercise price of any warrants. If all of the warrants outstanding under our 2009 agent plan and our 1999 agent plan are exercised for cash, we will receive total proceeds of approximately $1.65 million under the 2009 agent plan and approximately $0.7 million under the 1999 agent plan.

Our common stock is traded on the NASDAQ Global Select Market under the symbol “PAET.” The last reported sale price of our common stock on the NASDAQ Global Select Market on June 9, 2011 was $4.54 per share.

See “Risk Factors” beginning on page 5 for information that you should consider before investing in the securities offered by this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 10, 2011.

If it is against the law in any state or other jurisdiction to make an offer to sell the securities offered by this prospectus, or to solicit an offer from someone to buy such securities, then this prospectus does not apply to any person in that state or other jurisdiction, and no offer or solicitation is made by this prospectus to any such person.

You should rely only on the information contained or incorporated in this prospectus or any supplement. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of such document or that any information we have incorporated by reference is correct on any date after the date as of which such information was provided.

i

SUMMARY

This summary contains important information about PAETEC Holding Corp., which is the issuer of the securities offered by this prospectus, and the terms of the offering. We caution you, however, that the summary does not contain all of the information that may be important to you. You should read the entire prospectus before deciding whether to invest in our warrants or common stock. You also should consider the additional information contained in our SEC reports and in the other documents considered a part of this prospectus. For a description of these reports and documents, and information about where you can find them, see “Where You Can Find More Information.”

Unless we indicate otherwise or the context otherwise requires, references in this prospectus to “we,” “us,” “our” and “PAETEC” mean PAETEC Holding Corp. and its consolidated subsidiaries as of the date of the applicable reference.

Our Company

PAETEC is a competitive broadband communications services and solutions provider guided by the principle that delivering superior customer service is the key to competing successfully with other communications services providers. PAETEC’s primary business is providing business end-user customers in metropolitan areas with a package of integrated broadband communications services that encompasses data services, including Internet access services and virtual private network services, and voice services, including local telephone services and domestic and international long distance services. As of March 31, 2011, PAETEC provided services for over 54,000 business customers in a service area encompassing 86 of the country’s top 100 metropolitan statistical areas.

PAETEC Holding Corp., which was incorporated in Delaware in August 2006, is a holding company that conducts its operations through wholly-owned subsidiaries. The mailing address of PAETEC Holding Corp.’s principal executive offices is One PAETEC Plaza, 600 Willowbrook Office Park, Fairport, New York 14450, and its telephone number is (585) 340-2500. We maintain a corporate Internet web site at www.paetec.com. Our web site is not a part of this prospectus and is included as an inactive textual reference only.

This Offering

Warrants	Warrants issuable to select independent sales agents under the PAETEC Holding Corp. 2011 Agent Incentive Plan, or “2011 agent plan,” to purchase up to 600,000 shares of common stock.

Common stock	Up to 600,000 shares of common stock issuable upon the exercise of warrants to be issued under our 2011 agent plan.

Up to 570,000 shares of common stock issuable upon the exercise of warrants outstanding under the PAETEC Holding Corp. 2009 Agent Incentive Plan, or “2009 agent plan.”

Up to 243,433 shares of common stock issuable upon the exercise of warrants outstanding under the PaeTec Communications, Inc. Agent Incentive Plan, or “1999 agent plan.”

Warrant exercise terms and procedures	See “Questions and Answers About Exercise of Your Warrants” in this summary below for information about the terms on which, and the manner in which, you may exercise your warrants under the 2011 agent plan, the 2009 agent plan or the 1999 agent plan.

Use of proceeds	We will receive proceeds from payments in cash of the exercise price of any warrants. We intend to use the net proceeds of such exercises for working capital and other general corporate purposes.

Risk factors	See “Risk Factors” beginning on page 5 and the other information contained or incorporated by reference in this prospectus for a discussion of risk factors you should carefully consider before deciding whether to invest in our warrants or common stock.

NASDAQ Global Select Market symbol	PAET

Questions and Answers About Exercise of Your Warrants

The following questions and answers provide information about how to exercise warrants outstanding from time to time under our 2011 agent plan, our 2009 agent plan and our 1999 agent plan. For additional information, see “Description of the 2011 Agent Plan Warrants,” “Description of the 2009 Agent Plan Warrants” and “Description of the 1999 Agent Plan Warrants.”

Q.	Whom should I contact with questions about my warrants and how to exercise them?

A.	You may direct any questions concerning your warrants and requests for assistance in connection with the tender of your warrants for exercise to PAETEC’s Legal Department at (585) 340-2669. We will notify you in writing of any changes to this contact information.

Q.	How many shares of common stock will I receive if I exercise my warrants in full?

A.	You will be entitled to receive the number of shares of common stock for which your warrants are vested as of the exercise date. Your warrant certificate contains the vesting provisions and states the total number of shares you will be entitled to purchase if your warrants are fully vested when you exercise them.

Q.	What is the exercise price of my warrants?

A.	The exercise price of your warrants, which is the price per share of our common stock you must pay upon exercise, is set forth in your warrant certificate.

Q.	How do I pay for the shares I purchase upon any exercise of my warrants?

A.	You may pay the warrant exercise price in one of two ways:

1.	by delivery of a certified or bank check to PAETEC’s offices as indicated below; or

2.	by a “cashless exercise,” in which you will pay the exercise price by authorizing PAETEC to withhold from the shares otherwise issuable to you the number of shares which has an exercise date value equal to the total exercise price.

Refer to your warrant certificate for a description of the cashless exercise formula that will be used to calculate the number of shares that will be issued to you and withheld by PAETEC if you choose the cashless exercise payment method.

Q.	When does the exercise period for my warrants expire?

A.	The exercise period expires at 5:00 p.m., New York time, on the tenth anniversary of the date on which your warrants were originally issued. Your warrant certificate states the original issue date of your warrants.

Q.	What will happen to my warrants if I do not exercise them?

A.	All warrants that you do not exercise before the expiration of the exercise period will be void, and your right under the warrants to purchase our common stock will cease.

Q.	When may I exercise my warrants during the exercise period?

A.	You may exercise your warrants on any business day in accordance with the procedures described below.

Q.	Will I have to exercise all of my warrants at the same time?

A.	No, but the terms of the 1999 agent plan warrants limit you to a maximum of two exercises. In addition, the 2009 agent plan warrants contain limitations, and the 2011 agent plan warrants will contain limitations, regarding the minimum number of shares for which the warrants may be exercised. For information about these limitations, see “Description of the 2011 Agent Plan Warrants–Exercisability” beginning on page 23 and “Description of the 2009 Agent Plan Warrants–Exercisability” beginning on page 30. If you do not exercise all of your warrants on an exercise date, we will issue to you a new warrant certificate representing your remaining, unexercised warrants.

Q.	How do I deliver my warrants for exercise?

A.	To exercise your warrants, you must deliver the following items by first-class mail, overnight courier or hand to PAETEC’s Legal Department at One PAETEC Plaza, 600 Willowbrook Office Park, Fairport, New York 14450 or any other contact person or address we designate to you in writing:

•	the “Exercise Form” attached as an exhibit to your warrant certificate, completed and executed as indicated in the form;

•

unless you indicate in the Exercise Form that you wish to pay by a cashless exercise of your warrants, a certified or bank check, payable to the order of PAETEC Holding Corp., in payment of the total exercise price for the shares issuable upon the exercise, plus the amount, if any, of federal and other taxes which PAETEC may, in its judgment, be required to withhold with respect to the exercise;

•	your original, manually executed warrant certificate; and

•	such other documents, if any, as we may specify.

The method of delivery of these items is at your option. If you use the mail, however, we recommend that you use registered mail, with return receipt requested, and properly insure the warrant certificate as a precaution against loss. We may waive in our discretion minor irregularities in any documents tendered.

Q.	Will I be charged a fee if I exercise my warrants?

A.	We will not charge you any fee for exercising your warrants. As explained below, you will be responsible for the costs associated with the requirement to furnish an indemnity bond if your warrant certificate has been lost, destroyed or stolen.

Q.	When will I become a PAETEC stockholder after I exercise my warrants?

A.	If you have properly delivered to us the required documents and payment in connection with your warrant exercise, we will consider the exercise completed and will treat you as a holder of PAETEC shares on the day we receive your documents and payment. If, however, the registration statement of which this prospectus forms a part is not effective or this prospectus is not current at the time you deliver warrants for exercise, we will consider the exercise completed and issue the PAETEC shares to you as of the second business day after our registration statement is again effective and a current prospectus has been delivered.

Q.	If I deliver my warrants for exercise, when will I receive my shares of PAETEC common stock?

A.	Promptly after the date on which your warrants are exercised, PAETEC’s transfer agent will record in your name in book-entry form the number of shares of PAETEC common stock issuable upon exercise of your warrants, and will deliver to you a Direct Registration System, or “DRS,” Statement.

Q.	Will I receive fractional shares of PAETEC common stock if I exercise my warrants?

A.	No. If a fractional share is otherwise issuable to you, we either will round the fractional share down to the nearest whole share of common stock or will pay cash in an amount equal to the same fraction of the fair market value per share of our common stock on the exercise date.

Q.	What should I do if my warrant certificate has been lost, destroyed or stolen?

A.	If your warrant certificate has been lost, destroyed or stolen, you should immediately notify PAETEC’s Legal Department at (585) 340-2669 or any other contact reference we designate to you in writing. We will provide you with all necessary forms and instructions, including an affidavit of loss, to replace your warrant certificate. You may be required to provide a bond as indemnity against any claim that may be made with respect to the warrant certificate alleged to have been lost, destroyed or stolen. The expiration date of your warrant exercise period will not be extended because of a lost, stolen or destroyed warrant certificate.

Q.	Whom should I contact regarding the tax consequences of exercising my warrants?

A.	You should contact your own tax adviser regarding the tax consequences of exercising your warrants. For more information about the federal income tax consequences of warrant exercises, see “Description of the 2011 Agent Plan Warrants–Federal Income Tax Consequences” beginning on page 28 if you hold 2011 agent plan warrants, “Description of the 2009 Agent Plan Warrants–Federal Income Tax Consequences” beginning on page 34 if you hold 2009 agent plan warrants, and “Description of the 1999 Agent Plan Warrants–Federal Income Tax Consequences” beginning on page 40 if you hold 1999 agent plan warrants.

Q:	May I transfer my warrants?

A.	No. You may not assign, transfer, pledge or otherwise dispose of your warrant certificate or the rights evidenced by your warrant certificate to any person without the prior written consent of PAETEC.

Q.	Will I be able to resell the PAETEC shares I receive upon exercise of my warrants?

A.	Yes. The PAETEC shares you receive will be eligible for sale by you in the public market without restriction under the Securities Act of 1933, or “Securities Act,” except that if you are an “affiliate” of PAETEC (as that term is defined in Rule 144 under the Securities Act), your PAETEC shares will be subject to the resale limitations of Rule 144.

RISK FACTORS

Investing in our warrants and common stock involves risks. You should carefully consider the following risk factors and other information we include or incorporate by reference in this prospectus before deciding whether to invest in our warrants or common stock. If any of the events described in the following risks occurs, our business, results of operations and financial condition, as well as the value of our warrants and our common stock, could be adversely affected.

Risks Related to PAETEC’s Business

PAETEC’s business and operations are subject to a number of risks and uncertainties, including the following:

Deterioration in the global economy has had, and may continue to have, a negative impact on PAETEC’s business.

PAETEC believes that the financial and economic pressures faced by its business customers in the current environment of diminished consumer spending, corporate downsizing and tightened credit have had, and may continue to have, an adverse effect on billable minutes of use and on customer attrition rates. These pressures also have resulted in, and may continue to result in, increased customer demands for price reductions in connection with contract renewals.

If PAETEC cannot continue to interconnect with and obtain key network elements and special access services from some of its primary competitors on acceptable terms, it may not be able to offer its voice and data services on a profitable basis, if at all.

PAETEC will not be able to provide its voice and data services on a profitable basis, if at all, unless it is able to continue to interconnect with and obtain key network elements and special access services from some of PAETEC’s primary competitors on acceptable terms. To offer voice and data services in a market, PAETEC must interconnect its network with the network of the incumbent carrier in that market. This relationship is governed by interconnection agreements between the incumbent carrier and PAETEC that are based on provisions of the Telecommunications Act of 1996, or the “Telecom Act,” obligating incumbent carriers to interconnect with competitive carriers and provide them with access to various elements of the incumbent’s network on an unbundled basis at cost-based prices. In February 2011, the Federal Communications Commission, or “FCC,” asked in a notice of proposed rulemaking whether and how it should encourage carriers to transition to Internet Protocol, or “IP,” interconnection, and how IP interconnection fits within existing legal and technical frameworks. To the extent that the FCC determines that IP interconnection between PAETEC and incumbent carriers is not governed by the Telecom Act, PAETEC’s ability to interconnect and exchange traffic with incumbent carriers on reasonable rates, terms, and conditions could be adversely affected.

Additional changes in law or regulation that limit PAETEC’s ability to use key network elements of the incumbent carrier may have an adverse impact on the company’s ability to serve its end-user customers. PAETEC must interconnect with and lease from incumbent carriers “last mile” facilities, which for services offered to PAETEC’s business customers, include special access digital T1 transmission lines and unbundled network element, or “UNE,” digital T1 transmission lines and other elements. To serve the consumer customers of our subsidiary, Cavalier Telephone Corporation, or “Cavalier,” that purchase basic telephony services or digital subscriber line services, the last mile facilities include DS0 and 2-wire UNE loops. Access to last mile special access digital T1 transmission lines is governed by each incumbent local exchange carrier’s special access tariffs or contract tariffs. These tariffs can be changed and the prices for the services increased. Interconnection agreements can be terminated or expire and thereby require renegotiation and renewal. Current FCC rules permit the regional Bell operating companies, or “RBOCs,” to retire unilaterally without any regulatory oversight last mile copper loop facilities that PAETEC has used historically to reach its customers and, after its acquisition of Cavalier, now also uses to reach many of its new customers served by DS0 and 2-wire UNE loops. As incumbent carriers replace copper facilities with fiber loop facilities that the FCC has declared are not subject to unbundling obligations for serving consumer and very small business customers, such carriers may be able to eliminate PAETEC’s access to last mile facilities that it requires. Several competitive broadband carriers, including PAETEC, have petitioned the FCC to change the rules governing copper loop retirement to protect access to these last mile facilities, but the FCC has not yet made any decision on the petition.

Revised FCC policy or rules governing intercarrier compensation could have a material adverse effect on PAETEC’s operating results.

Adoption of significant changes in policy or rules governing intercarrier compensation by the FCC and the time frame over which changes are to be implemented could have a material adverse effect on PAETEC’s collection and payment of reciprocal compensation and access fees. Intercarrier compensation, including exchange access and reciprocal compensation, currently is the subject of several ongoing proceedings before the FCC that are intended to reform the way in which carriers and service providers pay other carriers and providers for the use of their respective networks. In February 2011, the FCC issued a notice of proposed rulemaking in which it proposed some initial changes to the rules governing intercarrier compensation, and more generally proposed significant reforms to intercarrier compensation over a number of years. The initial proposed reforms would clarify specific calling party information that all service providers are to attach to traffic to ensure that all existing traffic may be billed and to clarify the applicable intercarrier compensation rate for interconnected Voice over Internet Protocol, or “VoIP,” traffic. In addition, the FCC proposed rules to reduce access rates a service provider may charge when it chooses to directly or indirectly share access revenues with a third party that causes a large amount of traffic to originate or terminate through that service provider’s network. The FCC has proposed in the long term to reduce or eliminate intercarrier compensation and requested comment on the timing, speed, and sequencing of how to reduce current rates for categories of traffic that are subject to different compensation rates today. Given the breadth of questions on which the FCC seeks comment, there is no clear indication as to how the FCC will modify rules governing intercarrier compensation.

PAETEC’s business is subject to a variety of risks based on its dependence on regulations that continue to change.

Most of the network services and carrier services that PAETEC provides are subject to regulation and may be adversely affected by regulatory developments at the federal, state and local levels. For example, the regulations can affect the types of services PAETEC may offer, the rates PAETEC is permitted to charge for its services and for the use of its network by other carriers, the manner in which PAETEC may bill its customers and the rates PAETEC must pay others for their services and for the use of their networks. Services offered to residential customers and small business customers typically are subject to more extensive regulation than services offered to medium-sized and large business customers, and some sales techniques such as telemarketing typically used to market services to consumers and very small business customers are subject to regulations that do not apply to service provided through direct or agent sales channels. In addition, the regulations may impose specific operational or compliance requirements related to the protection of customer proprietary network information, capability to associate a physical address with a calling party’s telephone number, or cooperation with law enforcement officials engaged in lawful communication interception or monitoring activities. All of these requirements may reduce the revenue PAETEC generates from its operating activities or increase its operating costs. Federal and state regulations also determine the level of contribution payments PAETEC must make to the federal Universal Service Fund and other federal and state telecommunications subsidy programs, as well as the terms under which it may use any rights-of-way necessary for the operation of its business. If PAETEC fails to comply with applicable regulations, or if the regulations change in a manner adverse to the company, its business and operating results may suffer.

If PAETEC is required to reduce the prices it charges for some or all of its network services, PAETEC’s profitability may be negatively affected and its ability to continue to generate positive cash flows from operations may be diminished.

PAETEC may be required to reduce the prices it charges for some or all of its network services, which could adversely affect its profit margins and its ability to generate positive cash flows from operations, for the following reasons:

•

the incumbent carriers in the markets PAETEC serves already offer a bundle of local, long distance and data services that is the same as or similar to, and in some cases more robust than, the bundle of services that PAETEC offers;

•	PAETEC’s current and potential customers are increasingly using VoIP, which could reduce or eliminate long distance revenues generated by those customers;

•

Cavalier’s residential service offering competes with consumer wireless services and providers such as Vonage Holdings Corp., magicjack, LP, Google Inc., Skype Inc. and cable companies that use IP technology, all of which offer services using either their private IP networks or the public Internet to access their customers;

•

the mergers between AT&T Inc. and SBC Communications, Inc., between MCI, Inc. and Verizon Communications Inc., and between AT&T and BellSouth Corporation, as well as the proposed merger between CenturyLink, Inc. and Qwest Corporation, provide, or are expected to provide, these carriers with significant operating efficiencies and substantially greater marketing, financial and technical resources as they compete with PAETEC;

•

regulatory authorities generally have decreased their oversight of incumbent carriers, including wholesale obligations of these carriers, and from time to time are asked to forbear from applying a range of regulations to incumbent carriers, which may increase the benefits these companies obtain from their longstanding customer relationships and facilitate their ability to reduce prices for local and other network services by offsetting those reductions with revenue or profits generated by unrelated businesses, products or services;

•

states, or the FCC, if it elects to preempt state jurisdiction, may impose limits on intrastate access rate levels that competitive carriers such as PAETEC may charge interexchange carriers when providing switched access services on intrastate long distance traffic; and

•

regulatory authorities have permitted incumbent carriers to exercise pricing flexibility in setting the rates they charge for some of the network services that PAETEC also provides, rather than requiring these incumbent carriers to charge set rates.

Industry consolidation and realignment may increase PAETEC’s costs.

Before their respective mergers, AT&T and MCI offered some network services and elements in competition with the incumbent carriers, including high-speed circuits (DS1 and DS3 and OCN), interoffice transport and last mile access loops to some premises. The mergers between AT&T and SBC and between AT&T and BellSouth have increased the cost of the high-speed circuits that PAETEC leases to connect its customers to PAETEC’s switching equipment. The merger between MCI and Verizon also could increase the cost of similar high-speed circuits in the Verizon region by reducing the number of providers that offer those high-speed circuits. PAETEC also may incur increased circuit costs in portions of the Qwest region, where these large incumbents may not have a significant presence. Such a development could decrease the competitive pressure on other carriers to maintain low rates for these circuits. The expansion of operations of medium-sized incumbent carriers into markets served by PAETEC, either through merger or the sale of exchanges by an RBOC to a smaller incumbent carrier, may negatively affect PAETEC’s operations if the non-RBOC incumbent carrier has less sophisticated systems and more costly terms for interconnection and access to last mile facilities. As a result of its proposed acquisition of Qwest announced in April 2010, CenturyLink will become the incumbent local exchange carrier in the existing Qwest 14-state region. In its filings to secure regulatory approval of the transaction, CenturyLink has not agreed to use the legacy Qwest operational support systems after 30 months following the transaction closing date. If CenturyLink subsequently attempts to change the existing Qwest operational support systems to significantly less advanced systems, such a change would negatively affect PAETEC’s ability to serve its existing customers and obtain new customers, and would increase PAETEC’s operating costs.

PAETEC’s operating performance will suffer if it is not offered competitive rates for the access services PAETEC needs to provide its long distance services.

PAETEC depends on other telecommunications companies to originate and terminate a significant portion of the long distance traffic initiated by PAETEC’s network services customers. Access charges historically have made up a significant percentage of the overall cost associated with the provision of long distance service by PAETEC. If the volume of long distance traffic PAETEC carries remains substantial, its operating performance will suffer if it is not offered these access services at rates that are substantially equivalent to the rates charged to its competitors or that otherwise do not enable it to have profitable pricing of its long distance services.

PAETEC’s customer churn rate may increase, which could have an adverse effect on PAETEC’s revenues.

Higher customer “churn,” or attrition, rates could adversely impact PAETEC’s revenue growth, while a sustained or significant growth in the churn rate could have a material adverse effect on PAETEC’s financial condition. Customer churn occurs when a customer discontinues service with PAETEC either voluntarily, such as when a customer switches to a competitor, or involuntarily, such as when a customer goes out of business. Changes in the economy, increased competition from other providers, the types of customers PAETEC serves, or issues with PAETEC’s service quality could increase the company’s customer churn rate. PAETEC anticipates that lower prices offered by PAETEC’s competitors may contribute to greater customer churn. In addition, the churn rate may increase because the rate of attrition of small business and residential customers, many of which PAETEC acquired through its acquisition of Cavalier, is traditionally higher than the attrition rate for larger enterprise customers.

If PAETEC does not compete effectively in the highly competitive market for network services, it could lose customers and revenue and may face more difficulties as it expands in existing markets and enters new markets.

The telecommunications industry is highly competitive, particularly with the advent of new technologies replacing traditional public switched telecommunications networks in favor of services transmitted over the Internet. This increased level of competition could diminish PAETEC’s market share and affect PAETEC’s ability to expand PAETEC’s business. PAETEC will compete with current and potential market entrants, including:

•	AT&T, Qwest, Verizon and CenturyLink, which are the large, former monopoly local telephone companies and their successors;

•	other competitive carriers, competitive access providers, Internet service providers and stand-alone VoIP providers; and

•	for consumer services offered by Cavalier, wireless services providers such as Vonage, magicjack, Google and Skype, and cable companies.

Many of the competitors identified above have significantly greater market presence, engineering and marketing capabilities, and financial, technological and personnel resources than PAETEC. Additionally, some of these competitors are currently subject to substantially less regulation than competitive and incumbent carriers and claim to be exempt from a number of taxes and regulatory charges that PAETEC is required to pay. As a result, PAETEC’s competitors may be able to develop and expand their network infrastructures and service offerings more efficiently or more quickly, adapt more swiftly to new or emerging technologies and changes in customer requirements, take advantage of acquisitions and other opportunities more readily, and devote greater resources to the marketing and sale of their products and services than PAETEC.

Changes in technology, service offerings and customer preferences could affect PAETEC’s ability to compete in the marketplace for telecommunications and information services.

PAETEC faces rapid and significant changes in technology. PAETEC’s ability to retain existing customers and attract new customers will be impaired if PAETEC is unable to deliver new technologies and services that have significant customer acceptance, to adopt those new technologies and offer those new services in a timely and effective manner, and to compete successfully against other service providers that introduce the same or similar new technologies and offer substantially similar new services. The telecommunications industry has changed significantly over the past several years and is continuing to evolve rapidly. Emerging technologies and services, such as VoIP applications, broadband services and advanced wireless offerings, are altering the economic conditions under which the telecommunications and information services industry operates. New technologies also could lead to the development of new, more convenient and cost-effective services. In addition, the preferences and requirements of customers are rapidly changing. For example, telecommunications customers are increasingly using wireless forms of communication, such as handheld Internet-access devices and mobile phones. The use of wireless communications has resulted in a decline in the volume of voice traffic carried by traditional wireline telecommunications networks and likely has resulted in a decrease in the average minutes of use generated by customers of wireline communications services providers, including PAETEC. In addition, a significant percentage of residential customers in the United States have stopped subscribing to any landline telephone service and rely exclusively on wireless services, which PAETEC currently does not offer. PAETEC expects these trends to continue.

The development and offering of new services in response to new technologies or consumer demands may require PAETEC to increase its capital expenditures significantly. For instance, PAETEC may be required to convert its existing network to a network using more advanced technology. If PAETEC is unable successfully to install or operate new network equipment or convert its network, or if the technology choices PAETEC makes prove to be incorrect, ineffective or unacceptably costly, PAETEC may not be able to compete effectively. In addition, new technologies may be protected by patents or other intellectual property laws, and, therefore, may be available only to PAETEC’s competitors.

If PAETEC does not successfully implement its acquisition strategy, its acquisition of other businesses could harm PAETEC’s results of operations and financial condition.

As part of PAETEC’s growth strategy, PAETEC seeks to supplement internal expansion through targeted acquisitions. PAETEC is subject to various risks in connection with any acquisitions or series of acquisitions, including the risks that PAETEC:

•

may be unable to realize anticipated cost savings or operating efficiencies, to retain skilled management, technical, sales and back office personnel of acquired companies, to maintain uniform standards, controls, procedures and policies throughout all of its acquired companies, or to manage successfully the risks associated with its entry into new geographical, customer or product markets in which it has little or no experience;

•

may suffer adverse developments in its relationships with vendors, face brand awareness issues related to the acquired assets or customers, be forced to limit the attention it can devote to any one acquired company, and suffer disruption of its ongoing business operations as a result of its acquisition and integration activities;

•

may encounter resistance by customers of acquired companies to PAETEC’s marketing programs, pricing levels or services and may not successfully incorporate the services of acquired businesses into PAETEC’s package of service offerings or successfully integrate the network equipment, billing and operating support systems of acquired businesses; and

•	may experience difficulties in evaluating the historical or future financial performance of the acquired companies.

Even if acquired companies eventually contribute to an improvement in PAETEC’s operating results or financial condition, the acquisitions may adversely affect PAETEC’s operating results and financial condition in the short term. PAETEC’s operating results may decrease as a result of transaction-related expenses PAETEC records for the period in which it completes an acquisition. PAETEC’s operating results may be further reduced by the higher operating and administrative expenses PAETEC may incur in the periods immediately following an acquisition as PAETEC integrates the acquired business into its operations.

Any significant impairment of PAETEC’s goodwill would lead to a decrease in PAETEC’s assets and a reduction in its net operating performance.

At March 31, 2011, PAETEC had goodwill of approximately $443.8 million, which constituted approximately 22.1% of PAETEC’s total assets at that date. If PAETEC makes changes in its business strategy or if market or other conditions adversely affect its business operations, PAETEC may be forced to record an impairment charge, which would lead to a decrease in the company’s assets and reduction in net operating performance. For 2008, PAETEC recorded a goodwill impairment charge of $355.0 million. PAETEC tests goodwill for impairment annually or whenever events or changes in circumstances indicate an impairment may have occurred. If the testing performed indicates that impairment has occurred, PAETEC is required to record an impairment change for the difference between the carrying value of the goodwill and the implied fair value of the goodwill in the period in which the determination is made. The testing of goodwill for impairment requires PAETEC to make significant estimates about the future performance and cash flows of the company, as well as other assumptions. These estimates can be affected by numerous factors, including changes in economic, industry or market conditions, changes in underlying business operations, future reporting unit operating performance, existing or new product market acceptance, changes in competition, or changes in technologies. Any changes in key assumptions, or actual performance compared with those assumptions, about PAETEC’s business and its future prospects or other assumptions could affect the fair value of one or more reporting units, and result in an impairment charge.

Adverse developments in the credit and capital markets may negatively affect PAETEC’s ability to raise additional capital.

Adverse conditions in the debt security and syndicated loan markets, which have significantly reduced the availability of corporate credit, are continuing to affect the global financial system and equity markets. PAETEC’s ability to access the debt and equity markets may be restricted at a time when it would like, or need, to access such markets. Such reduced access could have an adverse effect on PAETEC’s flexibility to react to changing economic and business conditions. Further, the disruptions in the financial markets have had, and may continue to have, an adverse effect on the market value of PAETEC’s common stock, which could make it more difficult or costly for the company to raise capital through an offering of its equity securities.

PAETEC’s significant level of debt and interest payment obligations may limit its ability to compete and expose it to interest rate risk to the extent of its variable-rate debt.

As of May 31, 2011, PAETEC had a total of approximately $1,543 million in aggregate principal amount of outstanding indebtedness. This substantial level of indebtedness may have important consequences. For example, it may:

•	make it more difficult for PAETEC to satisfy its financial obligations;

•

require PAETEC to dedicate a substantial portion of its cash flow from operations to payments on its indebtedness, thereby reducing the availability of its cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	limit PAETEC’s ability to obtain additional financing to expand its business or alleviate liquidity constraints, as a result of financial and other restrictive covenants in its indebtedness;

•	limit PAETEC’s ability to pursue its acquisition strategy;

•	increase PAETEC’s vulnerability to general adverse economic and industry conditions, including interest rate fluctuations, because a portion of its borrowings are at variable rates of interest;

•	limit PAETEC’s flexibility in planning for, or reacting to, changes in PAETEC’s business and the industry in which PAETEC operates; and

•	place PAETEC at a competitive disadvantage relative to companies that have less indebtedness.

Furthermore, PAETEC’s interest expense could increase if interest rates increase, because a portion of its borrowings accrues interest at variable rates.

Covenants under PAETEC’s debt agreements may restrict its future operations.

PAETEC’s senior secured credit facilities and the indentures governing its outstanding senior notes and senior secured notes impose operating and financial restrictions that limit PAETEC’s discretion on some business matters, which could make it more difficult for PAETEC to expand, finance its operations and engage in other business activities that may be in its interest. These restrictions include compliance with or maintenance of a maximum leverage ratio under PAETEC’s credit facilities, and will limit the ability of PAETEC and its subsidiaries to:

•

incur or guarantee additional indebtedness, pay dividends on, redeem or repurchase PAETEC’s capital stock, create restrictions on dividend and other payments to PAETEC from its subsidiaries, issue or sell stock of subsidiaries, and make investments or repay subordinated indebtedness; and

•

engage in sale-leaseback transactions, sell assets, create liens, enter into transactions with affiliates, engage in a merger or consolidation, or sell, transfer or otherwise dispose of all or substantially all of PAETEC’s assets.

PAETEC may incur indebtedness in addition to the foregoing indebtedness. Any additional indebtedness it may incur in the future may subject PAETEC to similar or even more restrictive conditions.

If PAETEC is unable to raise additional capital, its ability to expand its business and to meet its obligations will be limited.

The development and expansion of PAETEC’s network will require substantial capital investment. If PAETEC chooses to accelerate the expansion of its business, PAETEC will require additional capital. PAETEC also may require additional capital to fund payments of its indebtedness as an increasing amount of such indebtedness becomes due and payable. If PAETEC cannot successfully obtain additional equity or debt financing for necessary purposes on acceptable terms, PAETEC could be at a competitive disadvantage relative to competitors with significant capital or the ability to raise significant capital for expansion. The terms of any financing PAETEC does obtain may be burdensome to PAETEC.

If PAETEC does not continue to attract and retain qualified personnel and independent sales agents or retain its key management, PAETEC may not be able to execute its business plan.

PAETEC faces competition for qualified personnel, including management, technical and sales personnel. PAETEC also relies on a large number of independent sales agents to market and sell PAETEC’s services. If PAETEC is unable to attract and retain experienced and motivated personnel, including a large and effective direct sales force, a substantial number of independent sales agents, and qualified information technology and other back office personnel, PAETEC may not be able to obtain new customers or effectively service existing customers, or sell sufficient amounts of service to execute PAETEC’s business plan. Additionally, the loss of key management personnel could impair PAETEC’s ability to implement its acquisition integration plan and execute its business strategy, which could hinder PAETEC’s ability to sustain profitable operations.

Failure to obtain and maintain necessary permits and rights-of-way could interfere with PAETEC’s network infrastructure and operations.

To obtain and maintain rights-of-way and similar rights and easements needed to install, operate and maintain fiber optic cable and its other network elements, PAETEC must negotiate and manage agreements with state highway authorities, local governments, transit authorities, local telephone companies and other utilities, railroads, long distance carriers and other parties. The failure to obtain or maintain any rights-of-way could interfere with PAETEC’s operations, interfere with its network infrastructure and adversely affect PAETEC’s business. For example, if PAETEC loses access to a right-of-way, it may need to spend significant sums to remove and relocate its facilities.

PAETEC and other industry participants are frequently involved in disputes over issues that, if decided adversely to PAETEC, could harm PAETEC’s financial and operational prospects.

PAETEC anticipates that it will continue to be subject to risks associated with the resolution of various disputes, lawsuits, arbitrations and proceedings affecting PAETEC’s business. The deregulation of the telecommunications industry, the implementation of the Telecom Act, the evolution of telecommunications infrastructure from time-division multiplexing to Internet Protocol, and the financial distress of many carriers in the telecommunications industry as a result of continued competitive factors and financial pressures have resulted in the involvement of numerous industry participants, including PAETEC, in disputes, lawsuits, proceedings and arbitrations before state and federal regulatory commissions, private arbitration organizations such as the American Arbitration Association, and courts over many issues that will be important to PAETEC’s financial and operational success. These issues include the interpretation and enforcement of existing interconnection agreements and tariffs, the terms of new interconnection agreements, operating performance obligations, intercarrier compensation, treatment of different categories of traffic (for example, traffic originated or terminated on wireless networks or VoIP), the jurisdiction of traffic for intercarrier compensation purposes, the wholesale services and facilities available to PAETEC, the prices PAETEC will pay for those services and facilities, and the regulatory treatment of new technologies and services.

PAETEC’s business could suffer if third parties successfully claim that PAETEC has infringed their intellectual property rights.

The dependence of the telecommunications industry on proprietary technology has resulted in increasingly frequent litigation based on allegations of the infringement of patents and other intellectual property. PAETEC may be subject to litigation to defend against claimed infringement of the rights of others or to determine the scope and validity of the proprietary rights of others. Regardless of its merits, any intellectual property litigation could be time-consuming and costly and could divert management’s time and attention from PAETEC’s business operations.

If PAETEC is unable to maintain or enhance its back office information systems, PAETEC may not be able to increase its revenue as planned or to compete effectively.

Sophisticated back office information systems are vital to PAETEC’s revenue growth and PAETEC’s ability to monitor costs, bill customers, initiate, implement and track customer orders, and achieve operating efficiencies. To increase revenue, PAETEC must select products and services offered by third-party vendors and efficiently integrate those products and services into PAETEC’s existing back office operations. PAETEC may not successfully implement these products, services and systems on a timely basis, and PAETEC’s systems may fail to perform as the company expects. A failure or delay in the expected performance of PAETEC’s back office systems, or a failure or delay in effectively integrating the back office systems of acquired companies with PAETEC’s back office systems, could slow the pace of PAETEC’s expected revenue growth or harm PAETEC’s competitiveness by adversely affecting PAETEC’s service quality, which could lead to a loss of existing customers or a failure to attract and retain new customers. PAETEC’s business could suffer similar harm if incumbent local exchange carriers are permitted under applicable regulation to modify or degrade substantially any existing operational support systems that are used by PAETEC’s back office systems to order network elements or other services, correct service problems, and bill customers.

Network failures or system breaches could cause delays or adversely affect PAETEC’s service quality, which may cause it to lose customers and revenue.

In operating its network, PAETEC must maintain connections for, and manage, a large number of customers and a large quantity of traffic at high speeds. Any failure or perceived failure to achieve or maintain high-speed data transmission could significantly reduce demand for PAETEC’s services and adversely affect PAETEC’s operating results. In the past, PAETEC has experienced outages, such as temporary switch outages, that have prevented it from providing uninterrupted services to some of its customers. Such outages have resulted in lost revenue and could cause PAETEC to lose customers. In the future, PAETEC may experience similar or more severe outages or other network failures or breaches. Computer viruses, break-ins, human error, natural disasters and other problems also may disrupt PAETEC’s network. The network security and stability measures PAETEC implements may be circumvented in the future or otherwise fail to prevent the disruption of PAETEC’s services. The costs and resources required to eliminate computer viruses and other security problems may result in interruptions, delays or cessation of services to PAETEC’s customers, which could result in reduced demand for PAETEC’s services, decrease PAETEC’s revenue and slow PAETEC’s planned expansion.

If PAETEC’s network or other ground facilities are damaged by natural catastrophes or terrorism, PAETEC’s ability to provide services may be interrupted and the quality of PAETEC’s services may be adversely affected.

A major earthquake, hurricane, tornado, fire, terrorist attack on the United States, or other catastrophic event could damage PAETEC’s network, network operations centers, central offices or corporate headquarters. Such an event could interrupt PAETEC’s services, adversely affect service quality and harm PAETEC’s business. PAETEC does not have replacement or redundant facilities that it can use to provide alternative means of service to all customers or under every circumstance in the event of a catastrophic event. Any damage to PAETEC’s network could result in degradation of PAETEC’s service for some customers and could result in complete loss of service in affected areas.

If PAETEC fails to maintain proper and effective internal control over financial reporting or fails to implement any required changes, PAETEC’s ability to produce accurate financial statements could be impaired, which could increase its operating costs and adversely affect its ability to operate its business.

PAETEC is required to provide annual management assessments of the effectiveness of its internal control over financial reporting and to provide reports by PAETEC’s independent registered public accounting firm addressing the effectiveness of internal control over financial reporting. Ensuring that PAETEC has adequate internal control over financial reporting so that PAETEC can produce accurate financial statements on a timely basis is a costly and time-consuming effort. Implementing any required changes to PAETEC’s internal controls may require modifications to PAETEC’s existing accounting systems or the engagement of additional accounting personnel. Any failure to maintain adequate internal controls, or the inability to produce accurate financial statements on a timely basis, could increase PAETEC’s operating costs and impair PAETEC’s ability to operate its business.

Risks Related to Ownership of PAETEC’s Common Stock

If you exercise your warrants, you could incur immediate and substantial dilution.

The exercise prices of PAETEC’s 2009 agent plan warrants and 1999 agent plan warrants are, and the exercise prices of PAETEC’s 2011 agent plan warrants are likely to be, substantially higher than the net tangible book value per share of PAETEC’s common stock as of March 31, 2011, both before and after giving effect to the exercise of such warrants. Accordingly, if you purchase shares of PAETEC’s common stock pursuant to the exercise of the warrants, you could incur immediate and substantial dilution per share of our common stock.

The trading price of PAETEC’s common stock may be volatile, could make it more difficult for you to realize gain on your investment, and may subject us to securities litigation.

The trading price of PAETEC’s common stock has experienced significant fluctuations. The market price of our common stock may be affected by a number of factors, including the following:

•	price and volume fluctuations in the stock market from time to time;

•	significant volatility in the market price and trading volumes of stocks of communications services companies;

•	actual or anticipated changes in PAETEC’s earnings or fluctuations in PAETEC’s operating results or in the expectations of securities analysts;

•	PAETEC’s dividend policy;

•	general economic conditions and trends;

•	catastrophic events;

•	activities of PAETEC’s competitors;

•	regulatory changes;

•	sales of large blocks of our stock; or

•	departures of key personnel.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Because of the volatility of PAETEC’s stock price, the company may become the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management’s attention and resources from PAETEC’s business.

Future sales of PAETEC’s common stock in the public market could lower the price of PAETEC common stock and impair PAETEC’s ability to raise funds in future securities offerings.

Future sales of a substantial number of shares of PAETEC common stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of PAETEC common stock and could make it more difficult for PAETEC to raise funds through a public offering of its equity securities. PAETEC has entered into registration rights agreements with some of its stockholders who may, subject to limitations and qualifications, have their PAETEC common stock registered for public resale.

PAETEC has not paid cash dividends on its common stock in the past and may not pay cash dividends in the future.

PAETEC has not declared or paid cash dividends on its common stock and may not pay cash dividends in the future. Future declaration and payment of cash dividends, if any, on PAETEC’s common stock are within the discretion of the company’s board of directors and will be determined in light of factors deemed relevant by the board of directors, including PAETEC’s earnings, operations, capital requirements and financial condition and restrictions in the company’s debt agreements. Under PAETEC’s credit facilities agreement and the indentures governing PAETEC’s outstanding senior notes and senior secured notes, the company may pay cash dividends on its common stock in excess of specified amounts only if PAETEC is not otherwise in default and meets specified requirements relating to levels of PAETEC’s cash flows, total and secured indebtedness, interest obligations and other financial measures. Further, PAETEC may pay dividends only out of surplus, as determined under the corporate law of Delaware, where PAETEC is incorporated.

Provisions in PAETEC’s certificate of incorporation and bylaws may prevent takeover attempts that could be beneficial to PAETEC’s stockholders.

Provisions of PAETEC’s certificate of incorporation and bylaws could discourage a takeover of the company even if a change of control of PAETEC would be beneficial to the interests of its stockholders. The charter and bylaw provisions, among other matters:

•	provide for the classification of the board of directors into three classes, with approximately one-third of the directors to be elected each year;

•	limit the number of directors constituting the entire board of directors to a maximum of 15 directors;

•	provide that any vacancy on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors then in office;

•	provide that a special meeting of stockholders may be called only by PAETEC’s chief executive officer or chairman of the board or by a majority of the authorized number of directors;

•

establish advance notice procedures for stockholders to make nominations of candidates for election as directors or to present any other business for consideration at any annual or special stockholder meeting;

•

except as otherwise provided in connection with the rights of holders of any outstanding series of preferred stock, prohibit PAETEC stockholders from taking action by written consent in lieu of a meeting with respect to any actions that are required or permitted to be taken by PAETEC stockholders at any annual or special meeting of stockholders, unless the PAETEC board of directors has expressly approved in advance the action to be taken by written consent and the taking of such action by such written consent; and

•

provide authority for the board of directors without stockholder approval to provide for the issuance of up to 20,000,000 shares of PAETEC’s preferred stock, in one or more series, with terms and conditions, and having rights, privileges and preferences, to be determined by the board of directors.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus and in the information incorporated by reference in this prospectus constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, or “Securities Exchange Act.” These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, financial position, levels of activity, performance or achievements to be materially different from any future results, financial position, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would,” or similar words. You should read statements that contain these words carefully because they discuss our expectations concerning our future results of operations or financial position, or state other forward-looking information. There may be events in the future, however, that we are not able to control or predict accurately. The risks described in this prospectus under “Risk Factors” and in the other information included or incorporated by reference in this prospectus provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations that we describe in the forward-looking statements. The occurrence of the events described in such risks and other information could have a material adverse effect on our business, results of operations and financial position.

We cannot guarantee future results, levels of activity, performance or achievements. You should not place undue reliance on the forward-looking statements included or incorporated by reference in this prospectus, which apply only as of the date as of which such statements are made. Except as required by law, we expressly disclaim any duty to update the forward-looking statements, and the estimates and assumptions associated with them, after the date as of which such statements are made, whether to reflect changes in circumstances or our expectations, the occurrence of unanticipated events, or otherwise.

USE OF PROCEEDS

We will use for working capital and other general corporate purposes any net proceeds we receive from the sale of common stock upon payments in cash of the warrant exercise price of any warrants. If all of the shares of common stock offered by this prospectus and issuable upon the exercise of the outstanding 2009 agent plan warrants and the outstanding 1999 agent plan warrants are sold for cash pursuant to the exercise of all such warrants, we will receive total proceeds of approximately $1.65 million under the 2009 agent plan and approximately $0.7 million under the 1999 agent plan. We do not know the number of shares that may become issuable upon the exercise of the 2011 agent plan warrants or the exercise prices of such warrants.

Warrant holders may elect to pay the warrant exercise price under cashless exercise provisions of their warrants instead of paying the exercise price in cash.

We will not receive any proceeds from the issuance of the 2011 agent plan warrants, which we will issue to select PAETEC independent sales agents that provide services for us as of the warrant issue dates.

We estimate that we will incur expenses of approximately $165,000 in connection with our offering of the securities covered by this prospectus.

DETERMINATION OF OFFERING PRICE

2011 Agent Plan Warrants

We will issue the 2011 agent plan warrants to select PAETEC independent sales agents that provide services for us as of the warrant issue dates.

The offering price of the shares of common stock issuable upon the exercise of any 2011 agent plan warrant will be the exercise price of such warrant. The exercise prices of the 2011 agent plan warrants will be established at the time the warrants are issued by us based on the fair market value of PAETEC’s common stock on the applicable warrant issue dates. For these purposes, “fair market value” with respect to any 2011 agent plan warrant generally means the closing price of the common stock as reported on the NASDAQ Global Select Market on the issue date of such warrant.

2009 Agent Plan Warrants

The offering price of the shares of common stock issuable upon the exercise of the 2009 agent plan warrants is the exercise price of such warrants, which is $2.89 per share of our common stock.

1999 Agent Plan Warrants

The offering price of the shares of common stock issuable upon the exercise of any 1999 agent plan warrant is the exercise prices of such warrant. The exercise prices of the 1999 agent plan warrants range from $1.85 to $4.01 per share of our common stock.

DIVIDEND POLICY

We have not previously declared or paid cash dividends on our common stock and may not pay cash dividends in the future. Future declaration and payment of cash dividends, if any, on our common stock are within the discretion of our board of directors and will be determined in light of factors deemed relevant by the board of directors, including our earnings, operations, capital requirements and financial condition and restrictions in our debt agreements. Under our credit facilities agreement and the indentures governing our outstanding senior notes and senior secured notes, we may pay cash dividends on our common stock in excess of specified amounts only if we are not otherwise in default and meet specified requirements relating to levels of our cash flows, total and secured indebtedness, interest obligations and other financial measures.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined statement of operations has been prepared to reflect:

•	the effect of PAETEC’s $300 million senior secured notes offering and related debt refinancing completed on January 12, 2010;

•

the effect of PAETEC’s $450 million senior notes offering completed on December 2, 2010 and the application of the proceeds therefrom, together with the cash on hand of PAETEC and Cavalier Telephone Corporation, or “Cavalier,” to pay the merger consideration and other costs and expenses related to PAETEC’s acquisition of Cavalier by merger on December 6, 2010, including repayment of substantially all outstanding Cavalier indebtedness; and

•	PAETEC’s acquisition of Cavalier by merger on December 6, 2010.

You should read this unaudited pro forma condensed combined statement of operations in conjunction with the:

•	accompanying notes to the unaudited pro forma condensed combined statement of operations; and

•

separate audited historical consolidated financial statements of PAETEC as of and for the year ended December 31, 2010 and related notes as included in PAETEC’s Annual Report on Form 10-K for the year ended December 31, 2010 and incorporated by reference in this prospectus.

The historical financial information of PAETEC for the year ended December 31, 2010 presented in the unaudited pro forma condensed combined statement of operations is derived from the audited consolidated financial statements of PAETEC and the unaudited historical consolidated financial information of Cavalier for the period from January 1, 2010 through December 6, 2010, respectively, but does not include all disclosures required by United States generally accepted accounting principles, or “GAAP.”

The unaudited pro forma condensed combined statement of operations is provided for informational purposes only. The pro forma information is not necessarily indicative of what the combined companies’ results of operations actually would have been if the events set forth above had been completed at the date indicated. In addition, the unaudited pro forma condensed combined statement of operations does not purport to project the future financial position or operating results of PAETEC.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2010 combines the historical consolidated statements of operations for PAETEC and Cavalier to give effect to PAETEC’s acquisition of Cavalier, PAETEC’s $300 million senior secured notes offering completed on January 12, 2010, and PAETEC’s $450 million senior notes offering completed on December 2, 2010 and the application of the proceeds therefrom, together with PAETEC and Cavalier cash on hand, to pay the merger consideration and other costs and expenses related to PAETEC’s acquisition of Cavalier, including repayment of substantially all outstanding Cavalier indebtedness, as if they had occurred on January 1, 2010.

Issuance and Sale of 8 7/8% Senior Secured Notes.  On January 12, 2010, PAETEC issued and sold $300 million in aggregate principal amount of 8 7/8% senior secured notes due 2017. PAETEC sold the senior secured notes at an offering price of 100.528% of their principal amount, plus accrued interest from December 31, 2009, and applied a portion of the proceeds of the offering to repay $240.2 million principal amount of term loans and $30.0 million principal amount of revolving loans outstanding under its senior secured credit facilities and to pay related fees and expenses. The $300 million of senior secured notes accrue interest at a rate of 8 7/8% per year. Interest is payable semi-annually in cash in arrears on June 30 and December 31 of each year. The 8 7/8% senior secured notes will mature on June 30, 2017.

The January 12, 2010 offering of PAETEC’s 8 7/8% senior secured notes and the use of the proceeds of such offering was accounted for under the guidance in Accounting Standards Codification, or “ASC,” Topic 470,

Debt, as an extinguishment. The historical condensed consolidated statement of operations for the year ended December 31, 2010 reflects $4.4 million of debt extinguishment and related costs recognized by PAETEC in connection with the January 12, 2010 issuance and sale of the $300 million of 8  7/8% senior secured notes and related repayment of loans outstanding under its senior secured credit facilities.

Issuance and Sale of 9  7/8% Senior Notes and Acquisition of Cavalier.  On December 2, 2010, PAETEC Escrow Corporation, or “PAETEC Escrow,” a wholly-owned subsidiary of PAETEC Holding Corp., issued and sold $450 million in aggregate principal amount of its 9  7/8% senior notes due 2018. On December 2, 2010, the gross proceeds of approximately $435 million received from the offering of the 9  7/8% senior notes were deposited into a segregated escrow account.

On December 6, 2010, PAETEC Holding completed its acquisition of Cavalier by merger. Upon the effectiveness of the merger and the satisfaction of other conditions, PAETEC Holding assumed PAETEC Escrow’s obligations and agreements in respect of the 9  7/8% senior notes and under the indenture governing such notes, and the escrow arrangements were terminated and the proceeds of the offering of the 9  7/8% senior notes were disbursed from the escrow account and used, together with cash on hand of PAETEC Holding and Cavalier, to pay the consideration and other costs and expenses related to the merger.

PAETEC’s acquisition of Cavalier by merger on December 6, 2010 was accounted for using the acquisition method in accordance with ASC Topic 805, Business Combinations, or “ASC 805.” The purchase price allocation for the Cavalier merger is reflected in the historical consolidated balance sheet of PAETEC as of December 31, 2010, as included in PAETEC’s Annual Report or Form 10-K for the year ended December 31, 2010. In accordance with ASC 805, the purchase price of the Cavalier merger was allocated to the assets acquired and liabilities assumed based on their fair values as of the merger closing date, with the amounts exceeding the fair value of the assets acquired being recorded as goodwill.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2010 has been adjusted for the decreased depreciation expense resulting from the acquired property and equipment, as well as the increased amortization expense resulting from the acquired intangible assets.

This unaudited pro forma financial information is based on PAETEC management’s estimates of fair values of acquired property and equipment and intangible assets. Definitive allocations will be finalized based upon valuations and other studies that were performed following the closing date of the merger. Accordingly, the depreciation and amortization adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information and are subject to revision based on a final determination of fair value. Final determinations of fair value may differ materially from those presented. The unaudited pro forma condensed combined statement of operations also includes certain purchase accounting adjustments, including items expected to have a continuing impact on the combined results, such as interest expense on PAETEC’s $450 million offering of the 9  7/8% senior notes completed on December 2, 2010.

The unaudited pro forma condensed combined statement of operations does not include the effects of any revenue, cost or other operating efficiencies that may result from the Cavalier merger, nor does it reflect any other changes that might occur regarding the PAETEC and Cavalier combined portfolios of businesses.

The unaudited pro forma condensed consolidated statement of operations does not reflect any nonrecurring charges expected to result from the Cavalier merger, other than those actually realized and reflected in the historical consolidated statements of operations for PAETEC. The majority of nonrecurring charges resulting from the merger include employee termination, exit costs and other integration-related costs, as well as transaction costs such as investment banker, advisory, legal, and other professional fees.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2010

(in thousands, except share and per share data)

	PAETEC Holding Historical (a)	8 7/8% Senior Secured Notes Pro Forma Adjustments		Subtotal	Cavalier Historical (b)	Cavalier Merger Pro Forma Adjustments and Pro Forma Adjustments for 9 7/8% Senior Notes		Pro Forma as Adjusted
Revenue	$1,623,816	$—		$1,623,816	$354,959	$(12,962	)(f)	$1,965,813
Cost of sales (exclusive of operating items shown separately below)	808,892	—		808,892	159,673	(12,962	)(f)	955,603
Selling, general and administrative expenses (exclusive of operating items shown separately below and inclusive of stock-based compensation)	559,673	—		559,673	112,901	—		672,574
Acquisition, integration and separation costs	14,124	—		14,124	12,683	(20,164	)(g)	6,643
Depreciation and amortization	196,543	—		196,543	46,421	20,294	(h)	263,258

Income from operations	44,584	—		44,584	23,281	(130)		67,735
Debt extinguishment and related costs	7,382	(4,423	)(c)	2,959	—	—		2,959
Other income, net	(392)	—		(392)	(74)	—		(466)
Interest expense	96,339	635	(d)	96,974	39,874	4,172	(i)	141,020

(Loss) income from continuing operations before income taxes	(58,745)	3,788		(54,957)	(16,519)	(4,302)		(75,778)
(Benefit from) provision for income taxes	(1,004)	—	(e)	(1,004)	319	(319	)(j)	(1,004)

Loss from continuing operations	$(57,741)	$3,788		$(53,953)	$(16,838)	$(3,983)		$(74,774)

Loss per common share from continuing operations—basic and diluted	$(0.40)			$(0.37)				$(0.51)

Basic and diluted weighted average common shares outstanding	145,345,301			145,345,301				145,345,301

Notes to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2010

(a)    Includes results of Cavalier as of the Cavalier merger closing date of December 6, 2010.

(b)    Represents results from January 1, 2010 through the Cavalier merger closing date of December 6, 2010.

(c)    The decrease in debt extinguishment and related costs of $4.4 million represents the elimination of historical PAETEC costs recognized in connection with the January 12, 2010 issuance and sale of $300 million in aggregate principal amount of 8 7/8% senior secured notes and related repayment of loans outstanding under PAETEC’s senior secured credit facilities. These historical costs are directly attributable to the issuance and sale of the 8  7/8% senior secured notes, and are not expected to have a continuing impact.

(d)    The increase in interest expense of $0.6 million represents the following:

•	an increase of $0.9 million related to the interest expense on the 8 7/8% senior secured notes; and

•

a decrease of $0.3 million related to the elimination of historical PAETEC interest expense on PAETEC’s indebtedness repaid with the proceeds of the offering of the 8 7/8% senior secured notes in January 2010.

(e)    During the year ended December 31, 2010, PAETEC maintained a full valuation allowance for deferred tax assets. Accordingly, no pro forma adjustments to the provision for income taxes were recorded related to the adjustments in expenses described in notes (c) and (d) above.

(f)    The decreases in both revenue and in cost of sales of $13.0 million represent the following:

•	a decrease of approximately $5.1 million in both revenue and in cost of sales to eliminate the impact of intercompany transactions between PAETEC and Cavalier for the period; and

•

a decrease of approximately $7.9 million in both revenue and in cost of sales to conform the historical results of Cavalier to the historical results of PAETEC with respect to the presentation of Universal Service Fund, or “USF,” taxes. Cavalier historically reported taxes collected from customers for the USF on a gross basis as revenue, and included the amounts remitted to the tax authorities for the USF in cost of sales. PAETEC presents USF taxes on a net basis.

(g)    The decrease in acquisition, integration and separation costs of $20.2 million represents the following:

•	a decrease of approximately $8.0 million due to the elimination of historical PAETEC transaction costs directly related to the acquisition of Cavalier by PAETEC; and

•	a decrease of approximately $12.2 million due to the elimination of historical Cavalier transaction costs directly related to the acquisition of Cavalier by PAETEC.

(h)    The increase in depreciation and amortization expense of $20.3 million represents the following:

•

an increase in amortization expense of approximately $20.8 million for the year ended December 31, 2010 based on an acquired fair value of Cavalier’s intangible assets of $160.2 million with estimated useful lives of approximately 1-14 years, and utilizing an accelerated amortization method; and

•

a decrease in depreciation expense of approximately $0.5 million for the year ended December 31, 2010 based on an acquired fair value of Cavalier’s depreciable property and equipment of $229.0 million with a weighted average expected useful life of approximately 6.7 years.

As the fair values assigned to the property and equipment and intangible assets acquired from Cavalier are preliminary in nature, actual depreciation and amortization expense in future periods may differ materially from the depreciation and amortization expense presented.

A change of $10 million in the fair value of the intangible assets acquired from Cavalier presented would result in a fluctuation of approximately $1.6 million in amortization expense during the year ended December 31, 2010.

A change of $10 million in the fair value of the property and equipment acquired from Cavalier presented would result in a fluctuation of approximately $1.5 million in depreciation expense during the year ended December 31, 2010.

(i)    The increase in interest expense of $4.2 million represents the following:

•

an increase of $43.8 million (of which $1.7 million represents amortization of debt discount and $1.3 million represents amortization of debt issue costs) related to the interest expense on the $450 million in aggregate principal amount of 9 7/8% senior notes completed on December 2, 2010; and

•

a decrease of $39.6 million (of which $2.2 million represents amortization of debt issue costs) related to the elimination of substantially all historical Cavalier interest expense on Cavalier’s pre-merger indebtedness.

Pro forma interest expense was calculated based on the stated interest rate of the 9 7/8% senior notes due 2018.

(j)    During the year ended December 31, 2010, PAETEC maintained a full valuation allowance for deferred tax assets. Accordingly, Cavalier’s historical benefit from income taxes was eliminated on a pro forma basis. In addition, no pro forma adjustments to the provision of income taxes were recorded related to Cavalier’s historical net loss from continuing operations or the adjustments in expenses described in notes (f), (g), (h) and (i) above.

DESCRIPTION OF THE 2011 AGENT PLAN WARRANTS

The following is a summary of the material terms of the warrants issuable under the PAETEC Holding Corp. 2011 Agent Incentive Plan, which we refer to as the “2011 agent plan.” This summary is not complete and is qualified in its entirety by reference to the 2011 agent plan and the form of warrant certificate evidencing the 2011 agent plan warrants. You may obtain copies of these documents as described under “Where You Can Find More Information.”

General

This prospectus relates in part to our offer and sale of the following securities issuable under the 2011 agent plan:

•	warrants to purchase up to 600,000 shares of common stock; and

•	up to 600,000 shares of common stock issuable upon the exercise of the 2011 agent plan warrants.

We will issue the 2011 agent plan warrants to select independent sales agents that provide services for us as of the warrant issue dates. Independent sales agents may include, in addition to individuals, corporations and other organizations that act as PAETEC’s sales agents.

As of the date of this prospectus, there were no warrants outstanding under the 2011 agent plan. All offers and sales of the 2011 agent plan warrants and of the common stock issuable upon the exercise of such warrants will be made pursuant to this prospectus and any successor prospectus.

Number of Authorized 2011 Agent Plan Warrants

The 2011 agent plan provides for the issuance of warrants for the purchase of a maximum of 600,000 shares of common stock. Each warrant will initially be issuable for the purchase of one share of common stock.

Once warrants have been granted with respect to all 600,000 shares, no additional warrants will be granted under the 2011 agent plan unless (1) PAETEC decides, in its sole discretion, to increase the number of shares available under the plan, or (2) shares of common stock issuable upon exercise of warrants previously granted under the plan become available again for issuance upon the termination by expiration, forfeiture, cancellation or otherwise of such previously granted warrants without the issuance of shares of common stock pursuant to such warrants.

Exercisability

Exercise Price. Each 2011 agent plan warrant evidenced by the warrant certificate issued to a holder will initially represent the right to purchase one share of our common stock at the exercise price and during the exercise period specified in the warrant certificate. The exercise price of each warrant will be established by PAETEC at the time the warrant is issued based on the fair market value of PAETEC’s common stock on the warrant issue date. As of the date of this prospectus, the common stock is listed on the NASDAQ Global Select Market of the NASDAQ Stock Market. For purposes of the 2011 agent plan warrants, “fair market value” generally means the closing price of the common stock as reported on the NASDAQ Stock Market, or such other established national or regional stock exchange or established securities market on which the common stock may then be traded, on the issue date or other specified determination date. If there is no such reported closing price, the fair market value will be the mean between the high and low sale prices on that trading day. If no sale of common stock is reported on that day, fair market value will be determined in the same manner based on the applicable price of the common stock on the next preceding day on which any sale has been reported. If the common stock is not listed on an established national or regional stock exchange or traded on an established securities market, fair market value will be the value of the common stock as determined by PAETEC’s board of directors or a duly authorized board committee in good faith.

Exercise Period. The 2011 agent plan warrants of any holder first will become exercisable upon satisfaction of the conditions described below under “–Vesting” and will be and remain exercisable only in accordance with the conditions described below under “–Securities Act Registration.” Each outstanding warrant may be exercised until 5:00 p.m., New York time, on the day which is the tenth anniversary of the warrant’s issue date. Any warrant that is not exercised before its expiration date will be null and without further force or effect, and all rights of the holder under the warrant to purchase our common stock will cease.

Vesting. The warrants evidenced by each warrant certificate may be exercised only to the extent that such warrants have vested. The vesting of such warrants will be based on the holder’s attainment and maintenance of specified revenue performance targets as set forth in the holder’s warrant certificate and in the 2011 agent plan.

In general, warrants to purchase a specified number of shares will vest as of the last day of the month on which the holder (1) has achieved for a calendar month new “monthly commissionable revenue” exceeding the holder’s “baseline monthly commissionable revenue” by an amount equal to or greater than an incremental revenue target set forth in the warrant certificate, and (2) subsequently has maintained new monthly commissionable revenue exceeding the holder’s existing monthly commissionable revenue by an amount equal to or greater than that incremental revenue target for any subsequent three consecutive calendar months within a specified two-year period. For these purposes, “baseline monthly commissionable revenue” means the agent’s monthly commissionable revenue as of the warrant issue date, as set forth in the warrant certificate.

The 2011 agent plan and warrant certificate define “monthly commissionable revenue” to mean monthly recurring and usage revenue generated from use of PAETEC’s commissionable products during a calendar month by customers procured by the agent. Monthly commissionable revenue will include any customer adjustments, deductions or credits, including Equipment for Service and Software for Service bundled and unbundled credits. Monthly commissionable revenue will be measured before the application of any taxes, surcharges, regulatory assessments, governmental charges, federal subscriber line charges, non-commissionable loop charges which are exclusively for long distance or data services, equipment charges, feature charges and any one-time or non-recurring fees.

The warrant certificate may provide for more than one revenue target, with a specified number of warrants vesting in the manner described above at each target level. Upon vesting, the agent may purchase up to the number of warrant shares issuable based on achievement of the applicable revenue target.

If the holder fails to achieve the applicable revenue target and then subsequently maintain the target level in the manner described above during the two-year period, the holder will forfeit all rights to purchase the shares of common stock with respect to which the vesting requirements have not been satisfied. Unvested warrants also will be forfeited if the agent’s status as an appointed sales agent of PAETEC is terminated for any reason.

Securities Act Registration. Holders of 2011 agent plan warrants are entitled to exercise their warrants only if a registration statement relating to the exercise of the warrants and issuance of the shares underlying the warrants is then effective under the Securities Act and the prospectus which forms a part of such registration statement is then current.

Payment of Exercise Price. To exercise any 2011 agent plan warrants, in addition to submitting required documentation, the holder is required to pay PAETEC the exercise price for the number of shares of common stock in respect of which such warrants are exercised.

Holders may pay the exercise price in cash or by a “cashless exercise.” In a cashless exercise, the holder must pay the exercise price by authorizing PAETEC to withhold from the shares otherwise issuable to the holder the number of shares which has an exercise date value equal to the total exercise price. If a holder elects to effect a cashless exercise, the holder will be entitled to receive upon exercise the number of shares computed in accordance with the formula specified in the warrant certificate as of the date on which PAETEC receives from the holder the properly completed Exercise Form, which is attached as an exhibit to the holder’s warrant certificate, along with the warrant certificate and other required documents. PAETEC may require the agent to make a cash payment to the company in the amount, if any, of federal or other taxes which PAETEC may, in its judgment, be required to withhold with respect to an award, or PAETEC may, in its sole discretion, make an adjustment to the number of shares delivered pursuant to the cashless exercise formula to account for any such amount.

Exercise Terms and Procedures. To exercise the 2011 agent plan warrants, the holder must deliver the following items by first-class mail, overnight courier or hand to PAETEC’s Legal Department at One PAETEC Plaza, 600 Willowbrook Office Park, Fairport, New York 14450 or any other address PAETEC designates to the holder in writing:

•	the “Exercise Form” attached as an exhibit to the holder’s warrant certificate, completed and executed as indicated in the form;

•

unless the holder indicates in the Exercise Form that the holder wishes to pay by a cashless exercise of the warrants, a certified or bank check, payable to the order of PAETEC Holding Corp., in payment of the total exercise price for the shares issuable upon the exercise, plus the amount, if any, of federal and other taxes which PAETEC may, in its judgment, be required to withhold with respect to the exercise;

•	the original, manually executed warrant certificate; and

•	such other documents, if any, as PAETEC may specify.

The method of delivery of these items is at the holder’s option. If the holder uses the mail, however, PAETEC recommends that the holder use registered mail, with return receipt requested, and properly insure the warrant certificate as a precaution against loss.

PAETEC may waive in its discretion irregularities in any documents delivered and compliance with the warrant exercise procedures described in this prospectus. All questions as to validity, form and eligibility of any surrender of warrant certificates will be determined by PAETEC, and such determination will be final and binding on the holder.

The minimum number of shares with respect to which a 2011 agent plan warrant may be exercised is 100 shares or, if fewer, the maximum number of shares remaining available for purchase under the warrant certificate at the time of exercise. If fewer than all of the warrants evidenced by a holder’s warrant certificate are exercised, PAETEC will issue to the holder a new warrant certificate for the number of warrants that remain outstanding after such exercise.

Upon the exercise of any warrants in accordance with the warrant certificate, PAETEC’s transfer agent will record in the name of the holder in book-entry form the number of shares of PAETEC common stock issuable upon exercise of the warrants tendered by such holder for exercise, and will deliver to the holder a Direct Registration System, or “DRS,” Statement. If the holder has properly tendered the required documents and payment in connection with the warrant exercise, PAETEC will consider the exercise completed and will treat the holder as a PAETEC stockholder on the day it receives the documents and payment. If, however, the registration statement of which this prospectus forms a part is not effective or this prospectus is not current at the time the holder tenders warrants for exercise, PAETEC will consider the exercise completed and issue the PAETEC shares to the holder as of the second business day after the registration statement is again effective and a current prospectus has been delivered.

All shares of common stock issuable by PAETEC upon exercise of the warrants will be validly issued, fully paid and nonassessable, and not subject to preemptive rights.

PAETEC will not issue fractional shares of common stock upon the exercise of warrants. If any fraction of a share of common stock would be issuable upon the exercise of any warrants, PAETEC, in its sole discretion, either will round the fractional share down to the nearest whole share of common stock or will pay cash in an amount equal to the same fraction of the fair market value per share of its common stock on the date of exercise.

“Fair market value” for these purposes generally means the closing price of the common stock on the warrant exercise date as reported on the NASDAQ Stock Market, or such other established securities market on which the common stock may then be traded.

PAETEC will not pay any tax or charge which may be payable in respect of any transfer involved in the issuance of any shares of common stock in a name other than that of the registered holder of the warrant certificate surrendered upon the exercise of a warrant. In this event, PAETEC will not issue or deliver such shares unless or until the person requesting the issuance of the shares has paid to PAETEC the amount of such tax or charge or has established to PAETEC’s satisfaction that such tax or charge has been paid. PAETEC may require the holder to make a cash payment to the company in the amount, if any, of federal and other taxes which PAETEC may, in its judgment, be required to withhold under U.S. Treasury regulations with respect to an award. Alternatively, PAETEC may, in its sole discretion, make an adjustment to the number of shares of common stock delivered pursuant to the “cashless exercise” formula to account for any such amount. Matters related to backup withholding are discussed below under “–Federal Income Tax Consequences–Information Reporting and Backup Withholding.”

Dilution

The exercise price of each 2011 agent plan warrant will be established by PAETEC at the time the warrant is issued based on the fair market value of PAETEC’s common stock on the warrant issue date. The exercise prices of the 2011 agent plan warrants could be substantially higher than the net tangible book value per share of PAETEC’s common stock as of March 31, 2011, which was $(4.02). Net tangible book value per share represents the amount of our total assets, less intangible assets and total liabilities, divided by the total number of shares of our common stock outstanding. Accordingly, if you purchase shares of PAETEC’s common stock pursuant to the exercise of the warrants, you could incur immediate and substantial dilution of the net tangible book value per share of the common stock you purchase. Dilution is the amount by which the exercise price paid by purchasers of shares of common stock exceeds the net tangible book value per share of our common stock.

Reservation of 2011 Agent Plan Warrant Shares

PAETEC is required at all times to reserve and keep available, free from preemptive rights, out of its authorized but unissued common stock or its authorized and issued common stock held in its treasury, the maximum number of shares of common stock that may be issuable by it from time to time upon the exercise of all outstanding warrants.

Listing of 2011 Agent Plan Warrant Shares

The shares of common stock issued upon exercise of warrants will be listed for trading on the same securities exchange, if any, as our common stock is then listed. As of the date of this prospectus, the common stock is listed on the NASDAQ Global Select Market of the NASDAQ Stock Market.

Adjustments to Exercise Price and Number of 2011 Agent Plan Warrant Shares

The exercise price of the 2011 agent plan warrants and the number of shares of common stock issuable upon the exercise of the warrants will be subject to adjustment upon the occurrence of the events described below.

The number and kind of securities issuable upon the exercise of the warrants will be proportionately adjusted beginning on the record date for any distribution described below or the effective date of any subdivision, combination, reclassification or recapitalization described below if PAETEC:

•	effects a distribution payable in shares of common stock to all holders of the outstanding common stock;

•	subdivides the outstanding shares of common stock;

•	combines the outstanding shares of common stock into a smaller number of shares of common stock; or

•	issues any PAETEC securities in a reclassification or recapitalization of the common stock.

In such an event, the holder of the warrants exercised after such time will be entitled to receive the aggregate number and kind of securities which, if such warrants had been exercised in full immediately before such record date or effective date, the holder would have owned upon such exercise and been entitled to receive by virtue of the distribution, subdivision, combination, reclassification or recapitalization. This adjustment will be made successively whenever any event listed above occurs. Upon each adjustment of the number or kind of shares for which the warrants are exercisable as described above, the per share exercise price payable upon the exercise of the warrants will be adjusted by multiplying the exercise price immediately before the adjustment by a fraction, the numerator of which is the number of shares of common stock covered by the warrants immediately before the adjustment, and the denominator of which is the number of shares covered by the warrants immediately after the adjustment.

If PAETEC is involved in any corporate transaction other than a cash transaction, the number and kind of securities issuable upon exercise of the warrants will be adjusted so that the holder would be entitled to receive the number and kind of securities that the holder would have received pursuant to such transaction if the securities subject to the warrants had been issued immediately before the corporate transaction. For these purposes, “corporate transaction” means any reorganization, merger, consolidation, sale of all or substantially all of PAETEC’s assets or similar transaction, and “cash transaction” means any corporate transaction in which the consideration that the holder of the warrants would have received pursuant to the corporate transaction if the securities subject to the warrant had been issued immediately prior to the corporate transaction is cash or other property that is not securities. If PAETEC is not the issuer of the securities which the holder would have received pursuant to such corporate transaction, provision for such an adjustment must be made in writing in connection with the transaction for the assumption of the 2011 agent plan and all then-outstanding 2011 agent plan warrants by the corporation or entity that is the issuer of the securities. From and after any such assumption, the provisions of the 2011 agent plan and the 2011 agent plan warrants will be interpreted so as to maintain the interests of the holder intended by the 2011 agent plan and by the warrant certificates. Upon each adjustment of the number or kind of securities for which the warrants are exercisable, the per share exercise price payable upon exercise of the warrants will be appropriately and proportionately adjusted. Upon the occurrence of any cash transaction, all outstanding but unexercised warrants will terminate immediately before the completion of the cash transaction. Any exercise of a warrant during the 15-day period immediately before the completion of any such cash transaction will be conditioned, at the holder’s discretion, on the completion of the cash transaction and will be effective only immediately before such completion.

Non-Transferability of 2011 Agent Plan Warrants

You may not assign, transfer, pledge or otherwise dispose of your warrant certificate or the rights evidenced by the warrant certificate to any person without the prior written consent of PAETEC. PAETEC may provide or withhold such consent in its sole discretion.

Transferability of 2011 Agent Plan Warrant Shares

The shares of PAETEC common stock received by you upon any exercise of 2011 agent plan warrants will be eligible for sale by you in the public market without restriction under the Securities Act, except that if you are an “affiliate” of PAETEC (as that term is defined in Rule 144 under the Securities Act), your PAETEC shares will be subject to the resale limitations of Rule 144.

No Rights as Stockholder

The holders of unexercised warrants are not entitled, as such, to any rights of a stockholder of PAETEC, including, without limitation, the right to vote or to consent to any action of the stockholders, to receive dividends or other distributions, to exercise any preemptive right or to receive any notice of meetings of stockholders.

Federal Income Tax Consequences

The following discussion is a summary of the material U.S. federal income tax considerations that relate to the issuance and exercise of the 2011 agent plan warrants. The information in this section is based on the Internal Revenue Code of 1986, as amended, regulations of the Treasury Department in effect on the date hereof, current administrative interpretations and positions of the Internal Revenue Service and existing court decisions. We cannot assure you that future legislation, regulations, administrative interpretations and court decisions will not significantly change, perhaps retroactively, the law on which the following discussion is based.

The information in this section does not purport to be a comprehensive description of all of the tax considerations that may be relevant to each person’s decision to exercise the 2011 agent plan warrants. This information does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. You should consult your own tax adviser as to any federal, state, local, foreign or other tax consequences associated with the exercise of the warrants, in light of your personal circumstances.

Issuance of Warrants. You will not realize any taxable income at the time you are issued a warrant under the 2011 agent plan.

Exercise of Warrants. When you exercise a 2011 agent plan warrant, you will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares of common stock at the time of exercise, including any cash you receive in lieu of a fractional share. Because you are not an employee or former employee of PAETEC, the ordinary income amount is not subject to withholding for taxes, except to the extent of “backup withholding,” but will be included in your income for purposes of determining your obligation to pay estimated taxes. If you are a natural person, limited liability company, partnership or trust, each of which we refer to as a “non-corporate person,” PAETEC will report the income from any exercise of your warrants to you on Form 1099. PAETEC will be entitled to a business expense deduction in the same amount and at the same time as you recognize any ordinary income upon exercise.

In general, your basis in the shares of common stock you acquire by exercising a warrant will be equal to the fair market value of the shares at the time of exercise. When you subsequently sell or exchange shares of common stock acquired by exercising a warrant, you will have a taxable gain or loss, measured by the difference between the sale proceeds and the tax basis of the shares of common stock acquired upon exercise. Such gain or loss will be long-term capital gain or loss if at the time of the sale you have held the stock received upon exercise of the warrant for more than one year from the date of exercise of the warrant.

Information Reporting and Backup Withholding. Under U.S. Treasury regulations, we must report to the Internal Revenue Service gain realized on exercise of the warrants by any non-corporate person, regardless of whether withholding was required.

The shares of common stock delivered to a holder that is a non-corporate person and that fails to provide the appropriate certification in accordance with applicable U.S. Treasury regulations generally will be reduced by backup withholding at the applicable rate, which is 28% as of the date of this prospectus.

Information reporting and possible backup withholding also generally apply to the proceeds of a disposition of our common stock or warrants by holders that are non-corporate persons.

Backup withholding is not an additional tax. Amounts that we withhold under the backup withholding rules may be refunded or credited against the holder’s U.S. federal income tax liability, if any, if required information is furnished to the Internal Revenue Service in a timely manner. If you are a non-corporate person, you should consult your own tax adviser regarding the application of backup withholding in your particular circumstance and the availability of a procedure for obtaining an exemption from backup withholding under current U.S. Treasury regulations.

DESCRIPTION OF THE 2009 AGENT PLAN WARRANTS

The following is a summary of the material terms of the warrants issued under the PAETEC Holding Corp. 2009 Agent Incentive Plan, which we refer to as the “2009 agent plan.” This summary is not complete and is qualified in its entirety by reference to the 2009 agent plan and the form of warrant certificate evidencing the 2009 agent plan warrants. You may obtain copies of these documents as described under “Where You Can Find More Information.”

General

This prospectus relates in part to our offer and sale of up to a total of 570,000 shares of common stock of PAETEC Holding Corp. issuable under warrants previously issued to our independent sales agents under the 2009 agent plan pursuant to an effective registration statement filed by us under the Securities Act.

Number of Authorized 2009 Agent Plan Warrants

The warrants outstanding under the 2009 agent plan as of the date of this prospectus entitle the holders thereof, subject to compliance with vesting provisions, to purchase up to a total of 570,000 shares of common stock. Each warrant evidences the right to purchase one share of common stock. We will not make any new warrant awards under the 2009 agent plan.

Exercisability

Exercise Price. Each warrant evidenced by the warrant certificate issued to a holder represents the right to purchase one share of our common stock at the exercise price and during the exercise period specified in the warrant certificate. The outstanding warrants may be exercised at an exercise price of $2.89 per share of our common stock.

Exercise Period. The 2009 agent plan warrants of any holder first will become exercisable upon satisfaction of the conditions described below under “–Vesting” and will be and remain exercisable only in accordance with the conditions described below under “–Securities Act Registration.” Each outstanding warrant may be exercised until 5:00 p.m., New York time, on the day which is the tenth anniversary of the warrant’s issue date. Any warrant that is not exercised before its expiration date will be null and without further force or effect, and all rights of the holder under the warrant to purchase our common stock will cease.

Vesting. The warrants evidenced by each warrant certificate may be exercised only to the extent that such warrants have vested. The vesting of such warrants will be based on the holder’s attainment and maintenance of specified revenue performance targets as set forth in the holder’s warrant certificate and in the 2009 agent plan. As of the date of this prospectus, warrants to purchase a total of 160,000 shares were fully vested and warrants to purchase a total of 410,000 shares remained subject to vesting.

In general, warrants to purchase a specified number of shares will vest as of the last day of the month on which the holder (1) has achieved for a calendar month new “monthly commissionable revenue” exceeding the holder’s “existing monthly commissionable revenue” by an amount equal to or greater than an incremental revenue target set forth in the warrant certificate, and (2) subsequently has maintained new monthly commissionable revenue exceeding the holder’s existing monthly commissionable revenue by an amount equal to or greater than that incremental revenue target for any subsequent three consecutive calendar months within a specified two-year period. For these purposes, “existing monthly commissionable revenue” means the agent’s monthly commissionable revenue as of the warrant issue date, as set forth in the warrant certificate.

The 2009 agent plan and warrant certificate define “monthly commissionable revenue” to mean monthly recurring and usage revenue generated from use of PAETEC’s commissionable products during a calendar month by customers procured by the agent. Monthly commissionable revenue will include any customer adjustments, deductions or credits, including Equipment for Service and Software for Service bundled and unbundled credits. Monthly commissionable revenue will be measured before the application of any taxes, surcharges, regulatory assessments, governmental charges, federal subscriber line charges, loop charges which are exclusively for long distance or data services, equipment charges, feature charges and any one-time or non-recurring fees.

The warrant certificate may provide for more than one revenue target, with a specified number of warrants vesting in the manner described above at each target level. Upon vesting, the agent may purchase up to the number of warrant shares issuable based on achievement of the applicable revenue target.

If the holder fails to achieve the applicable revenue target and then subsequently maintain the target level in the manner described above during the two-year period, the holder will forfeit all rights to purchase the shares of common stock with respect to which the vesting requirements have not been satisfied. Unvested warrants also will be forfeited if the agent’s status as an appointed sales agent of PAETEC is terminated for any reason.

Securities Act Registration. Holders of 2009 agent plan warrants are entitled to exercise their warrants only if a registration statement relating to the exercise of the warrants and issuance of the shares underlying the warrants is then effective under the Securities Act and the prospectus which forms a part of such registration statement is then current.

Payment of Exercise Price. To exercise any 2009 agent plan warrants, in addition to submitting required documentation, the holder is required to pay PAETEC the exercise price for the number of shares of common stock in respect of which such warrants are exercised.

Holders may pay the exercise price in cash or by a “cashless exercise.” In a cashless exercise, the holder must pay the exercise price by authorizing PAETEC to withhold from the shares otherwise issuable to the holder the number of shares which has an exercise date value equal to the total exercise price. If a holder elects to effect a cashless exercise, the holder will be entitled to receive upon exercise the number of shares computed in accordance with the formula specified in the warrant certificate as of the date on which PAETEC receives from the holder the properly completed Exercise Form, which is attached as an exhibit to the holder’s warrant certificate, along with the warrant certificate and other required documents. PAETEC may require the agent to make a cash payment to the company in the amount, if any, of federal or other taxes which PAETEC may, in its judgment, be required to withhold with respect to an award, or PAETEC may, in its sole discretion, make an adjustment to the number of shares delivered pursuant to the cashless exercise formula to account for any such amount.

Exercise Terms and Procedures. To exercise the 2009 agent plan warrants, the holder must deliver the following items by first-class mail, overnight courier or hand to PAETEC’s Legal Department at One PAETEC Plaza, 600 Willowbrook Office Park, Fairport, New York 14450 or any other address PAETEC designates to the holder in writing:

•	the “Exercise Form” attached as an exhibit to the holder’s warrant certificate, completed and executed as indicated in the form;

•

unless the holder indicates in the Exercise Form that the holder wishes to pay by a cashless exercise of the warrants, a certified or bank check, payable to the order of PAETEC Holding Corp., in payment of the total exercise price for the shares issuable upon the exercise, plus the amount, if any, of federal and other taxes which PAETEC may, in its judgment, be required to withhold with respect to the exercise;

•	the original, manually executed warrant certificate; and

•	such other documents, if any, as PAETEC may specify.

The method of delivery of these items is at the holder’s option. If the holder uses the mail, however, PAETEC recommends that the holder use registered mail, with return receipt requested, and properly insure the warrant certificate as a precaution against loss.

PAETEC may waive in its discretion irregularities in any documents delivered and compliance with the warrant exercise procedures described in this prospectus. All questions as to validity, form and eligibility of any surrender of warrant certificates will be determined by PAETEC, and such determination will be final and binding on the holder.

The minimum number of shares with respect to which a 2009 agent plan warrant may be exercised is 100 shares or, if fewer, the maximum number of shares remaining available for purchase under the warrant certificate at the time of exercise. If fewer than all of the warrants evidenced by a holder’s warrant certificate are exercised, PAETEC will issue to the holder a new warrant certificate for the number of warrants that remain outstanding after such exercise.

Upon the exercise of any warrants in accordance with the warrant certificate, PAETEC’s transfer agent will record in the name of the holder in book-entry form the number of shares of PAETEC common stock issuable upon exercise of the warrants tendered by such holder for exercise, and will deliver to the holder a Direct Registration System, or “DRS,” Statement. If the holder has properly tendered the required documents and payment in connection with the warrant exercise, PAETEC will consider the exercise completed and will treat the holder as a PAETEC stockholder on the day it receives the documents and payment. If, however, the registration statement of which this prospectus forms a part is not effective or this prospectus is not current at the time the holder tenders warrants for exercise, PAETEC will consider the exercise completed and issue the PAETEC shares to the holder as of the second business day after the registration statement is again effective and a current prospectus has been delivered.

All shares of common stock issuable by PAETEC upon exercise of the warrants will be validly issued, fully paid and nonassessable, and not subject to preemptive rights.

PAETEC will not issue fractional shares of common stock upon the exercise of warrants. If any fraction of a share of common stock would be issuable upon the exercise of any warrants, PAETEC, in its sole discretion, either will round the fractional share up to the nearest whole share of common stock or will pay cash in an amount equal to the same fraction of the fair market value per share of its common stock on the date of exercise. “Fair market value” for these purposes generally means the closing price of the common stock on the warrant exercise date as reported on the NASDAQ Stock Market, or such other established securities market on which the common stock may then be traded.

PAETEC will not pay any tax or charge which may be payable in respect of any transfer involved in the issuance of any shares of common stock in a name other than that of the registered holder of the warrant certificate surrendered upon the exercise of a warrant. In this event, PAETEC will not issue or deliver such shares unless or until the person requesting the issuance of the shares has paid to PAETEC the amount of such tax or charge or has established to PAETEC’s satisfaction that such tax or charge has been paid. PAETEC may require the holder to make a cash payment to the company in the amount, if any, of federal and other taxes which PAETEC may, in its judgment, be required to withhold under U.S. Treasury regulations with respect to an award. Alternatively, PAETEC may, in its sole discretion, make an adjustment to the number of shares of common stock delivered pursuant to the “cashless exercise” formula to account for any such amount. Matters related to backup withholding are discussed below under “–Federal Income Tax Consequences–Information Reporting and Backup Withholding.”

Dilution

The exercise price of PAETEC’s 2009 agent plan warrants is substantially higher than the net tangible book value per share of PAETEC’s common stock as of March 31, 2011. Accordingly, if you purchase shares of PAETEC’s common stock pursuant to the exercise of the warrants, you will incur immediate and substantial dilution of the net tangible book value per share of the common stock you purchase. Dilution is the amount by which the exercise price paid by purchasers of shares of common stock exceeds the net tangible book value per share of our common stock. Net tangible book value per share represents the amount of our total assets, less intangible assets and total liabilities, divided by the total number of shares of our common stock outstanding. As of March 31, 2011, the net tangible book value per share of PAETEC’s common stock was $(4.02). After giving effect to the exercise of all outstanding 2009 agent plan warrants at an exercise price of $2.89 per share less the estimated offering expenses payable by us, our pro forma net tangible book value as of March 31, 2011 would have been $(3.99) per share of our common stock. On a pro forma basis, this amount would represent an increase of $0.03 per share in net tangible book value attributable to the cash payments made by agents exercising their 2009 agent plan warrants, and would result in dilution of $6.88 per share to such agents.

Reservation of 2009 Agent Plan Warrant Shares

PAETEC is required at all times to reserve and keep available, free from preemptive rights, out of its authorized but unissued common stock or its authorized and issued common stock held in its treasury, the maximum number of shares of common stock that may be issuable by it from time to time upon the exercise of all outstanding warrants.

Listing of 2009 Agent Plan Warrant Shares

The shares of common stock issued upon exercise of warrants will be listed for trading on the same securities exchange, if any, as our common stock is then listed. As of the date of this prospectus, the common stock is listed on the NASDAQ Global Select Market of the NASDAQ Stock Market.

Adjustments to Exercise Price and Number of 2009 Agent Plan Warrant Shares

The exercise price of the 2009 agent plan warrants and the number of shares of common stock issuable upon the exercise of the warrants will be subject to adjustment upon the occurrence of the events described below.

The number and kind of securities issuable upon the exercise of the warrants will be proportionately adjusted beginning on the record date for any distribution described below or the effective date of any subdivision, combination, reclassification or recapitalization described below if PAETEC:

•	effects a distribution payable in shares of common stock to all holders of the outstanding common stock;

•	subdivides the outstanding shares of common stock;

•	combines the outstanding shares of common stock into a smaller number of shares of common stock; or

•	issues any PAETEC securities in a reclassification or recapitalization of the common stock.

In such an event, the holder of the warrants exercised after such time will be entitled to receive the aggregate number and kind of securities which, if such warrants had been exercised in full immediately before such record date or effective date, the holder would have owned upon such exercise and been entitled to receive by virtue of the distribution, subdivision, combination, reclassification or recapitalization. This adjustment will be made successively whenever any event listed above occurs. Upon each adjustment of the number or kind of shares for which the warrants are exercisable as described above, the per share exercise price payable upon the exercise of the warrants will be adjusted by multiplying the exercise price immediately before the adjustment by a fraction, the numerator of which is the number of shares of common stock covered by the warrants immediately before the adjustment, and the denominator of which is the number of shares covered by the warrants immediately after the adjustment.

If PAETEC is involved in any corporate transaction other than a cash transaction, the number and kind of securities issuable upon exercise of the warrants will be adjusted so that the holder would be entitled to receive the number and kind of securities that the holder would have received pursuant to such transaction if the securities subject to the warrants had been issued immediately before the corporate transaction. For these purposes, “corporate transaction” means any reorganization, merger, consolidation or similar transaction, and “cash transaction” means any corporate transaction in which the consideration that the holder of the warrants would have received pursuant to the corporate transaction if the securities subject to the warrant had been issued immediately prior to the corporate transaction is cash or other property that is not securities. If PAETEC is not the issuer of the securities which the holder would have received pursuant to such corporate transaction, provision for such an adjustment must be made in writing in connection with the transaction for the assumption of the 2009 agent plan and all then-outstanding 2009 agent plan warrants by the corporation or entity that is the issuer of the securities. From and after any such assumption, the provisions of the 2009 agent plan and the 2009 agent plan warrants will be interpreted so as to maintain the interests of the holder intended by the 2009 agent plan and by the warrant certificates. Upon each adjustment of the number or kind of securities for which the warrants are exercisable, the per share exercise price payable upon exercise of the warrants will be appropriately and proportionately adjusted. Upon the occurrence of any cash transaction, all outstanding but unexercised warrants will terminate immediately before the completion of the cash transaction. Any exercise of a warrant during the 15-day period immediately before the completion of any such cash transaction will be conditioned, at the holder’s discretion, on the completion of the cash transaction and will be effective only immediately before such completion.

Non-Transferability of 2009 Agent Plan Warrants

You may not assign, transfer, pledge or otherwise dispose of your warrant certificate or the rights evidenced by the warrant certificate to any person without the prior written consent of PAETEC. PAETEC may provide or withhold such consent in its sole discretion.

Transferability of 2009 Agent Plan Warrant Shares

The shares of PAETEC common stock received by you upon any exercise of 2009 agent plan warrants will be eligible for sale by you in the public market without restriction under the Securities Act, except that if you are an “affiliate” of PAETEC (as that term is defined in Rule 144 under the Securities Act), your PAETEC shares will be subject to the resale limitations of Rule 144.

No Rights as Stockholder

The holders of unexercised warrants are not entitled, as such, to any rights of a stockholder of PAETEC, including, without limitation, the right to vote or to consent to any action of the stockholders, to receive dividends or other distributions, to exercise any preemptive right or to receive any notice of meetings of stockholders.

Federal Income Tax Consequences

The following discussion is a summary of the material U.S. federal income tax considerations that relate to the exercise of the 2009 agent plan warrants. The information in this section is based on the Internal Revenue Code of 1986, as amended, regulations of the Treasury Department in effect on the date hereof, current administrative interpretations and positions of the Internal Revenue Service and existing court decisions. We cannot assure you that future legislation, regulations, administrative interpretations and court decisions will not significantly change, perhaps retroactively, the law on which the following discussion is based.

The information in this section does not purport to be a comprehensive description of all of the tax considerations that may be relevant to each person’s decision to exercise the 2009 agent plan warrants. This information does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. You should consult your own tax adviser as to any federal, state, local, foreign or other tax consequences associated with the exercise of the warrants, in light of your personal circumstances.

Exercise of Warrants. When you exercise a 2009 agent plan warrant, you will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares of common stock at the time of exercise, including any cash you receive in lieu of a fractional share. Because you are not an employee or former employee of PAETEC, the ordinary income amount is not subject to withholding for taxes, except to the extent of “backup withholding,” but will be included in your income for purposes of determining your obligation to pay estimated taxes. If you are a natural person, limited liability company, partnership or trust, each of which we refer to as a “non-corporate person,” PAETEC will report the income from any exercise of your warrants to you on Form 1099. PAETEC will be entitled to a business expense deduction in the same amount and at the same time as you recognize any ordinary income upon exercise.

In general, your basis in the shares of common stock you acquire by exercising a warrant will be equal to the fair market value of the shares at the time of exercise. When you subsequently sell or exchange shares of common stock acquired by exercising a warrant, you will have a taxable gain or loss, measured by the difference between the sale proceeds and the tax basis of the shares of common stock acquired upon exercise. Such gain or loss will be long- term capital gain or loss if at the time of the sale you have held the stock received upon exercise of the warrant for more than one year from the date of exercise of the warrant.

Information Reporting and Backup Withholding. Under U.S. Treasury regulations, we must report to the Internal Revenue Service gain realized on exercise of the warrants by any non-corporate person, regardless of whether withholding was required.

The shares of common stock delivered to a holder that is a non-corporate person and that fails to provide the appropriate certification in accordance with applicable U.S. Treasury regulations generally will be reduced by backup withholding at the applicable rate, which is 28% as of the date of this prospectus.

Information reporting and possible backup withholding also generally apply to the proceeds of a disposition of our common stock or warrants by holders that are non-corporate persons.

Backup withholding is not an additional tax. Amounts that we withhold under the backup withholding rules may be refunded or credited against the holder’s U.S. federal income tax liability, if any, if required information is furnished to the Internal Revenue Service in a timely manner. If you are a non-corporate person, you should consult your own tax adviser regarding the application of backup withholding in your particular circumstance and the availability of a procedure for obtaining an exemption from backup withholding under current U.S. Treasury regulations.

DESCRIPTION OF THE 1999 AGENT PLAN WARRANTS

The following is a summary of the material terms of the warrants outstanding under the PaeTec Communications, Inc. Agent Incentive Plan, which we refer to as the “1999 agent plan.” This summary is not complete and is qualified in its entirety by reference to the 1999 agent plan and the form of warrant certificate evidencing the 1999 agent plan warrants. You may obtain copies of these documents as described under “Where You Can Find More Information.”

General

This prospectus in part relates to our offer and sale of up to a total of 243,443 shares of common stock of PAETEC Holding Corp. issuable under warrants issued to some of our independent sales agents and other persons under the 1999 agent plan. PaeTec Communications, Inc. is one of our principal operating subsidiaries. The warrants were issued from 1999 through 2005 and originally represented a right to purchase Class A common stock of PAETEC Corp., which was PAETEC Holding Corp’s predecessor. The exercise price of each warrant was fixed as of the issue date for the warrant based on the fair market value of the Class A common stock on that date.

PAETEC Holding Corp. assumed the warrants on February 28, 2007 under the merger agreement for the combination on that date of PAETEC Corp. and US LEC Corp., which became our wholly-owned subsidiaries. Under the merger agreement, each outstanding share of Class A common stock of PAETEC Corp. was converted into the right to receive 1.623 shares of the common stock of PAETEC Holding Corp. In addition, each outstanding warrant to acquire Class A common stock of PAETEC Corp., whether or not vested or exercisable at that time, was assumed by PAETEC Holding Corp. and converted into a warrant to purchase PAETEC Holding Corp. common stock generally on the same terms and conditions that were applicable to such warrant in effect before the merger, except that the number of shares subject to, and the per share exercise price of, the warrant were adjusted based on the 1.623 merger exchange ratio.

All references in this prospectus to numbers of PAETEC shares subject to or issuable upon the exercise of the 1999 agent plan warrants and to warrant exercise prices give effect to the foregoing adjustments.

Number of Authorized 1999 Agent Plan Warrants

The warrants outstanding under the 1999 agent warrant plan as of the date of this prospectus entitle the holders thereof, subject to compliance with vesting provisions, to purchase up to a total of 243,443 shares of common stock. Each warrant evidences the right to purchase one share of common stock. We will not make any new warrant awards under the 1999 agent plan.

Exercisability

Exercise Price. Each warrant evidenced by the warrant certificate issued to a holder represents the right to purchase one share of our common stock at the exercise price and during the exercise period specified in the warrant certificate. The outstanding warrants may be exercised at exercise prices ranging from $1.85 to $4.01 per share of our common stock. As of the date of this prospectus, the warrants had a weighted average exercise price of approximately $2.92.

Exercise Period. The 1999 agent plan warrants first became exercisable as of June 11, 2008, which was the effective date of the first registration statement filed by us under the Securities Act to cover the exercise of the warrants. The warrants as originally issued provided that they would not become exercisable until one year after PAETEC Corp. had completed an “initial public offering” of its common stock, so long as after such date the exercise of the warrants was covered by an effective registration statement under the Securities Act. In connection with its assumption of the warrants in February 2007, as described above, PAETEC Holding Corp. agreed that the completion of the merger transaction would be deemed to constitute an “initial public offering” for purposes of warrant exercisability.

Each outstanding warrant may be exercised until 5:00 p.m., New York time, on the day which is the tenth anniversary of the warrant’s issue date. Accordingly, the exercise periods of the warrants will expire at various dates through 2015. Any warrant that is not exercised before its expiration date will be null and without further force or effect, and all rights of the holder under the warrant to purchase our common stock will cease.

Vesting. The warrants evidenced by each warrant certificate may be exercised only to the extent that such warrants have vested. The vesting of such warrants is based on the holder’s attainment and maintenance of specified revenue performance targets as set forth in the holder’s warrant certificate and in the 1999 agent plan. As of the date of this prospectus, all outstanding 1999 agent plan warrants were fully vested.

Securities Act Registration. Holders of 1999 agent plan warrants are entitled to exercise their warrants only if a registration statement relating to the exercise of the warrants and issuance of the shares underlying the warrants is then effective under the Securities Act and the prospectus which forms a part of such registration statement is then current.

Payment of Exercise Price. To exercise any warrants, in addition to submitting required documentation, the holder is required to pay PAETEC the exercise price for the number of shares of common stock in respect of which such warrants are exercised.

Holders may pay the exercise price in cash or by a “cashless exercise.” In a cashless exercise, the holder must pay the exercise price by authorizing PAETEC to withhold from the shares otherwise issuable to the holder the number of shares which has an exercise date value equal to the total exercise price. If a holder elects to effect a cashless exercise, the holder will be entitled to receive upon exercise the number of shares computed in accordance with the formula specified in the warrant certificate as of the date on which PAETEC receives from the holder the properly completed Exercise Form, which is attached as an exhibit to the holder’s warrant certificate, along with the warrant certificate and other required documents. PAETEC may require the agent to make a cash payment to the company in the amount, if any, of federal or other taxes which PAETEC may, in its judgment, be required to withhold with respect to an award, or PAETEC may, in its sole discretion, make an adjustment to the number of shares delivered pursuant to the cashless exercise formula to account for any such amount.

Exercise Terms and Procedures. To exercise the 1999 agent plan warrants, the holder must deliver the following items by first-class mail, overnight courier or hand to PAETEC’s Legal Department at One PAETEC Plaza, 600 Willowbrook Office Park, Fairport, New York 14450 or any other contact person or address PAETEC designates to the holder in writing:

•	the “Exercise Form” attached as an exhibit to the holder’s warrant certificate, completed and executed as indicated in the form;

•

unless the holder indicates in the Exercise Form that the holder wishes to pay by a cashless exercise of the warrants, a certified or bank check, payable to the order of PAETEC Holding Corp., in payment of the total exercise price for the shares issuable upon the exercise, plus the amount, if any, of federal and other taxes which PAETEC may, in its judgment, be required to withhold with respect to the exercise;

•	the original, manually executed warrant certificate; and

•	such other documents, if any, as PAETEC may specify.

The method of delivery of these items is at the holder’s option. If the holder uses the mail, however, PAETEC recommends that the holder use registered mail, with return receipt requested, and properly insure the warrant certificate as a precaution against loss.

PAETEC may waive in its discretion irregularities in any documents delivered and compliance with the warrant exercise procedures described in this prospectus. All questions as to validity, form and eligibility of any surrender of warrant certificates will be determined by PAETEC, and such determination will be final and binding on the holder.

Warrants may be exercised in a maximum of two installments. If fewer than all of the warrants evidenced by a holder’s warrant certificate are exercised, PAETEC will issue the holder a new warrant certificate for the number of warrants that remain outstanding after such exercise.

Upon the exercise of any warrants in accordance with the warrant certificate, PAETEC’s transfer agent will record in the name of the holder in book-entry form the number of shares of PAETEC common stock issuable upon exercise of the warrants tendered by such holder for exercise, and will deliver to the holder a Direct Registration System, or “DRS,” Statement. If the holder has properly tendered the required documents and payment in connection with the warrant exercise, PAETEC will consider the exercise completed and will treat the holder as a PAETEC stockholder on the day it receives the documents and payment. If, however, the registration statement of which this prospectus forms a part is not effective or this prospectus is not current at the time the holder tenders warrants for exercise, PAETEC will consider the exercise completed and issue the PAETEC shares to the holder as of the second business day after the registration statement is again effective and a current prospectus has been delivered.

All shares of common stock issuable by PAETEC upon exercise of the warrants will be validly issued, fully paid and nonassessable, and not subject to preemptive rights.

PAETEC will not issue fractional shares of common stock upon the exercise of warrants. If any fraction of a share of common stock would be issuable upon the exercise of any warrants, PAETEC, in its sole discretion, either will round the fractional share up to the nearest whole share of common stock or will pay cash in an amount equal to the same fraction of the fair market value per share of its common stock on the date of exercise. “Fair market value” for these purposes generally means the closing price of the common stock on the warrant exercise date as reported on the NASDAQ Stock Market or any other established stock exchange that trades the largest volume of shares on such date.

PAETEC will not pay any tax or charge which may be payable in respect of any transfer involved in the issuance of any shares of common stock in a name other than that of the registered holder of the warrant certificate surrendered upon the exercise of a warrant. In this event, PAETEC will not issue or deliver such shares unless or until the person requesting the issuance of the shares has paid to PAETEC the amount of such tax or charge or has established to PAETEC’s satisfaction that such tax or charge has been paid. PAETEC may require the holder to make a cash payment to the company in the amount, if any, of federal and other taxes which PAETEC may, in its judgment, be required to withhold under U.S. Treasury regulations with respect to an award. Alternatively, PAETEC may, in its sole discretion, make an adjustment to the number of shares of common stock delivered pursuant to the “cashless exercise” formula to account for any such amount. Matters related to backup withholding are discussed below under “–Federal Income Tax Consequences–Information Reporting and Backup Withholding.”

Dilution

The exercise prices of PAETEC’s 1999 agent plan warrants are substantially higher than the net tangible book value per share of PAETEC’s common stock as of March 31, 2011. Accordingly, if you purchase shares of PAETEC’s common stock pursuant to the exercise of the warrants, you will incur immediate and substantial dilution of the net tangible book value per share of the common stock you purchase. As of March 31, 2011, the net tangible book value per share of PAETEC’s common stock was $(4.02). After giving effect to the exercise of all outstanding 1999 agent plan warrants at a weighted average exercise price of $2.92 per share less the estimated offering expenses payable by us, our pro forma net tangible book value as of March 31, 2011 would have been $(4.00) per share of our common stock. On a pro forma basis, this amount would represent an increase of $0.02 per share in net tangible book value attributable to the cash payments made by agents exercising their 1999 agent plan warrants, and would result in dilution of $6.92 per share to such agents.

Reservation of 1999 Agent Plan Warrant Shares

PAETEC is required at all times to reserve and keep available, free from preemptive rights, out of its authorized but unissued common stock or its authorized and issued common stock held in its treasury, the maximum number of shares of common stock that may be issuable by it from time to time upon the exercise of all outstanding warrants.

Listing of 1999 Agent Plan Warrant Shares

The shares of common stock issued upon exercise of warrants will be listed for trading on the same securities exchange, if any, as our common stock is then listed. As of the date of this prospectus, the common stock is listed on the NASDAQ Global Select Market of the NASDAQ Stock Market.

Adjustments to Exercise Price and Number of 1999 Agent Plan Warrant Shares

The exercise price of the warrants and the number of shares of common stock issuable upon the exercise of the warrants will be subject to adjustment upon the occurrence of the events described below.

The number and kind of securities issuable upon the exercise of the warrants will be proportionately adjusted beginning on the record date for any distribution described below or the effective date of any subdivision, combination, reclassification or recapitalization, described below if PAETEC:

•	effects a distribution payable in shares of common stock to all holders of the outstanding common stock;

•	subdivides the outstanding shares of common stock;

•	combines the outstanding shares of common stock into a smaller number of shares of common stock; or

•	issues any PAETEC securities in a reclassification or recapitalization of the common stock.

In such an event, the holder of the warrants exercised after such time will be entitled to receive the aggregate number and kind of securities which, if such warrants had been exercised in full immediately before such record date or effective date, the holder would have owned upon such exercise and been entitled to receive by virtue of the distribution, subdivision, combination, reclassification or recapitalization. This adjustment will be made successively whenever any event listed above occurs. Upon each adjustment of the number or kind of shares for which the warrants are exercisable as described above, the per share exercise price payable upon the exercise of the warrants will be adjusted by multiplying the exercise price immediately before the adjustment by a fraction, the numerator of which is the number of shares of common stock covered by the warrants immediately before the adjustment, and the denominator of which is the number of shares covered by the warrants immediately after the adjustment.

If PAETEC is involved in any reorganization, merger, consolidation or similar transaction, the number and kind of securities issuable upon exercise of the warrants will be adjusted so that the holder would be entitled to receive the number and kind of securities that the holder would have received pursuant to such transaction if the securities subject to the warrants had been issued immediately before the transaction. If PAETEC is not the issuer of the securities which the holder would have received pursuant to such reorganization, merger, consolidation or similar transaction, provision for such an adjustment must be made in writing in connection with the transaction for the assumption of the agent warrant plan and all then-outstanding warrants by the corporation or entity that is the issuer of the securities. From and after any such assumption, the provisions of the agent warrant plan and the warrants will be interpreted so as to maintain the interests of the holder intended by the agent warrant plan and by the warrant certificates. Upon each adjustment of the number or kind of securities for which the warrants are exercisable, the per share exercise price payable upon exercise of the warrants will be appropriately and proportionately adjusted.

Non-Transferability of 1999 Agent Plan Warrants

You may not assign, transfer, pledge or otherwise dispose of your warrant certificate or the rights evidenced by the warrant certificate to any person, except as specifically provided in the 1999 agent plan and with the prior written consent of PAETEC. PAETEC may provide or withhold such consent in its sole discretion.

Transferability of 1999 Agent Plan Warrant Shares

The shares of PAETEC common stock received by you upon any exercise of 1999 agent plan warrants will be eligible for sale by you in the public market without restriction under the Securities Act, except that if you are an “affiliate” of PAETEC (as that term is defined in Rule 144 under the Securities Act), your PAETEC shares will be subject to the resale limitations of Rule 144.

No Rights as Stockholder

The holders of unexercised warrants are not entitled, as such, to any rights of a stockholder of PAETEC, including, without limitation, the right to vote or to consent to any action of the stockholders, to receive dividends or other distributions, to exercise any preemptive right or to receive any notice of meetings of stockholders.

Federal Income Tax Consequences

The following discussion is a summary of the material U.S. federal income tax considerations that relate to the exercise of the 1999 agent plan warrants. The information in this section is based on the Internal Revenue Code of 1986, as amended, regulations of the Treasury Department in effect on the date hereof, current administrative interpretations and positions of the Internal Revenue Service and existing court decisions. We cannot assure you that future legislation, regulations, administrative interpretations and court decisions will not significantly change, perhaps retroactively, the law on which the following discussion is based.

The information in this section does not purport to be a comprehensive description of all of the tax considerations that may be relevant to each person’s decision to exercise the 1999 agent plan warrants. This information does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. You should consult your own tax adviser as to any federal, state, local, foreign or other tax consequences associated with the exercise of the warrants, in light of your personal circumstances.

Exercise of Warrants. When you exercise a 1999 agent plan warrant, you will recognize ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares of common stock at the time of exercise, including any cash you receive in lieu of a fractional share. Because you are not an employee or former employee of PAETEC, the ordinary income amount is not subject to withholding for taxes, except to the extent of “backup withholding,” but will be included in your income for purposes of determining your obligation to pay estimated taxes. If you are a natural person, limited liability company, partnership or trust, each of which we refer to as a “non-corporate person,” PAETEC will report the income from any exercise of your warrants to you on Form 1099. PAETEC will be entitled to a business expense deduction in the same amount and at the same time as you recognize any ordinary income upon exercise.

In general, your basis in the shares of common stock you acquire by exercising a warrant will be equal to the fair market value of the shares at the time of exercise. When you subsequently sell or exchange shares of common stock acquired by exercising a warrant, you will have a taxable gain or loss, measured by the difference between the sale proceeds and the tax basis of the shares of common stock acquired upon exercise. Such gain or loss will be long-term capital gain or loss if at the time of the sale you have held the stock received upon exercise of the warrant for more than one year from the date of exercise of the warrant.

Information Reporting and Backup Withholding. Under U.S. Treasury regulations, we must report to the Internal Revenue Service gain realized on exercise of the warrants by any non-corporate person, regardless of whether withholding was required.

The shares of common stock delivered to a holder that is a non-corporate person and that fails to provide the appropriate certification in accordance with applicable U.S. Treasury regulations generally will be reduced by backup withholding at the applicable rate, which is 28% as of the date of this prospectus.

Information reporting and possible backup withholding also generally apply to the proceeds of a disposition of our common stock or warrants by holders that are non-corporate persons.

Backup withholding is not an additional tax. Amounts that we withhold under the backup withholding rules may be refunded or credited against the holder’s U.S. federal income tax liability, if any, if required information is furnished to the Internal Revenue Service in a timely manner. If you are a non-corporate person, you should consult your own tax adviser regarding the application of backup withholding in your particular circumstance and the availability of a procedure for obtaining an exemption from backup withholding under current U.S. Treasury regulations.

DESCRIPTION OF OUR COMMON STOCK

The following is a summary of the material terms of the common stock of PAETEC Holding Corp. under our restated certificate of incorporation and amended and restated bylaws and Delaware corporate law. This summary is not complete and is qualified in its entirety by reference to our certificate of incorporation and bylaws. You may obtain copies of these documents as described under “Where You Can Find More Information.”

Authorized and Outstanding Capital Stock

We are authorized to issue 320,000,000 shares of capital stock, each with a par value of $0.01, consisting of 300,000,000 shares of common stock and 20,000,000 shares of preferred stock. As of May 2, 2011, 145,075,559 shares of common stock and no shares of preferred stock were issued and outstanding.

Our certificate of incorporation provides that, notwithstanding the provisions of the Delaware General Corporation Law, or “DGCL,” the number of authorized shares of our common stock and preferred stock may, without a series vote, be increased or decreased (but not below the number of shares then outstanding) from time to time by the affirmative vote of the holders of a majority in voting power of our outstanding capital stock entitled to vote, voting together as a single class.

Description of Common Stock

Voting Rights. Each holder of shares of PAETEC common stock is entitled to attend all special and annual meetings of PAETEC’s stockholders. In addition, each such holder is entitled, together with the holders of all other classes of capital stock entitled to attend special and annual stockholder meetings (subject to the provisions of any resolutions of the board of directors granting any holders of preferred stock exclusive or special voting powers with respect to any matter), to cast one vote for each outstanding share of PAETEC common stock held upon any matter, including the election of directors, which is properly considered and acted upon by the stockholders. Except as otherwise required by law, holders of the PAETEC common stock, as such, are not entitled to vote on any amendment to PAETEC’s restated certificate of incorporation, including the certificate of designation of any series of PAETEC preferred stock, that relates solely to the terms of one or more outstanding series of PAETEC preferred stock, if the holders of the affected series are entitled, either voting separately or together with the holders of one or more other affected series, to vote on such amendment under the restated certificate of incorporation, including the certificate of designation of any series of PAETEC preferred stock, or pursuant to the DGCL.

Our bylaws provide that the presence in person or by proxy at any meeting of stockholders of holders of capital stock representing a majority of the voting power of our outstanding capital stock constitutes a quorum for such meeting. When a quorum is present at any stockholder meeting, the affirmative vote of holders of a majority of such capital stock present at such meeting is necessary to approve any matter, unless the matter is one upon which a different vote is required by any law or other rule or regulation applicable to PAETEC, including any rule, regulation or practice of the NASDAQ Stock Market or any other stock exchange applicable to PAETEC or its securities at the time of the meeting. Except as otherwise required by law or any agreement of PAETEC, directors are elected by a plurality of the votes cast of the shares represented at the stockholder meeting.

Liquidation Rights. The holders of PAETEC common stock and the holders of any class or series of stock entitled to participate with the holders of PAETEC common stock as to the distribution of assets upon the occurrence of any liquidation, dissolution or winding-up of PAETEC, whether voluntary or involuntary, will become entitled to participate in the distribution of any of PAETEC’s assets remaining after PAETEC has paid, or provided for the payment of, all of its debts and liabilities and after PAETEC has paid, or set aside for payment, to the holders of any class or series of preferred stock having preference over the PAETEC common stock upon the occurrence of liquidation, dissolution or winding-up, the full preferential amounts, if any, to which the holders of such class or series are entitled.

Dividends. Dividends may be paid on the PAETEC common stock and on any class or series of preferred stock entitled to participate with the PAETEC common stock as to dividends on an equal per-share basis, but only when, as and if declared by the board of directors. Holders of PAETEC common stock will be entitled to receive any such dividends out of any assets legally available for the payment of dividends only after the provisions with respect to preferential dividends on any outstanding series of preferred stock have been satisfied and after PAETEC has complied with all the requirements, if any, with respect to redemption of, or the setting aside of sums as sinking funds or redemption or purchase accounts with respect to, any outstanding series of PAETEC preferred stock. See “Dividend Policy” for a description of our policy regarding the payment of cash dividends on our common stock.

Other Rights. Holders of the PAETEC common stock do not have any preemptive, cumulative voting, subscription, conversion, redemption or sinking fund rights.

Anti-Takeover Effects of Provisions of Certificate of Incorporation and Bylaws

PAETEC’s restated certificate of incorporation and amended and restated bylaws contain provisions that could have the effect of delaying or deferring a change in control of PAETEC. The charter and bylaw provisions, among other matters:

•	provide for the classification of the board of directors into three classes, with approximately one-third of the directors to be elected each year;

•	limit the number of directors constituting the entire board of directors to a maximum of 15 directors;

•	provide that any vacancy on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors then in office;

•	provide that a special meeting of stockholders may be called only by PAETEC’s chief executive officer or chairman of the board or by a majority of the authorized number of directors;

•

establish advance notice procedures for stockholders to make nominations of candidates for election as directors or to present any other business for consideration at any annual or special stockholder meeting;

•

except as otherwise provided in connection with the rights of holders of any outstanding series of preferred stock, prohibit PAETEC stockholders from taking action by written consent in lieu of a meeting with respect to any actions that are required or permitted to be taken by PAETEC stockholders at any annual or special meeting of stockholders, unless the PAETEC board of directors has expressly approved in advance the action to be taken by written consent and the taking of such action by such written consent; and

•

as described below, provide authority for the board of directors without stockholder approval to provide for the issuance of up to 20,000,000 shares of PAETEC’s preferred stock, in one or more series, with terms and conditions, and having rights, privileges and preferences, to be determined by the board of directors.

Description of Preferred Stock

PAETEC’s restated certificate of incorporation authorizes its board of directors from time to time and without further stockholder action to provide for the issuance of shares of preferred stock in one or more series, and to fix the voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations, and restrictions of each such series, including, but not limited to, dividend rights, liquidation preferences, conversion privileges and redemption rights. PAETEC’s board of directors will have broad discretion with respect to the creation and issuance of preferred stock without stockholder approval, subject to any applicable rights of holders of any shares of preferred stock outstanding from time to time.

The rights and privileges of holders of the common stock may be adversely affected by the rights, privileges and preferences of holders of shares of any series of preferred stock that the board of directors may designate and PAETEC may issue from time to time. Among other things, by authorizing the issuance of shares of preferred stock with particular voting, conversion or other rights, the board of directors could adversely affect the voting power of the holders of the common stock and could discourage any attempt to effect a change in control of PAETEC, even if such a transaction would be beneficial to the interests of PAETEC’s stockholders.

Section 203 of the Delaware General Corporation Law

PAETEC is subject to Section 203 of the DGCL, which, with specified exceptions, prohibits a Delaware corporation from engaging in any “business combination” with any “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder unless:

•	before that time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or after that time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines “business combination” to include the following transactions, subject to specified exceptions:

•

any merger or consolidation of the corporation or any majority-owned subsidiary of the corporation with the interested stockholder or, in specified circumstances, any other entity if the merger or consolidation is caused by the interested stockholder;

•

any sale, lease, exchange, mortgage, pledge, transfer or other disposition involving the interested stockholder of assets of the corporation or any majority-owned subsidiary of the corporation which have an aggregate market value equal to 10% or more of either (1) the consolidated assets of the corporation or (2) the aggregate market value of all outstanding stock of the corporation;

•	any transaction that results in the issuance or transfer by the corporation or any majority-owned subsidiary of the corporation of any stock of the corporation to the interested stockholder;

•

any transaction involving the corporation or any majority-owned subsidiary of the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation or any such subsidiary owned by the interested stockholder; or

•

any receipt by the interested stockholder of any direct or indirect benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation or any majority-owned subsidiary of the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by that entity or person, subject to specified exceptions.

The application of Section 203 may make it difficult and expensive for a third party to pursue a takeover attempt that PAETEC does not approve even if a change in control would be beneficial to the interests of PAETEC’s stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, 6201 15th Avenue, Brooklyn, New York 11219.

PAETEC serves as the transfer agent and registrar for the warrants outstanding under the 2009 agent warrant plan and the 1999 agent warrant plan, and will serve in these capacities for the warrants to be issued under the 2011 agent warrant plan.

Listing

Our common stock is listed on the NASDAQ Global Select Market of the NASDAQ Stock Market under the symbol “PAET.”

PLAN OF DISTRIBUTION

From time to time after the date of this prospectus, we will directly offer and issue (1) the 2011 agent plan warrants to select independent sales agents that provide services for us as of the warrant issue dates and (2) the shares of common stock issuable under the 2011 agent plan, the 2009 agent plan or the 1999 agent plan to the warrant holders upon the exercise of the warrants in accordance with their terms. We will not pay any person commissions or other compensation in connection with the offer or sale of the warrants or common stock.

Warrant holders may elect to pay the warrant exercise price under cashless exercise provisions of their warrants instead of paying the exercise price in cash.

We estimate that we will incur expenses of approximately $165,000 in connection with our offering of the securities covered by this prospectus.

Holders of warrants will be entitled to exercise their warrants only if this registration statement relating to the exercise of the warrants and issuance of the shares underlying the warrants is then effective under the Securities Act and the prospectus which forms a part of this registration statement is then current.

This prospectus does not cover resales of any warrants or resales of any shares of common stock issued upon the exercise of any warrants.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy reports and other information that we have filed with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information concerning the public reference room. PAETEC’s SEC filings are also available to the public at the Internet web site maintained by the SEC at www.sec.gov for issuers such as PAETEC that file electronically with the SEC.

We have filed a registration statement on Form S-1 under the Securities Act with the SEC to register the warrants and shares of our common stock offered by this prospectus. This prospectus does not contain all of the information contained in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and the documents filed or incorporated by reference as exhibits to the registration statement, including the 2011 agent plan, the 2009 agent plan and the 1999 agent plan and the forms of warrant certificate under the plans, are available for inspection and copying as described above.

The SEC allows us to “incorporate by reference” information in this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by other information that is included in or incorporated by reference in this document.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC, excluding any information furnished and not filed:

•	our Annual Report on Form 10-K for the year ended December 31, 2010, as amended by the Annual Report on Form 10-K/A we filed on April 12, 2011;

•	our definitive proxy statement for our 2011 annual meeting of stockholders on Schedule 14A filed on April 20, 2011;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011; and

•

our Current Reports on Form 8-K filed on January 5, 2011, January 7, 2011 (as filed on Form 8-K/A to amend our Current Report on Form 8-K filed on December 6, 2010), February 10, 2011, February 22, 2011, May 31, 2011, June 3, 2011 and June 8, 2011.

You may access the foregoing incorporated documents on our corporate web site at www.paetec.com.

Any statement contained in a document incorporated or deemed to be incorporated by reference in the prospectus will be modified or superseded to the extent that a statement contained in this prospectus modifies or supersedes such statement in any such document. Any statement so modified or superseded does not, except as so modified or superseded, constitute a part of this prospectus.

Upon written or oral request, we will provide a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus, at no cost, to each person, including any beneficial owner, to whom this prospectus is delivered. To request a copy of any or all of this information, you should write or telephone us at the following address and telephone number:

PAETEC Holding Corp.

600 Willowbrook Office Park

Fairport, New York 14450

(585) 340-2500

Attn: Legal Department

LEGAL MATTERS

Hogan Lovells US LLP, counsel to PAETEC, will pass on the validity of the warrants and common stock offered by this prospectus.

EXPERTS

The consolidated financial statements and the related consolidated financial statement schedule, incorporated in this prospectus by reference from PAETEC Holding Corp.’s Annual Report on Form 10-K and Form 10-K/A for the year ended December 31, 2010, and the effectiveness of PAETEC Holding Corp.’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated by reference herein (which report regarding the consolidated financial statements expresses an unqualified opinion on the consolidated financial statements and consolidated financial statement schedule and includes an explanatory paragraph relating to the acquisition of Cavalier Telephone Corporation on December 6, 2010 and the acquisition of McLeodUSA Incorporated on February 8, 2008). Such consolidated financial statements and consolidated financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Cavalier Telephone Corporation and subsidiaries as of and for the year ended December 31, 2009, and as of December 31, 2008 and 2007 and for the years then ended included and incorporated by reference in this prospectus have been audited by McGladrey & Pullen, LLP, an independent registered public accounting firm and independent auditor, respectively, as stated in their reports which are included and incorporated by reference herein. Such consolidated financial statements have been so included and incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Cavalier Telephone Corporation and Subsidiaries

Report of Independent Registered Public Accounting Firm

To the Board of Directors

Cavalier Telephone Corporation

We have audited the accompanying consolidated balance sheet of Cavalier Telephone Corporation and Subsidiaries as of December 31, 2009, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cavalier Telephone Corporation and Subsidiaries as of December 31, 2009, and the results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

/s/ McGladrey & Pullen, LLP

Richmond, Virginia

April 30, 2010

Cavalier Telephone Corporation And Subsidiaries

Consolidated Balance Sheet

December 31, 2009

2009
(in thousands)
Assets
Current Assets
Cash and cash equivalents	$44,341
Accounts receivable (net of allowance for doubtful accounts of $13,577)	36,091
Prepaids and other current assets	6,400
Assets held-for-sale	285

Total current assets	87,117

Property and Equipment, net	110,035
Deferred Financing Costs, net	6,899
Intangible Assets, net	12,029
Goodwill	81,673
Other Assets, net	9,683

Total assets	$307,436

Liabilities And Stockholders’ Deficit
Current Liabilities
Accounts payable	$30,121
Accrued interest	180
Other accrued expenses	11,478
Accrued consumer taxes	8,495
Other current liabilities	12,363
Deferred revenue—current portion	18,967
Current portion of debt and obligations under capital leases	26,307

Total current liabilities	107,911
Long-Term Debt and Obligations Under Capital Leases, less current obligations	369,110
Other Long-Term Liabilities	12,207
Deferred Revenue	5,175

Total liabilities	494,403

Commitments and Contingencies
Stockholders’ Deficit (including redeemable preferred stock, listed in order of seniority)
Preferred Stock, at liquidation value
Series C	36,018
Series D	11,738
Series A	17,436
Series B	46,125
Common Stock, par value $0.0001 per share
Class A	—
Class B	—
Class C	1
Class D	1
Accumulated deficit	(298,286)

Total stockholders’ deficit	(186,967)

Total liabilities and stockholders’ deficit	$307,436

See Notes To Consolidated Financial Statements.

Cavalier Telephone Corporation And Subsidiaries

Consolidated Statement Of Operations

Year Ended December 31, 2009

2009
(in thousands)
Net revenues	$421,118

Operating expenses
Cost of revenues	188,916
Selling, general and administrative expenses	142,173
Depreciation and amortization	57,665

Total operating expenses	388,754

Income from operations	32,364
Interest expense	(44,023)
Other expense	(53)

Loss before income tax benefit	(11,712)
Income tax benefit	463

Net loss	$(11,249)

See Notes To Consolidated Financial Statements.

Cavalier Telephone Corporation And Subsidiaries

Consolidated Statement Of Stockholders’ Deficit

Year Ended December 31, 2009

(in thousands)

	Redeemable Preferred Stock (listed in order of seniority)				Common Stock				Additional Paid-In Capital	Accumulated Deficits	Total
	Series C	Series D	Series A	Series B	Class A	Class B	Class C	Class D
Balances at January 1, 2009	$36,018	$10,647	$15,815	$41,836	$—	$—	$1	$1	$—	$(281,161)	$(176,843)
Preferred return on investors’ capital	—	1,091	1,621	4,289	—	—	—	—	(1,125)	(5,876)	—
Share-based compensation expense	—	—	—	—	—	—	—	—	1,125	—	1,125
Net loss for 2009	—	—	—	—	—	—	—	—	—	(11,249)	(11,249)

Balances at December 31, 2009	$36,018	$11,738	$17,436	$46,125	$—	$—	$1	$1	$—	$(298,286)	$(186,967)

See Notes To Consolidated Financial Statements.

Cavalier Telephone Corporation And Subsidiaries

Consolidated Statement Of Cash Flows

Year Ended December 31, 2009

2009
(in thousands)
Cash Flows From Operating Activities
Net loss	$(11,249)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	43,595
Amortization	14,070
Gain on settlement	(1,722)
Interest expense for amortization of deferred financing costs	2,300
Share-based compensation expense	1,125
Deferred income taxes	5,574
Decrease in income tax valuation allowance	(5,574)
Changes in assets and liabilities:
Accounts receivable	5,608
Prepaids and other assets	1,255
Accounts payable	4,988
Accrued interest	75
Accrued consumer taxes	(1,117)
Accrued expenses and other current liabilities	(3,883)
Deferred revenue	3,094

Net cash provided by operating activities	58,139

Cash Flows From Investing Activities
Additions to property and equipment	(18,080)
Proceeds from sale of assets held-for-sale	2,282
Payments for other productive assets	(3,847)

Net cash used in investing activities	(19,645)

Cash Flows From Financing Activities
Net repayments of debt	(17,820)
Payments of capital leases	(209)

Net cash used in financing activities	(18,029)

Net increase in cash and cash equivalents	20,465

Cash and cash equivalents
Beginning of year	23,876

End of year	$44,341

Supplemental Disclosures of Cash Flow Information
Interest paid	$35,718

Income taxes refunded	$(182)

Supplemental Schedule of Noncash Investing and Financing Activities Preferred return on investors’ capital	$7,001

See Notes To Consolidated Financial Statements.

Cavalier Telephone Corporation And Subsidiaries

Notes To Consolidated Financial Statements

(amounts in thousands except share data)

Note 1.    Organization

Cavalier Telephone Corporation (Cavalier and collectively with its subsidiaries, the Company), headquartered in Richmond, Virginia, provides a wide range of communications services through its subsidiary Cavtel Holdings, LLC and its subsidiaries, Cavalier Telephone, LLC; Cavalier IP TV, LLC; Elantic Networks, Inc. (Elantic) and Talk America Holdings, Inc. (Talk).

Cavalier Telephone, LLC, and its wholly owned subsidiary Cavalier Telephone Mid-Atlantic, LLC and Talk and its wholly owned subsidiaries, Talk America, Inc., LDMI Telecommunications, Inc. and Network Telephone Corporation, are facilities-based competitive local exchange carriers (CLECs) providing local, long distance, internet and digital subscriber line (DSL) services to business and residential customers in sixteen states and the District of Columbia generally located in the mid-west, mid-Atlantic and southeast regions of the United States. Through these subsidiaries, the Company also serves incumbent and competitive local carriers, long distance and wireless providers by providing connectivity to Cavalier’s retail customers and selling excess network capacity.

Cavalier established a wholly owned subsidiary, Cavalier IP TV, LLC (Cavalier IP TV), in 2005, which offers television over internet protocol service to both business and residential customers. Cavalier IP TV began serving customers in 2006. During 2008, the Company elected to wind down its IP TV operations. Wind down of operations is expected to take place over the next few years.

Through Elantic and its wholly owned subsidiary, Intellifiber Networks, Inc. (Intellifiber), formed in 2004, the Company also provides flexible metro and long-haul broadband solutions (private line, wavelengths, dark fiber, internet and collocation) to governmental, carrier and enterprise customers throughout most of the eastern United States.

Through SecureM, LLC, and its subsidiaries RPK (B.V.I.), Ltd. and RPK New Zealand, Ltd., the Company provides software encryption systems that protect digital video content to cable television providers throughout the world.

Note 2.    Summary of Significant Accounting Policies

Principles of consolidation: The consolidated financial statements include the accounts of Cavalier and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Revenue recognition: The Company recognizes revenue on telecommunications and enhanced communications services in the period the service is provided. Revenue is recorded net of promotional discounts and sales credits. Revenue related to installation and activation fees and the related direct costs are deferred and recognized over the term of the contract or the expected customer life. However, in most situations, the Company waives installation and activation fees. In these instances, the related direct cost is expensed as incurred. Revenue related to billing in advance of providing services is deferred and recognized when earned.

The Company also charges installation fees to certain customers of Intellifiber to construct connections between the customers’ facilities and the Company’s existing fiber optic network. Customers usually make deposits of as much as 50% of the installation fees, before the Company begins construction. These installation fees are included in deferred revenue and recognized as revenue over the term of the related contracts.

Cavalier Telephone Corporation And Subsidiaries

Notes To Consolidated Financial Statements—(Continued)

(amounts in thousands except share data)

In the normal course of business of providing telephone and other communication services to its retail customers, the Company collects various federal, state and local utility and excise taxes and fees which are levied on its customers. These taxes and fees are remitted to the respective governmental authorities as collected and are excluded from revenue.

Additionally, various federal, state and local agencies and authorities levy certain taxes and fees on the Company which the Company is entitled to pass through to its customers. Amounts collected from customers related to these taxes and fees are recorded on a gross basis through the statements of operations and are included in net revenues and cost of revenues. Taxes and fees collected from the customers included in revenues for the year ended December 31, 2009 were $7,599.

Accounting Standards Codification: The Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) became effective on July 1, 2009. At that date, the ASC became FASB’s officially recognized source of authoritative U.S. generally accepted accounting principles (“GAAP”) applicable to all non–governmental entities, superseding all prior FASB, American Institute of Certified Public Accountants (“AICPA”), Emerging Issues Task Force (“EITF”) and related literature. All other accounting literature is considered non–authoritative. The switch to the ASC affects the way companies refer to U.S. GAAP in financial statements and accounting policies. Citing particular content in the ASC involves specifying the unique numeric path to the content through the Topic, Subtopic, Section and Paragraph structure.

Cash and cash equivalents: Cash equivalents consist of highly liquid investments with original maturities of three months or less at the time of the purchase. The carrying value of cash and cash equivalents approximates fair value due to their short-term nature.

The Company invests its excess cash in certificates of deposit, U.S. government securities, commercial paper, and other money market instruments and has general guidelines relative to diversification and maturities in an effort to maintain safety and liquidity. These guidelines are periodically reviewed and modified to take advantage of trends in yields and interest rates. The Company has not experienced any significant losses on its cash or cash equivalents. Balances may exceed federally insured limits.

Accounts receivable: Accounts receivable consist of amounts due from business and residential customers, other carriers and long-distance providers, including late payment fees (which are recorded as earned) on balances due from business and residential customer accounts which remain unpaid as of the due date of the respective invoice. Bad debt expense for uncollectible accounts receivable is recorded as a component of selling, general and administrative expenses when customers are terminated due to non-payment (which generally occurs 60-90 days following the invoice date) with additional charges for estimates of potential terminations based on historical collection patterns. Accounts receivable are written off when it is reasonably likely the Company will not collect on the account. Recoveries reduce the bad debt expense in the period received.

Assets held-for-sale: During 2008, the Company entered into a contract to sell the New Hope, Pennsylvania land and buildings for $2,400. The assets held for sale related to the New Hope location were written down to $2,304 at December 31, 2008, to reflect the estimated sales price net of estimated realtor commissions. The New Hope property was sold in 2009.

During 2008, the Company elected to wind down its IP TV operations and dispose of, resell or redeploy the related assets. At December 31, 2009, assets held-for-sale reflects $285, for the IP TV equipment which is recorded at the expected proceeds to be received from the sale of the assets.

Cavalier Telephone Corporation And Subsidiaries

Notes To Consolidated Financial Statements—(Continued)

(amounts in thousands except share data)

Property and equipment: Property and equipment are stated at cost. Property and equipment consists of switching equipment, network equipment, VoIP equipment, IP TV equipment, computer, internet and DSL equipment, software, equipment, furniture and fixtures, vehicles and buildings, in addition to collocation installation costs and leasehold improvements. The cost of the network and related switching equipment includes interest capitalized during the construction period and other internal costs such as labor and benefits directly related to the construction of the network and switching equipment. Depreciation is provided over the estimated useful lives of the assets, using the straight-line method.

The estimated useful lives of property and equipment are as follows:

Switching equipment	5 years
Network equipment	10-15 years
VoIP equipment	5 years
IP TV equipment	3-5 years
Computer, internet and DSL equipment	2-3 years
Software	3 years
Equipment, furniture and fixtures	5-7 years
Vehicles	3-5 years
Buildings	25 years

Indefeasible right of use (IRU) contracts, for which the Company is granted the exclusive right to use certain fibers within fiber optic cables on the grantor’s network, are classified in property and equipment as a component of network equipment, capitalized and depreciated, using the straight-line method, over the lesser of the IRU period, the life of the network itself, or fifteen years. Collocation installation costs, or amounts paid to the incumbent local exchange carrier (ILEC) for central office locations, are capitalized and depreciated over the lesser of the life of the commitment or ten years. Leasehold improvements are depreciated over the lesser of their estimated useful lives or the related lease term. The cost of computer software purchased for internal use is capitalized at the time of purchase.

Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the accounts with any resulting gain or loss included in operations.

Costs associated with repair and maintenance are expensed as incurred.

Deferred financing costs: Deferred financing costs consist of costs incurred in relation to long-term debt and are amortized to interest expense over the term of the related debt financing by a method, which approximates the effective interest method.

Intangible assets: Intangible assets consist of acquired customer relationships and customer contracts (see Note 3). The intangible assets were recorded at the purchase date at their estimated fair market values and are amortized, on a pro rata basis, over their respective estimated lives. The estimated lives for acquired customer relationships and customer contracts are eight years and four years, respectively.

Advertising costs: The Company expenses advertising costs in the period incurred. Advertising and promotional expense, including telemarketing costs, amounted to $1,948 for 2009.

Goodwill: The Company records, as goodwill, the excess of purchase price over the fair value of the identifiable net assets acquired in business combinations. ASC 350 , Goodwill and Other , prescribes a two-step process for impairment testing of goodwill which is performed annually, as well as when an event triggering

Cavalier Telephone Corporation And Subsidiaries

Notes To Consolidated Financial Statements—(Continued)

(amounts in thousands except share data)

impairment may have occurred. The first step tests for impairment, while the second step, if necessary, measures the impairment. The Company tests goodwill as of December 31 each year. No impairment was identified during the year ended December 31, 2009.

Other assets: Other assets include amounts on deposit with certain vendors and facility and loop costs which are non-recurring amounts paid to the ILECs for activation of their unbundled network elements and transmission lines between the central offices and the Company’s retail customers. Facility and loop costs are capitalized at their cost and amortized, using the straight-line method, over the average term of a customer contract of three years. At December 31, 2009, facility and loop costs totaled $22,256, with related accumulated amortization of $14,111. The remaining balance of other assets relates to deposits paid to vendors.

Valuation of long-lived assets: The Company accounts for the valuation of long-lived assets under ASC Topic 360, Property, Plant, and Equipment. ASC Topic 360 requires that long-lived assets and certain identifiable intangible assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of the long-lived assets is measured by a comparison of the carrying amount of the asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. Assets to be disposed of are reportable at the lower of the carrying amount or fair value, less costs to sell.

Deferred revenue: Deferred revenue consists of charges billed to customers in advance of the period in which services are provided, credit related deposits received from retail customers and advance payments and deposits received from carriers and other wholesale customers related to the use of the Company’s fiber optic network and collocation facilities.

Fair value of financial instruments: The carrying amounts of cash, accounts receivable, accounts payable, short-term debt and deferred revenue approximate fair value at December 31, 2009, due to the relative short maturity of these instruments. Management believes the carrying amount of long-term debt would not materially differ from its fair value in comparison with other arrangements offered to the Company for debt with similar terms and maturities.

Share-based compensation: The Company applies the provisions of ASC Topic 718, Stock Compensation . ASC 718 requires that the compensation cost relating to share-based payment transactions, including grants of employee stock options, be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. ASC 718 covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans.

Risks and uncertainties: The Company is reliant on attracting new customers and providing quality service offerings in order to retain customers and to achieve its business plan. A protracted recessionary environment could have an adverse impact on overall demand for services. The telecommunications industry is also highly competitive, and the Company expects to continue to face pricing and product competition from the large, established telephone companies that are currently the dominant providers and from other types of communications businesses, including cable companies providing broadband Internet access and other competitive providers.

The Company relies in significant part on purchasing wholesale services and leasing network facilities from Verizon, AT&T and other incumbent local exchange carriers. Over the past several years, the Federal

Cavalier Telephone Corporation And Subsidiaries

Notes To Consolidated Financial Statements—(Continued)

(amounts in thousands except share data)

Communications Commission (FCC) has reduced or eliminated a number of regulations governing the incumbent carriers’ offerings, including removal of local switching and other network elements from the list of elements that the incumbent carriers must provide on an unbundled basis at TELRIC (Total Element Long Run Incremental Cost) cost-based rates, as well as the grant of broad pricing flexibility for special access service in many areas. The Company’s business could be adversely affected if it is unable to purchase services at reasonable rates or if the FCC, Congress, or state regulators were to adopt measures further reducing the local competition related obligations of incumbent local exchange carriers or allowing those carriers to increase further the rates the Company must pay.

Income taxes: The Company accounts for income taxes using the asset and liability approach in accordance with ASC 740, Income Taxes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

On January 1, 2009, the Company adopted the accounting guidance on accounting for uncertainty in income taxes, which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under this guidance, the Company may recognize the tax benefit from an uncertain tax position only if it is more-likely-than-not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The guidance on accounting for uncertainty in income taxes also addresses de-recognition, classification, interest and penalties on income taxes, and accounting in interim periods.

The adoption of the new standard had no material impact on the Company’s consolidated balance sheet. After examining the tax positions taken prior to the adoption, the Company concluded that it is more-likely-than-not these tax positions will be sustained in the event of an examination and that there would be no material impact to its effective tax rate upon the adoption. No interest or penalties have been accrued associated with any tax positions taken. In the event interest or penalties had been accrued, the Company’s policy is to include these amounts related to unrecognized tax benefits in income tax expense. The Company’s federal, state and foreign returns are open with limited exception from 1997 forward.

Use of estimates: The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and revenues and expenses during the periods reported. The most significant estimates include the allowance for doubtful accounts, the lives of long-term assets, the valuation of network assets and the valuation allowance for net deferred tax assets. Actual results could differ from those estimated.

Subsequent events: The Company has evaluated subsequent events through April 29, 2010, the date on which the consolidated financial statements were available to be issued.

Cavalier Telephone Corporation And Subsidiaries

Notes To Consolidated Financial Statements—(Continued)

(amounts in thousands except share data)

Note 3.    Intangible Assets

Intangible assets at December 31, 2009 consisted of $42,545 customer relationships and $4,020 customer contracts. Amortization expense recognized on all intangibles totaled $6,152 for the year ended December 31, 2009. Estimated aggregate amortization expense for each of the next five years and thereafter is as follows:

Years Ending December 31,
2010	$4,545
2011	3,134
2012	2,415
2013	1,213
2014	722

$12,029

Note 4.    Property and Equipment

Property and equipment consists of the following:

2009
Switching equipment	$190,266
Network equipment	63,723
VoIP equipment	1,312
Collocation	73,130
Customer premise equipment	13,315
DSL equipment	18,591
Computers and software	38,137
Equipment	23,774
Vehicles	3,988
Leasehold improvements	9,691
Furniture and fixtures	5,034
Buildings	4,916
Land	1,835

447,712
Less accumulated depreciation and amortization	(337,677)

Property and equipment, net	$110,035

Property and equipment includes $2,107 of capitalized interest at December 31, 2009. Accumulated depreciation related to the capitalized interest was approximately $1,902 at December 31, 2009, and the related depreciation expense was approximately $19 during the year ended December 31, 2009.

Gross capitalized software amounted to approximately $21,324 in 2009. Accumulated depreciation was approximately $17,225 at December 31, 2009 and the related depreciation expense was approximately $2,580 during the year ended December 31, 2009.

Cavalier Telephone Corporation And Subsidiaries

Notes To Consolidated Financial Statements—(Continued)

(amounts in thousands except share data)

Note 5.    Long-Term Debt

Long-term debt consists of the following:

2009
Term loans	$392,430
Capital lease obligations	2,696
Other notes	291

395,417
Less: current portion	(26,307)

Long-term debt	$369,110

Principal payments on long-term notes payable, exclusive of payments for capital leases (which are provided in Note 8), are as follows:

Years Ending December 31,
2010	$26,224
2011	3,973
2012	362,280
2013	18
2014	19
Thereafter	207

$392,721

Senior Credit Facilities: The Company entered into a senior credit agreement with commercial lenders, under which the Company could borrow up to $20,000 in a Revolving Facility and $415,000 in Term Loans with a maturity date of December 31, 2011 and 2012, respectively. Up to $5,000 of the Revolving Facility will be available for the issuance of letters of credit. Up to $10,000 of the Credit Facilities will be available for the issuance of a swingline subfacility. The Credit Facilities are subject to a commitment fee equal to an annual rate of 0.50% of the average daily unused portion of the revolving loans commencing on the closing date payable in arrears on the last business day of each calendar quarter commencing March 31, 2007, and ending on the revolving loans maturity date.

Principal payments on the Term Loans of the Credit Facilities are payable in equal quarterly installments of $989 on the last day of each quarter through September 30, 2012. The balance of the Term Loans is payable on December 31, 2012. Additional mandatory repayments are also required under certain conditions as described in the Credit Facilities. Borrowings under the Credit Facilities may be prepaid, at any time, in whole or in part, without penalty.

On May 5, 2008, the Company reached an agreement with its lenders to amend certain terms under the Credit Facilities and waive existing covenant defaults. In exchange for the waiver, the amendment (i) reduces the thresholds for certain financial covenants in future measurement dates, (ii) establishes a LIBOR floor such that the basis of LIBOR rate loans may not fall below 3.25%, (iii) fixes the interest rate on term loans at either LIBOR plus 6.25% or the Alternate Base Rate plus 5.25%, (iv) increases the margin charged to revolver borrowings by 1.5%, (v) requires additional interest charges of 1.0% per annum following the amendment effective date which, at the Company’s option may be added to the outstanding principal balance of the term loan, (vi) requires additional interest charges of 1.0% per annum effective June 30, 2009, if certain leverage ratio

Cavalier Telephone Corporation And Subsidiaries

Notes To Consolidated Financial Statements—(Continued)

(amounts in thousands except share data)

tests are not met which, at the Company’s option may be added to the outstanding principal balance of the term loan, and (vii) requires additional interest charges of 1.0% per annum effective June 30, 2010, if certain leverage ratio tests are not met. The interest rate applicable to borrowings under the Credit Facilities was approximately 10.5% at December 31, 2009. Accrued and unpaid interest on the outstanding loan balance of the Credit Facilities is payable quarterly in arrears.

Under the Credit Facilities, the Company is subject to certain financial and operating covenants and restrictions, including minimum quarterly thresholds for earnings before interest, taxes, depreciation and amortization (EBITDA); periodic financial reporting requirements; and restrictions on indebtedness, the transfer of assets other than in the normal course of business and other operating matters.

The Credit Facilities are collateralized by a pledge of all capital stock and other ownership interests of the Company’s direct and indirect subsidiaries and substantially all of the Company’s tangible and intangible assets. The Credit Facilities are guaranteed by the Company and all existing and future direct and indirect subsidiaries of the Company.

Note 6.    Capital Stock

Common stock: Except for 1,369,581 shares of Class C non-voting stock, each share of common stock has one vote per share. The number of authorized shares of common stock can be increased or decreased by the affirmative vote of the majority of the common stockholders. Common stock activity is as follows:

	Class A	Class B	Class C	Class D
Shares authorized, December 31, 2009	8,803,000	5,050,000	16,100,000	5,299,053

Shares outstanding, January 1, 2009	3,250,423	4,050,000	6,701,399	5,299,053
Exercise of stock options	—	—	—	—

Shares outstanding, December 31, 2009	3,250,423	4,050,000	6,701,399	5,299,053

Special approval rights have been granted to the Class B, Class C and Class D common stockholders such that the consent of at least the majority of the Class B, Class C and Class D common stockholders is needed to incur new debt; authorize new business activities; approve the annual operating budget; acquire other businesses; authorize or issue new shares, options or warrants; amend the by-laws or Certificate of Incorporation; dissolve, liquidate or wind up Cavalier; declare dividends, other distributions, redemption and repurchase of securities; enter into or amend related party transactions; discontinue the business, admit inability to pay debts or file for bankruptcy; and sell a substantial portion of Cavalier’s assets, other than pursuant to the sale of common stock in a public offering or a certain arm’s length transaction involving the sale of Cavalier to a non-affiliated third-party buyer.

The Board of Directors shall consist of three to five people, unless the majority of each of the Class A common stockholders, Class B common stockholders and the combined Class C and Class D common stockholders consent otherwise. The Board of Directors may, without the consent of the majority of the common stockholders, expand the number of Directors to a maximum of seven, provided that Cavalier receives at least $15 million of capital for each added Board seat. Class A common stockholders can elect one to two Directors; if they elect only one Director, then that Director will have two votes on all matters coming before the Board; and if they elect two Directors, then both such Directors will have one vote on all matters coming before the Board. Upon the death or incapacity of Cavalier’s current Executive Chairman, the Class A common stockholders can elect one Director and represent one vote on the Board. Class B common stockholders can elect two Directors.

Cavalier Telephone Corporation And Subsidiaries

Notes To Consolidated Financial Statements—(Continued)

(amounts in thousands except share data)

Class C and Class D voting common stockholders can elect one Director. Upon the death or incapacity of Cavalier’s current Executive Chairman, the Class C and Class D voting common stockholders can elect one additional Director. The preferred stockholders as a class have no rights to elect a member of the Board of Directors.

Dividends may be paid on common stock as determined by the Board of Directors, approved by the Class B, Class C and Class D common stockholders and subject to the preferential dividend rights of preferred stock. Upon liquidation, dissolution, sale, merger or reorganization (a liquidation event), the distribution of assets to the common stockholders is subject to the prior satisfaction of all preferred stock preferences.

Certain of the common stockholders have a pre-emptive right to purchase all or any portion of an offering by Cavalier of any equity security such that the stockholders’ percentage ownership before and after the offering shall remain unchanged. These pre-emptive rights shall terminate upon a public offering of Cavalier’s common stock. Certain of the common stockholders have also entered into an agreement that provides each such common stockholder with a right of first refusal to purchase all of Cavalier’s common stock proposed to be sold by any other such common stockholder.

Preferred stock: Each share of preferred stock is non-voting, except that (i) the consent of the holders of a majority of each of the Series B preferred stock, Series C preferred stock and Series D Preferred Stock is needed to change, respectively, any rights of the Series B preferred stock, Series C preferred stock and Series D Preferred Stock or to issue shares senior in right to the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, (ii) the 295.541791 shares of Series C Preferred Stock issued in connection with the Elantic merger are entitled to vote together with the holders of Class D Common Stock for the election of the Director to be elected by the Class C and Class D common stockholders, and (iii) the consent of the majority of the Series B and Series C Preferred Stock stockholders is needed to do any of the following: incur new debt; expand business activities into new geographic areas without having first secured sufficient financing; and sell any of the business or material assets, other than pursuant to the sale of common stock in a public offering or certain arm’s length transactions involving the sale of Cavalier to a non-affiliated third-party buyer.

Preferred stock activity is as follows:

	Senior Preferred		Junior Preferred
	Series C	Series D	Series A	Series B

Shares outstanding, December 31, 2009	1,539	812	1,206	3,191

Series C Preferred Stock and Series D Preferred Stock are collectively referred to as “Senior Preferred Stock”, and Series A Preferred Stock and Series B Preferred Stock are collectively referred to as “Junior Preferred Stock”. The holders of shares of Senior Preferred Stock, in preference to the holders of Junior Preferred Stock and all other capital stock, are entitled to receive, when declared by the Board of Directors out of funds legally available for the purpose, cumulative dividends on each share of Senior Preferred Stock, payable in cash, and accruing at a per annum rate of 10% from March 24, 2006, on the sum of (i) $10,000 (the Liquidation Value) and (ii) all accumulated and unpaid dividends accrued.

The holders of shares of Junior Preferred Stock, in preference to the holders of all capital stock and after the rights of the holders of Senior Preferred Stock, shall enjoy the same general rights with respect to the calculation and payment of dividends as the holders of Senior Preferred Stock.

Cavalier Telephone Corporation And Subsidiaries

Notes To Consolidated Financial Statements—(Continued)

(amounts in thousands except share data)

Liquidation preference: To the extent Cavalier has assets legally available and the Board of Directors has not declared the payment of, nor has Cavalier paid, the dividends on the Senior Preferred Stock, the Liquidation Value and such dividends (collectively, the Liquidation Preference) shall be due and payable upon the occurrence of any liquidation, dissolution or winding up of the affairs of Cavalier, either voluntarily or involuntarily, any sale of Cavalier or public offering, a merger or consolidation of Cavalier (a Liquidation Event). The holders of Cavalier’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock are entitled to receive the following amounts out of Cavalier’s assets remaining after Cavalier shall have satisfied its debts and other liabilities.

First, the holders of Series C Preferred Stock and Series D Preferred Stock are entitled to receive, pari passu with each other and before any amounts are paid in respect of Series A Preferred Stock, Series B Preferred Stock or Common Stock, the respective Liquidation Preferences of Series C Preferred Stock and Series D Preferred Stock.

The Series C Preferred Stock Liquidation Preference is the Liquidation Value per share plus the cumulative preferred dividends accrued thereon through the date the Liquidation Preference is paid; provided that, if the sum of (i) the total amount received on account of Series C Preferred Stock, Class D Common Stock and securities issued as dividends or distribution on the foregoing or otherwise in connection therewith (collectively, “Series C Related Securities”) prior to the Liquidation Event plus (ii) the amount receivable on account of Series C Related Securities after giving effect to the payment of the Series C Preferred Stock Liquidation Preference and the Series A, Series B and Series D liquidation preferences is less than $36,017 in the aggregate, then the Series C Preferred Stock Liquidation Preference will be: (i) $20,000 per share for the 295.541791 shares issued on January 27, 2006, in connection with the Elantic merger, and (ii) $24,215 per share for all other shares of Series C Preferred Stock.

If the Series C Preferred Stock Liquidation Preference is the same as described above, then Class D Common Stock shall only entitle the holders thereof upon the occurrence of a Liquidation Event to the payment of the par value thereof, and Class D Common Stock shall cease to participate or share in the value of Cavalier in excess of such par value.

The Series D Preferred Stock Liquidation Preference is the Liquidation Value per share plus the cumulative preferred dividends accrued thereon through the date the Liquidation Preference is paid.

After payment of the Series C and Series D Preferred Stock Liquidation Preferences, the holders of Series A and Series B Preferred Stock, pari passu with each other and before any amounts are paid in respect of Common Stock, are entitled to receive a Liquidation Preference in the amount of the Liquidation Value per share plus the cumulative preferred dividends accrued thereon through the date the Liquidation Preference is paid.

After the payment of the Series A, Series B, Series C and Series D Preferred Stock Liquidation Preferences as described above, no amounts are payable on account of such shares of stock, and none of such shares of stock are to participate or share in any remaining value of Cavalier.

Right to effect an exit: If a Liquidation Event, or a definitive agreement providing for such, is not consummated or in place by a specified date, the holders of Class A, B and C common stock, respectively, each have the right to instruct Cavalier to effect either a sale of Cavalier to an unaffiliated third party or a public offering of Cavalier securities by delivering an “exit instruction notice” to such effect. If Cavalier does not comply with such instruction within 180 days of the delivery of the exit instruction notice, then the holders of the class of common stock that delivered the exit instruction notice may, subject to obtaining any required regulatory

Cavalier Telephone Corporation And Subsidiaries

Notes To Consolidated Financial Statements—(Continued)

(amounts in thousands except share data)

consents, assume control of Cavalier for the purpose of effecting a sale of Cavalier or public offering of Cavalier securities. The rights of the Class A common stockholders to initiate an exit arose on January 1, 2004, and terminated without being exercised in connection with the March 24, 2006 amendment to the Company’s Certificate of Incorporation. The rights of the Class B common stockholders and Class C common stockholders were also amended on March 24, 2006, such that they may initiate an exit transaction beginning June 30, 2007.

Conversion of preferred stock into common stock: The preferred stock is not convertible into common stock at the option of the holders. The Board of Directors, with the consent of holders of a majority of the respective Senior or Junior Preferred Stock, may require the conversion, effective immediately prior to the consummation of a public offering, of all or any portion of the shares of preferred stock held by each holder into a number of shares of Class C common stock based on the offering price per share of common stock sold in the public offering.

Warrants: On December 19, 2000, in conjunction with a stock issuance, all new investors were issued anti-dilution protection warrants to purchase, at any time after a “Down Round Financing” until the earlier of the fifth anniversary of a public offering or December 31, 2010, Class C voting and nonvoting common stock of Cavalier. A Down Round Financing constitutes an equity financing of Cavalier in which Cavalier issues and sells Down Round Securities (those securities with redemption rights and the right to participate with the common stockholders on the remaining proceeds) for an aggregate price less than what the value was as held by the holder immediately before the financing round was completed. The price of each warrant is $0.0001. The number of shares of Class C common stock for which each warrant is exercisable is formula driven and is based on each investor’s contribution percentage in the December 19, 2000 stock issuance.

Note 7.    Share-Based Compensation Plans

On January 31, 2000, the Company adopted the Cavalier Telephone Corporation Incentive Plan (the Plan). The First and Second Amendment to the Plan, effective January 1, 2001 and October 13, 2005, respectively, authorized a total of 2,200,000 shares of Class A common stock to be available for issuance under the Plan. The Third Amendment to the Plan, effective December 15, 2006, authorized an additional 1,500,000 shares of Class A common stock to be available for issuance under the Plan.

The Company adopted ASC Topic 718, Stock Compensation , on January 1, 2006, and applied the transition guidance as prescribed by the prospective application to all grants after the effective date. Under ASC Topic 718, the fair value of each option is estimated on the date of grant using the Black-Scholes model that uses the following assumptions for 2009: (a) expected volatility, 71%; (b) expected dividends, $0; (c) expected option life, 6.6 years; and (d) risk-free rate, approximately 2.20%. Expected volatilities are based on the historic volatility of the similar public entities. The expected life represents the period of time that options granted are expected to be outstanding. The risk-free rate is based on the rate for a 7-year Treasury Note.

Options generally vest over three or four years and expire ten years from the date of grant.

Cavalier Telephone Corporation And Subsidiaries

Notes To Consolidated Financial Statements—(Continued)

(amounts in thousands except share data)

A summary of stock options outstanding at December 31, 2009 and the changes during 2009 are presented below:

			Exercise Price Per Share
	Options Available	Options Outstanding	Range	Weighted Average
Outstanding at January 1, 2009	1,099,285	2,087,375	$0.67 to 7.50	$2.55
Granted in 2009	(60,000)	60,000	$2.50	2.50
Cancelled in 2009	829,000	(829,000)	$2.50 to 3.00	2.50

Outstanding at December 31, 2009	1,868,285	1,318,375	$0.67 to 7.50	$2.61

The following table summarizes additional information about stock options outstanding and exercisable at December 31, 2009:

Options Outstanding at December 31, 2009			Options Exercisable at December 31, 2009
Exercise Prices	Shares	Remaining Weighted Average Contractual Life (Years)	Shares
$0.67	13,750	0.58	13,750
2.50	990,000	7.16	556,125
2.89	20,625	0.58	20,625
3.00	291,750	2.79	291,750
7.50	2,250	0.58	2,250

	1,318,375	6.01	884,500

The weighted average grant-date fair value of options granted during 2009 was $0. There was $1,125 of total compensation cost for share-based payment arrangement recognized in income for the year ended December 31, 2009.

A summary of the status of the Company’s nonvested options as of December 31, 2009, and changes during the year ended December 31, 2009, is presented below:

Nonvested Shares	Shares	Weighted- Average Grant-Date Fair Value
Nonvested at January 1, 2009	1,016,686	$4.53
Granted	60,000	—
Vested	(376,061)	5.63
Forfeited	(266,750)	6.46

Nonvested at December 31, 2009	433,875	1.76

As of December 31, 2009, there was approximately $536 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the plan. That cost is expected to be recognized over a weighted-average period of approximately 2 years. The total fair value of shares vested during the year ended December 31, 2009 was $2,119.

Cavalier Telephone Corporation And Subsidiaries

Notes To Consolidated Financial Statements—(Continued)

(amounts in thousands except share data)

Note 8.    Lease Commitments and Other Long-Term Liabilities

The Company has the exclusive right to use certain fibers within fiber optic cables (IRUs) under long-term contracts and leases office and warehouse space under both capital and operating leases. Some of the leases include scheduled rent increases at specified intervals during the terms of the leases. The Company recognizes rent expense on a straight-line basis over the life of the related lease.

The aggregate minimum rental commitments under non-cancellable, long-term contracts and leases are as follows:

Years Ending December 31,	IRU Liabilities	Capital Leases	Operating Leases
2010	$2,236	$355	$7,009
2011	2,039	355	6,025
2012	1,934	355	4,415
2013	1,687	355	3,115
2014	962	355	1,351
Thereafter	4,349	3,338	1,484

	13,207	5,113	$23,399

Less amount representing interest	(4,087)	(2,417)

Present value	9,120	$2,696

Less: current portion included in other current liabilities	1,355

Long-term portion of IRUs	7,765
Other long-term liabilities	4,442

Total long-term liabilities	$12,207

Rental expense was $6,969 in 2009.

Note 9.    Income Taxes

The Company’s provision for income taxes consists of the following:

2009
Federal and state income tax expense (benefit):
Current	$(463)
Deferred	5,574
Increase (decrease) in valuation allowance	(5,574)

$(463)

Cavalier Telephone Corporation And Subsidiaries

Notes To Consolidated Financial Statements—(Continued)

(amounts in thousands except share data)

The components of the net deferred tax assets and related valuation allowance at December 31, 2009, are as follows:

2009
Deferred revenue	$4,608
Provision for bad debts	5,186
Property and equipment	73,839
Intangible assets	(3,611)
Alternative minimum tax credits	4,523
Net operating loss carryforwards	90,149
Asset retirement obligation	2,042
Asset impairment charge	—
Unfavorable leases and other	6,421
Valuation allowance	(183,157)

Net deferred tax asset	$—

As of December 31, 2009, the Company had net operating loss carryforwards for federal income tax purposes of approximately $214,468. These net operating loss carryforwards expire beginning in the year ending December 31, 2010. As of December 31, 2009, the Company also has alternative minimum tax credit carryforwards in the amount of $4,523. These credits do not have expiration dates.

Realization of net deferred tax assets is dependent on the Company’s ability to generate future taxable income, which is uncertain. Accordingly, a full valuation allowance was established against these assets as of December 31, 2009.

The Company’s effective tax rate differs from the federal statutory rate of 34% due primarily to changes of valuation allowance provided for the deferred tax assets and prior year provision true up for depreciation.

The Company has evaluated its tax positions and has concluded that uncertainties exist related to open tax years of approximately $3,700 as of December 31, 2009. The Company plans to settle these uncertain tax positions during 2010.

Note 10.    Related Party Transactions

Rental payments to a related party controlled by the Company’s Former Executive Chairman, for the lease of the Company’s headquarters, amounted to $523 in 2009.

Note 11.    401(k) Plan

The Company has adopted the Cavalier Telephone, LLC 401(k) Plan which is administered by an independent trustee. Participation in the 401(k) plan is attainable upon the age of 21, and the first day following the first full month of employment. Total Company contributions were $146 in 2009.

Note 12.    Commitments and Contingencies

The Company is a party to various legal actions and administrative proceedings and subject to various claims arising in the ordinary course of business. Cavalier management considers that they have strong positions in all of these matters, and that the outcome of any of these matters will not have a material impact on the financial operating results or cash flows of the Company.

Cavalier Telephone Corporation And Subsidiaries

Notes To Consolidated Financial Statements—(Continued)

(amounts in thousands except share data)

Note 13.    Subsequent Events

In January 2010, the Company completed the acquisition of substantially all of the operating assets and liabilities of Continental Broadband Virginia, LLC and Continental Visinet Broadband, LLC (together “CBB”) for $4,030. Operating as Net Telcos, CBB provided collocation and managed services to customers in Richmond, Virginia. This acquisition will allow the Company to expand its services and enable it to provide more flexible, dynamic and customer centric solutions to current and future customers.

In January 2010, the Company completed the sale of substantially all of the operating assets and liabilities of SecureM, LLC and its wholly owned subsidiaries RPK (B.V.I.), Ltd. and RPK New Zealand, Ltd. to an unrelated third party for $5,000.

Independent Auditor’s Report

To the Board of Directors

Cavalier Telephone Corporation

Richmond, Virginia

We have audited the accompanying consolidated balance sheets of Cavalier Telephone Corporation and Subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cavalier Telephone Corporation and Subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ McGladrey & Pullen, LLP

Richmond, Virginia

April 30, 2009

McGladrey & Pullen, LLP is a member firm of RSM International,

an affiliation of separate and independent legal entities.

Cavalier Telephone Corporation And Subsidiaries

Consolidated Balance Sheets

December 31, 2008 And 2007

	2008	2007
	(in thousands)
Assets
Current Assets
Cash and cash equivalents	$23,876	$13,681
Accounts receivable (net of allowance for doubtful accounts of $8,919 and $28,076 in 2008 and 2007, respectively)	42,963	61,851
Prepaids and other current assets	7,655	9,284
Deferred tax assets	—	11,411
Assets held-for-sale	3,034	3,833

Total current assets	77,528	100,060
Property and Equipment, net	135,550	184,101
Deferred Financing Costs, net	9,199	7,975
Intangible Assets, net	18,181	26,302
Goodwill	81,673	81,673
Deferred Tax Assets, net	—	40,800
Other Assets, net	13,331	16,613

Total assets	$335,462	$457,524

Liabilities And Stockholders’ Deficit
Current Liabilities
Accounts payable	$28,588	$42,056
Accrued interest	105	205
Other accrued expenses	14,053	15,284
Accrued consumer taxes	9,612	10,374
Other current liabilities	17,161	22,643
Deferred revenue—current portion	16,067	17,007
Current portion of debt and obligations under capital leases	19,944	5,405

Total current liabilities	105,530	112,974
Long-Term Debt and Obligations Under Capital Leases, less current obligations	388,596	409,877
Other Long-Term Liabilities	13,199	14,259
Deferred Revenue	4,980	5,400

Total liabilities	512,305	542,510

Commitments and Contingencies
Stockholders’ Deficit (including redeemable preferred stock, listed in order of seniority)
Preferred Stock, at liquidation value
Series C	36,018	36,018
Series D	10,647	9,657
Series A	15,815	14,345
Series B	41,836	37,947
Common Stock, par value $0.0001 per share
Class A	—	—
Class B	—	—
Class C	1	1
Class D	1	1
Accumulated deficit	(281,161)	(182,955)

Total stockholders’ deficit	(176,843)	(84,986)

Total liabilities and stockholders’ deficit	$335,462	$457,524

See Notes To Consolidated Financial Statements.

Cavalier Telephone Corporation And Subsidiaries

Consolidated Statements Of Operations

Years Ended December 31, 2008 And 2007

	2008	2007
	(in thousands)
Net revenues	$527,982	$667,396

Operating expenses
Cost of revenues	242,877	292,486
Selling, general and administrative expenses	201,548	264,546
Depreciation and amortization	75,155	89,503
Asset impairment charges	8,739	2,026

Total operating expenses	528,319	648,561

Income (loss) from operations	(337)	18,835
Interest expense	(46,723)	(45,958)
Interest income	346	935
Gain on settlement	5,393	—
Reorganization income, net	—	2,017

Loss before income tax expense	(41,321)	(24,171)
Income tax expense	(52,749)	(33,284)

Net loss	$(94,070)	$(57,455)

See Notes To Consolidated Financial Statements.

Cavalier Telephone Corporation And Subsidiaries

Consolidated Statements Of Stockholders’ Deficit

Years Ended December 31, 2008 And 2007

(in thousands)

	Redeemable Preferred Stock (listed in order of seniority)				Common Stock				Additional Paid-In Capital	Accumulated Deficits	Total
	Series C	Series D	Series A	Series B	Class A	Class B	Class C	Class D
Balances at January 1, 2007	$36,018	$8,759	$13,011	$34,419	$—	$—	$1	$1	$—	$(121,617)	$(29,408)
Preferred return on investors’ capital	—	898	1,334	3,528	—	—	—	—	(1,877)	(3,883)	—
Issuance of common stock from options exercised	—	—	—	—	—	—	—	—	50	—	50
Share-based compensation expense	—	—	—	—	—	—	—	—	1,827	—	1,827
Net loss for 2007	—	—	—	—	—	—	—	—	—	(57,455)	(57,455)

Balances at December 31, 2007	36,018	9,657	14,345	37,947	—	—	1	1	—	(182,955)	(84,986)
Preferred return on investors’ capital	—	990	1,470	3,889	—	—	—	—	(2,213)	(4,136)	—
Issuance of common stock from options exercised	—	—	—	—	—	—	—	—	12	—	12
Share-based compensation expense	—	—	—	—	—	—	—	—	2,201	—	2,201
Net loss for 2008	—	—	—	—	—	—	—	—	—	(94,070)	(94,070)

Balances at December 31, 2008	$36,018	$10,647	$15,815	$41,836	$—	$—	$1	$1	$—	$(281,161)	$(176,843)

See Notes To Consolidated Financial Statements.

Cavalier Telephone Corporation And Subsidiaries

Consolidated Statements Of Cash Flows

Years Ended December 31, 2008 And 2007

	2008	2007
	(in thousands)
Cash Flows From Operating Activities
Net loss	$(94,070)	$(57,455)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	58,191	67,908
Amortization	16,964	21,595
Asset impairment charges	8,739	2,026
Gain on settlement	(5,393)	—
Reorganization income	—	(2,017)
Interest expense for amortization of deferred financing costs	2,067	1,560
Share-based compensation expense	2,201	1,827
Deferred income taxes	(10,122)	(11,811)
Increase in income tax valuation allowance	62,333	44,095
Changes in operating assets and liabilities:
Accounts receivable	17,402	4,802
Prepaids and other assets	3,662	5,591
Accounts payable	(13,467)	(7,567)
Liabilities subject to compromise	—	(85)
Accrued interest	(100)	(1,176)
Accrued consumer taxes	(762)	(3,468)
Accrued expenses and other current liabilities	1,544	(6,477)
Deferred revenue	(2,773)	1,590

Net cash provided by operating activities	46,416	60,938

Cash Flows From Investing Activities
Additions to property and equipment	(19,614)	(42,502)
Proceeds from sale of customer contracts	—	350
Payments for other productive assets	(5,177)	(9,000)

Net cash used in investing activities	(24,791)	(51,152)

Cash Flows From Financing Activities
Payment of debt issuance costs	(3,291)	(246)
Repayments of debt	(6,965)	(13,472)
Payments of capital leases	(1,186)	(2,283)
Proceeds from exercise of stock options	12	50

Net cash used in financing activities	(11,430)	(15,951)

Net increase (decrease) in cash and cash equivalents	10,195	(6,165)
Cash and cash equivalents
Beginning of year	13,681	19,846

End of year	$23,876	$13,681

Supplemental Disclosures of Cash Flow Information
Interest paid	$40,820	$45,574
Income taxes paid (refunded)	$(862)	$1,867
Supplemental Schedule of Noncash Investing and Financing Activities
Increase in goodwill associated with reductions of net assets acquired in 2007	$—	$9,039
Preferred return on investors’ capital	$6,349	$5,760

See Notes To Consolidated Financial Statements.

Cavalier Telephone Corporation And Subsidiaries

Notes To Consolidated Financial Statements

(amounts in thousands except share data and Note 7)

Note 1.    Organization

Cavalier Telephone Corporation (Cavalier and collectively with its subsidiaries, the Company) headquartered in Richmond, Virginia provides a wide range of communications services through its subsidiary Cavtel Holdings, LLC and its subsidiaries, Cavalier Telephone, LLC; Cavalier Networks, LLC; Phonom, LLC; Cavalier IP TV, LLC; Cavalier Services, LLC; Elantic Networks, Inc. (Elantic) and Talk America Holdings, Inc. (Talk).

Cavalier Telephone, LLC, and its wholly owned subsidiary Cavalier Telephone Mid-Atlantic, LLC and Talk and its wholly owned subsidiaries, Talk America, Inc., LDMI Telecommunications, Inc. and Network Telephone Corporation, are facilities-based competitive local exchange carriers (CLEC) providing switched local, long distance, internet and digital subscriber line (DSL) services to business and residential customers in sixteen states and the District of Columbia generally located in the midwest, mid-Atlantic and southeast regions of the United States. Through these subsidiaries, the Company also serves competitive local carriers, long distance and wireless providers by providing connectivity to Cavalier’s retail customers and selling excess network capacity.

Cavalier established a wholly owned subsidiary, Phonom, LLC, in 2003, which offers voice over internet protocol (VoIP) service to both business and residential customers. Phonom began serving customers in early 2004.

Cavalier established a wholly owned subsidiary, Cavalier Networks, LLC (Cavalier Networks), in 2003, which acquired City Signal Communications, Inc. (City Signal) on December 31, 2004. Cavalier Networks delivers flexible metro dark fiber solutions that help communications providers deliver high capacity broadband applications to consumers and enterprises. Cavalier Networks operates networks in Philadelphia, Pennsylvania and Cleveland, Ohio.

Cavalier established a wholly owned subsidiary, Cavalier IP TV, LLC (Cavalier IP TV), in 2005, which offers television over internet protocol service to both business and residential customers. Cavalier IP TV began serving customers in 2006. During 2008, the Company elected to wind down its IP TV operations. Wind down of operations is expected to take place over the next few years.

Through Elantic and its wholly owned subsidiaries Elantic Telecom, Inc. (Elantic Telecom), formed in 2004, East Telecom, Inc. and Elantic Telecom East, LLC, the Company also provides long-haul broadband solutions (private line, wavelengths, dark fiber, internet and collocation) to wholesale customers throughout most of the eastern United States.

Note 2.    Summary of Significant Accounting Policies

Principles of consolidation: The consolidated financial statements include the accounts of Cavalier and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Revenue recognition: The Company recognizes revenue on telecommunications and enhanced communications services in the period the service is provided. Revenue is recorded net of promotional discounts and sales credits. Revenue related to installation and activation fees and the related direct costs are deferred and recognized over the term of the contract or the expected customer life. However, in most situations, the Company waives installation and activation fees. In these instances, the related direct cost is expensed as incurred. Revenue related to billing in advance of providing services is deferred and recognized when earned.

Cavalier Telephone Corporation And Subsidiaries

Notes To Consolidated Financial Statements—(Continued)

(amounts in thousands except share data and Note 7)

The Company also charges installation fees to certain customers of Cavalier Networks to construct connections between the customers’ facilities and the Company’s existing fiber optic network. Customers usually make deposits of as much as 50% of the installation fees, before the Company begins construction. These installation fees are included in deferred revenue and recognized as revenue over the term of the related contracts.

In the normal course of business of providing telephone and other communication services to its retail customers, the Company also collects various federal, state and local utility and excise taxes and fees which are, in turn, remitted to the respective governmental authorities as collected. The taxes and fees collected from the customers are recorded on a gross basis through the statements of operations and are included in net revenues and cost of revenues. Taxes and fees collected from the customers included in revenues for the years ended December 31, 2008 and 2007 were $7,613 and $9,601, respectively.

Cash and cash equivalents: Cash equivalents consist of highly liquid investments with original maturities of three months or less at the time of the purchase. The carrying value of cash and cash equivalents approximates fair value due to their short-term nature.

The Company invests its excess cash in certificates of deposit, U.S. government securities, commercial paper, and other money market instruments and has general guidelines relative to diversification and maturities in an effort to maintain safety and liquidity. These guidelines are periodically reviewed and modified to take advantage of trends in yields and interest rates. The Company has not experienced any significant losses on its cash or cash equivalents. Balances may exceed federally insured limits.

Accounts receivable: Accounts receivable consist of amounts due from business and residential customers, other carriers and long-distance providers, including late payment fees (which are recorded as earned) on balances due from business and residential customer accounts which remain unpaid as of the due date of the respective invoice. Bad debt expense for uncollectible accounts receivable is recorded as a component of selling, general and administrative expenses when customers are terminated due to non-payment (which, generally, occurs 60-90 days following the invoice date) with additional charges for estimates of potential terminations based on historical collection patterns. Accounts receivable are written off when it is reasonably likely the Company will not collect on the account. Recoveries reduce the bad debt expense in the period received.

Assets held-for-sale: During 2007, the Company made the decision to relocate the remaining employees located in its New Hope, Pennsylvania facility, the former administrative office for Talk, and market the facility for sale. During 2008, the Company entered into a contract to sell the New Hope, Pennsylvania land and buildings for $2,400. The assets held-for-sale related to the New Hope location were written down to $2,304 to reflect the estimated sale price net of estimated realtor commissions.

During 2008, the Company elected to wind down its IP TV operations and dispose of, resell or redeploy the related assets. Assets held-for-sale reflects $730 for the IP TV equipment which is recorded at the expected proceeds to be received from the sale of the assets.

Assets impairment charge related to the New Hope property and IP TV equipment was approximately $1,529 and $5,779, respectively, for the year ended December 31, 2008.

Property and equipment: Property and equipment are stated at cost. Property and equipment consists of switching equipment, network equipment, VoIP equipment, IP TV equipment, computer, internet and DSL equipment, software, equipment, furniture and fixtures, vehicles and buildings, in addition to collocation

Cavalier Telephone Corporation And Subsidiaries

Notes To Consolidated Financial Statements—(Continued)

(amounts in thousands except share data and Note 7)

installation costs and leasehold improvements. The cost of the network and related switching equipment includes interest capitalized during the construction period and other internal costs such as labor and benefits directly related to the construction of the network and switching equipment. Depreciation is provided over the estimated useful lives of the assets, using the straight-line method.

The estimated useful lives of property and equipment are as follows:

Switching equipment	5 years
Network equipment	10-15 years
VoIP equipment	5 years
IP TV equipment	3-5 years
Computer, internet and DSL equipment	2-3 years
Software	3 years
Equipment, furniture and fixtures	5-7 years
Vehicles	3-5 years
Buildings	25 years

Indefeasible right of use contracts (IRU), for which the Company is granted the exclusive right to use certain fibers within fiber optic cables on the grantor’s network, are classified in property and equipment as a component of network equipment, capitalized and depreciated, using the straight-line method, over the lesser of the IRU period, the life of the network itself, or fifteen years. Collocation installation costs, or amounts paid to the incumbent local exchange carrier (ILEC) for central office locations, are capitalized and depreciated over the lesser of the life of the commitment or ten years. Leasehold improvements are depreciated over the lesser of their estimated useful lives or the related lease term. The cost of computer software purchased for internal use is capitalized at the time of purchase.

Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the accounts with any resulting gain or loss included in operations.

Costs associated with repair and maintenance are expensed as incurred.

Deferred financing costs: Deferred financing costs consist of costs incurred in relation to long-term debt and are amortized to interest expense over the term of the related debt financing by a method, which approximates the effective interest method.

Intangible assets: Intangible assets consist of acquired customer relationships and customer contracts (see Note 3). The intangible assets were recorded at the purchase date at their estimated fair market values and are amortized, on a pro rata basis, over their respective estimated lives. The estimated lives for acquired customer relationships and customer contracts are eight years and four years, respectively.

Goodwill: The Company records, as goodwill, the excess of purchase price over the fair value of the identifiable net assets acquired in business combinations. Statement of Financial Accounting Standards (SFAS) No. 142 , Goodwill and Other Intangible Assets , prescribes a two-step process for impairment testing of goodwill which is performed annually, as well as when an event triggering impairment may have occurred. The first step tests for impairment, while the second step, if necessary, measures the impairment. The Company tests goodwill as of December 31 each year. No impairment was identified during the years ended December 31, 2008 and 2007.

Cavalier Telephone Corporation And Subsidiaries

Notes To Consolidated Financial Statements—(Continued)

(amounts in thousands except share data and Note 7)

Other assets: Other assets include amounts on deposit with certain vendors and facility and loop costs which are non-recurring amounts paid to the ILECs for activation of their unbundled network elements and transmission lines between the central offices and the Company’s retail customers. Facility and loop costs are capitalized at their cost and amortized, using the straight-line method, over the average term of a customer contract of three years. At December 31, 2008 and 2007, facility and loop costs totaled $25,513 and $25,638, with related accumulated amortization of $13,791 and $12,188, respectively. The remaining balance of other assets relates to deposits paid to vendors.

Valuation of long-lived assets: The Company accounts for valuation of long-lived assets under SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets . SFAS No. 144 requires that long-lived assets and certain intangible assets be reviewed for impairment when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of the long-lived assets is measured by a comparison of the carrying amount of the asset to the future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets. Assets to be disposed of are reportable at the lower of the carrying amount or fair value, less costs to sell.

Deferred revenue: Deferred revenue consists of charges billed to customers in advance of the period in which services are provided, credit related deposits received from retail customers and advance payments and deposits received from carriers and other wholesale customers related to the use of the Company’s fiber optic network and collocation facilities.

Fair value of financial instruments: The carrying amounts of cash, accounts receivable, accounts payable, short-term debt and deferred revenue approximate fair value at December 31, 2008 and 2007, due to the relative short maturity of these instruments. Management believes the carrying amount of long-term debt would not materially differ from its fair value in comparison with other arrangements offered to the Company for debt with similar terms and maturities.

Advertising costs: The Company expenses advertising costs in the period incurred. Advertising and promotional expense, including telemarketing costs, amounted to $14,960 and $21,220 for 2008 and 2007, respectively.

Share-based compensation: The Company applies the provisions of SFAS 123(R), Share-Based Payment (SFAS No. 123(R)). SFAS No. 123(R) requires that the compensation cost relating to share-based payment transactions, including grants of employee stock options, be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS No. 123(R) covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans.

Income taxes: The Company accounts for income taxes using the asset and liability approach in accordance with SFAS No. 109, Accounting for Income Taxes . The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Risks and uncertainties: The Company began offering services to customers at the end of 1999 and has experienced significant growth since then. The Company has a business plan in place that includes significant

Cavalier Telephone Corporation And Subsidiaries

Notes To Consolidated Financial Statements—(Continued)

(amounts in thousands except share data and Note 7)

marketing efforts to attract new customers. In December 2006, the Company doubled in size as a result of the Talk acquisition. The Company is reliant on attracting new customers and providing quality service offerings in order to achieve its business plan and to remain in compliance with financial covenants specified in its credit agreement.

Use of estimates: The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and revenues and expenses during the periods reported. The most significant estimates include the allowance for doubtful accounts, the lives of long-term assets, the valuation of network assets and the valuation allowance for net deferred tax assets. Actual results could differ from those estimated.

Recent accounting pronouncements: In December 2007, the FASB issued SFAS 141(R) (revised 2007), Business Combinations . SFAS No. 141(R), among other things, established principles and requirements for how the acquirer in a business combination (i) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquired business, (ii) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase, and (iii) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. SAS No. 141(R) is effective for fiscal years beginning on or after December 15, 2008, with early adoption prohibited. This standard will change our accounting treatment for business combinations on a prospective basis.

In March, 2008, the FASB issued FASB Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities—an Amendment of FASB Statement 133 (SFAS No. 161). SFAS No. 161 enhances required disclosures regarding derivatives and hedging activities, including enhanced disclosures regarding how: (a) an entity uses derivative instruments; (b) derivative instruments and related hedged items are accounted for under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities; and (c) derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. This interpretation is effective for fiscal years beginning after November 15, 2008. The Company does not expect SFAS No. 161 to have a material impact on its reported financial position, results of operations, or cash flows.

In February 2008, the FASB issued FASB Staff Position No. 157-2, Effective Date of FASB Statement No. 157, which permits a one-year deferral for the implementation of SFAS No. 157 with regard to nonfinancial assets and liabilities that are not recognized or disclosed at fair value in the financial statements on a recurring basis. The Company adopted SFAS No. 157 for the fiscal year beginning January 1, 2008, except for nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis for which delayed application is permitted until the fiscal year beginning January 1, 2009. The Company has no financial assets subject to the provision of SFAS No. 157 as of December 31, 2008. The Company is currently assessing the potential effect of the adoption of the remaining provisions of SFAS No. 157 on its financial position, results of operations and cash flows.

In July 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition of tax benefits, classification on the balance sheet, interest and penalties, accounting in interim periods, disclosure, and transition.

Cavalier Telephone Corporation And Subsidiaries

Notes To Consolidated Financial Statements—(Continued)

(amounts in thousands except share data and Note 7)

In December 2008, the FASB provided for a deferral of the effective date of FIN 48 for certain nonpublic enterprises to annual financial statements for fiscal years beginning after December 15, 2008. The Company has elected this deferral and accordingly will be required to adopt FIN 48 in its 2009 annual financial statements. Prior to adoption of FIN 48, the Company will continue to evaluate its uncertain tax positions and related income tax contingencies under Statement No. 5, Accounting for Contingencies. SFAS No. 5 requires the Company to accrue for losses it believes are probable and can be reasonably estimated. Management is currently assessing the impact of FIN 48 on its financial position and results of operations and has not yet determined if the adoption of FIN 48 will have a material effect on its financial statements.

Note 3.    Intangible Assets

Intangible assets at December 31, 2008 and 2007, consists of $42,545 customer relationships and $4,020 customer contracts. Amortization expense recognized on all intangibles totaled $8,122 and $14,119 for the years ended December 31, 2008 and 2007, respectively. Estimated aggregate amortization expense for each of the next five years and thereafter is as follows:

Years Ending December 31,
2009	$6,152
2010	4,545
2011	3,134
2012	2,415
2013	1,213
Thereafter	722

$18,181

Note 4.    Property and Equipment

Property and equipment consists of the following:

	2008	2007
Switching equipment	$187,009	$181,564
Network equipment	61,271	62,477
VoIP equipment	1,307	1,307
IP TV equipment	10,517	17,646
Collocation	68,355	61,992
DSL equipment	18,421	18,000
Computers and software	35,253	36,829
Equipment	22,119	21,717
Vehicles	4,477	4,578
Leasehold improvements	9,594	9,647
Furniture and fixtures	5,032	5,030
Buildings	4,881	4,865
Land	1,835	1,835

	430,071	427,487
Less accumulated depreciation and amortization	(294,521)	(243,386)

Property and equipment, net	$135,550	$184,101

Cavalier Telephone Corporation And Subsidiaries

Notes To Consolidated Financial Statements—(Continued)

(amounts in thousands except share data and Note 7)

Property and equipment includes $2,107 of capitalized interest at December 31, 2008 and 2007. Accumulated depreciation related to the capitalized interest was approximately $1,883 and $1,806 at December 31, 2008 and 2007, respectively, and the related depreciation expense was approximately $77 and $152 during the years ended December 31, 2008 and 2007, respectively.

Gross capitalized software amounted to approximately $18,830 and $19,518 in 2008 and 2007, respectively. Accumulated depreciation was approximately $14,634 and $11,965 at December 31, 2008 and 2007, respectively, and the related depreciation expense was approximately $3,732 and $5,541 during the years ended December 31, 2008 and 2007, respectively.

Note 5.    Long-Term Debt

Long-term debt consists of the following:

	2008	2007
Revolving credit facilities	$—	$—
Term loans	405,310	410,850
Capital lease obligations	2,905	4,091
Other notes	325	341

	408,540	415,282
Less: current portion	(19,944)	(5,405)

Long-term debt	$388,596	$409,877

Principal payments on long-term notes payable, exclusive of payments for capital leases (which are provided in Note 8), are as follows:

Years Ending December 31,
2009	$19,714
2010	4,165
2011	4,166
2012	377,326
2013	18
Thereafter	246

$405,635

Senior Credit Facilities: The Company entered into a senior credit agreement with commercial lenders, under which the Company could borrow up to $20,000 in a Revolving Facility and $415,000 in Term Loans with a maturity date of December 31, 2011 and 2012, respectively. Up to $5,000 of the Revolving Facility will be available for the issuance of letters of credit. Up to $10,000 of the Credit Facilities will be available for the issuance of a swingline subfacility. The Credit Facilities are subject to a commitment fee equal to an annual rate of 0.50% of the average daily unused portion of the revolving loans commencing on the closing date payable in arrears on the last business day of each calendar quarter commencing March 31, 2007, and ending on the revolving loans maturity date.

Principal payments on the Term Loans of the Credit Facilities are payable in equal quarterly installments of $1,037 on the last day of each quarter commencing with March 31, 2007, and through September 30, 2012. The

Cavalier Telephone Corporation And Subsidiaries

Notes To Consolidated Financial Statements—(Continued)

(amounts in thousands except share data and Note 7)

balance of the Term Loans is payable on December 31, 2012. Additional mandatory repayments are also required under certain conditions as described in the Credit Facilities. Borrowings under the Credit Facilities may be prepaid, at any time, in whole or in part, without penalty.

The interest rate applicable to the Credit Facilities is based, at the Company’s option, on (i) LIBOR plus the applicable margin ranging from 2.75% to 4.75%, or (ii) the Alternate Base Rate (the higher of (a) the corporate base rate, and (b) the Federal Funds rate plus 0.50%) plus the applicable margin ranging from 1.75% to 3.75%, both as defined in the Credit Facilities. Accrued and unpaid interest on the outstanding loan balance of the Credit Facilities is payable quarterly in arrears.

Under the Credit Facilities, the Company is subject to certain financial and operating covenants and restrictions, including minimum quarterly thresholds for earnings before interest, taxes, depreciation and amortization (EBITDA); periodic financial reporting requirements; and restrictions on indebtedness, the transfer of assets other than in the normal course of business and other operating matters.

The Credit Facilities are collateralized by a pledge of all capital stock and other ownership interests of the Company’s direct and indirect subsidiaries and substantially all of the Company’s tangible and intangible assets. The Credit Facilities are guaranteed by the Company and all existing and future direct and indirect subsidiaries of the Company.

On May 5, 2008, the Company reached an agreement with its lenders to amend certain terms under the Credit Facilities and waive existing covenant defaults. In exchange for the waiver, the amendment (i) reduces the thresholds for certain financial covenants in future measurement dates, (ii) establishes a LIBOR floor such that the basis of LIBOR rate loans may not fall below 3.25%, (iii) fixes the interest rate on term loans at either LIBOR plus 6.25% or the Alternate Base Rate plus 5.25%, (iv) increases the margin charged to revolver borrowings by 1.5%, v) requires additional interest charges of 1.0% per annum following the amendment effective date which, at the Company’s option may be added to the outstanding principal balance of the term loan, vi) requires additional interest charges of 1.0% per annum effective June 30, 2009, if certain leverage ratio tests are not met which, at the Company’s option may be added to the outstanding principal balance of the term loan, and vii) requires additional interest charges of 1.0% per annum effective June 30, 2010, if certain leverage ratio tests are not met. The interest rate applicable to borrowings under the Credit Facilities was approximately 9.5% at December 31, 2008. The Company also paid amendment fees to the lenders totaling approximately $4,663, and reimbursed the lenders and its agent for all related direct costs.

Note 6.    Capital Stock

Common stock: Except for 1,369,581 shares of Class C non-voting stock, each share of common stock has one vote per share. The number of authorized shares of common stock can be increased or decreased by the affirmative vote of the majority of the common stockholders. Common stock activity is as follows:

	Class A	Class B	Class C	Class D
Shares authorized, December 31, 2007 and 2008	8,803,000	5,050,000	16,100,000	5,299,053

Shares outstanding, January 1, 2007	3,229,673	4,050,000	6,701,399	5,299,053
Exercise of stock options	16,750	—	—	—

Shares outstanding, December 31, 2007	3,246,423	4,050,000	6,701,399	5,299,053
Exercise of stock options	4,000	—	—	—

Shares outstanding, December 31, 2008	3,250,423	4,050,000	6,701,399	5,299,053

Cavalier Telephone Corporation And Subsidiaries

Notes To Consolidated Financial Statements—(Continued)

(amounts in thousands except share data and Note 7)

Special approval rights have been granted to the Class B, Class C and Class D common stockholders such that the consent of at least the majority of the Class B, Class C and Class D common stockholders is needed to incur new debt; authorize new business activities; approve the annual operating budget; acquire other businesses; authorize or issue new shares, options or warrants; amend the by-laws or Certificate of Incorporation; dissolve, liquidate or wind up Cavalier; declare dividends, other distributions, redemption and repurchase of securities; enter into or amend related party transactions; discontinue the business, admit inability to pay debts or file for bankruptcy; and sell a substantial portion of Cavalier’s assets, other than pursuant to the sale of common stock in a public offering or a certain arm’s length transaction involving the sale of Cavalier to a non-affiliated third-party buyer.

The Board of Directors shall consist of three to five people, unless the majority of each of the Class A common stockholders, Class B common stockholders and the combined Class C and Class D common stockholders consent otherwise. The Board of Directors may, without the consent of the majority of the common stockholders, expand the number of Directors to a maximum of seven, provided that Cavalier receives at least $15 million of capital for each added Board seat. Class A common stockholders can elect one to two Directors; if they elect only one Director, then that Director will have two votes on all matters coming before the Board; and if they elect two Directors, then both such Directors will have one vote on all matters coming before the Board. Upon the death or incapacity of Cavalier’s current Executive Chairman, the Class A common stockholders can elect one Director and represent one vote on the Board. Class B common stockholders can elect two Directors. Class C and Class D voting common stockholders can elect one Director. Upon the death or incapacity of Cavalier’s current Executive Chairman, the Class C and Class D voting common stockholders can elect one additional Director. The preferred stockholders as a class have no rights to elect a member of the Board of Directors.

Dividends may be paid on common stock as determined by the Board of Directors, approved by the Class B, Class C and Class D common stockholders and subject to the preferential dividend rights of preferred stock. Upon liquidation, dissolution, sale, merger or reorganization (a liquidation event), the distribution of assets to the common stockholders is subject to the prior satisfaction of all preferred stock preferences.

Certain of the common stockholders have a pre-emptive right to purchase all or any portion of an offering by Cavalier of any equity security such that the stockholders’ percentage ownership before and after the offering shall remain unchanged. These pre-emptive rights shall terminate upon a public offering of Cavalier’s common stock. Certain of the common stockholders have also entered into an agreement that provides each such common stockholder with a right of first refusal to purchase all of Cavalier’s common stock proposed to be sold by any other such common stockholder.

Preferred stock: Each share of preferred stock is non-voting, except that (i) the consent of the holders of a majority of each of the Series B preferred stock, Series C preferred stock and Series D Preferred Stock is needed to change, respectively, any rights of the Series B preferred stock, Series C preferred stock and Series D Preferred Stock or to issue shares senior in right to the Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, (ii) the 295.541791 shares of Series C Preferred Stock issued in connection with the Elantic merger are entitled to vote together with the holders of Class D Common Stock for the election of the Director to be elected by the Class C and Class D common stockholders, and (iii) the consent of the majority of the Series B and Series C Preferred Stock stockholders is needed to do any of the following: incur new debt; expand business activities into new geographic areas without having first secured sufficient financing; and sell any of the business or material assets, other than pursuant to the sale of common stock in a public offering or certain arm’s length transactions involving the sale of Cavalier to a non-affiliated third-party buyer.

Cavalier Telephone Corporation And Subsidiaries

Notes To Consolidated Financial Statements—(Continued)

(amounts in thousands except share data and Note 7)

Preferred stock activity is as follows:

	Senior Preferred		Junior Preferred
	Series C	Series D	Series A	Series B
Shares outstanding, December 31, 2007 and 2008	1,539	812	1,206	3,191

Series C Preferred Stock and Series D Preferred Stock are collectively referred to as “Senior Preferred Stock”, and Series A Preferred Stock and Series B Preferred Stock are collectively referred to as “Junior Preferred Stock”. The holders of shares of Senior Preferred Stock, in preference to the holders of Junior Preferred Stock and all other capital stock, are entitled to receive, when declared by the Board of Directors out of funds legally available for the purpose, cumulative dividends on each share of Senior Preferred Stock, payable in cash, and accruing at a per annum rate of 10% from March 24, 2006, on the sum of (i) $10,000 (the Liquidation Value) and (ii) all accumulated and unpaid dividends accrued.

The holders of shares of Junior Preferred Stock, in preference to the holders of all capital stock and after the rights of the holders of Senior Preferred Stock, shall enjoy the same general rights with respect to the calculation and payment of dividends as the holders of Senior Preferred Stock.

Liquidation preference: To the extent Cavalier has assets legally available and the Board of Directors has not declared the payment of, nor has Cavalier paid, the dividends on the Senior Preferred Stock, the Liquidation Value and such dividends (collectively, the Liquidation Preference) shall be due and payable upon the occurrence of any liquidation, dissolution or winding up of the affairs of Cavalier, either voluntarily or involuntarily, any sale of Cavalier or public offering, a merger or consolidation of Cavalier (a Liquidation Event). The holders of Cavalier’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock are entitled to receive the following amounts out of Cavalier’s assets remaining after Cavalier shall have satisfied its debts and other liabilities.

First, the holders of Series C Preferred Stock and Series D Preferred Stock are entitled to receive, pari passu with each other and before any amounts are paid in respect of Series A Preferred Stock, Series B Preferred Stock or Common Stock, the respective Liquidation Preferences of Series C Preferred Stock and Series D Preferred Stock.

The Series C Preferred Stock Liquidation Preference is the Liquidation Value per share plus the cumulative preferred dividends accrued thereon through the date the Liquidation Preference is paid; provided that, if the sum of (i) the total amount received on account of Series C Preferred Stock, Class D Common Stock and securities issued as dividends or distribution on the foregoing or otherwise in connection therewith (collectively, “Series C Related Securities”) prior to the Liquidation Event plus (ii) the amount receivable on account of Series C Related Securities after giving effect to the payment of the Series C Preferred Stock Liquidation Preference and the Series A, Series B and Series D liquidation preferences is less than $36,017 in the aggregate, then the Series C Preferred Stock Liquidation Preference will be: (i) $20,000 per share for the 295.541791 shares issued on January 27, 2006, in connection with the Elantic merger, and (ii) $24,215 per share for all other shares of Series C Preferred Stock.

If the Series C Preferred Stock Liquidation Preference is the same as described above, then Class D Common Stock shall only entitle the holders thereof upon the occurrence of a Liquidation Event to the payment of the par value thereof, and Class D Common Stock shall cease to participate or share in the value of Cavalier in excess of such par value.

Cavalier Telephone Corporation And Subsidiaries

Notes To Consolidated Financial Statements—(Continued)

(amounts in thousands except share data and Note 7)

The Series D Preferred Stock Liquidation Preference is the Liquidation Value per share plus the cumulative preferred dividends accrued thereon through the date the Liquidation Preference is paid.

After payment of the Series C and Series D Preferred Stock Liquidation Preferences, the holders of Series A and Series B Preferred Stock, pari passu with each other and before any amounts are paid in respect of Common Stock, are entitled to receive a Liquidation Preference in the amount of the Liquidation Value per share plus the cumulative preferred dividends accrued thereon through the date the Liquidation Preference is paid.

After the payment of the Series A, Series B, Series C and Series D Preferred Stock Liquidation Preferences as described above, no amounts are payable on account of such shares of stock, and none of such shares of stock are to participate or share in any remaining value of Cavalier.

Right to effect an exit: If a Liquidation Event, or a definitive agreement providing for such, is not consummated or in place by a specified date, the holders of Class A, B and C common stock, respectively, each have the right to instruct Cavalier to effect either a sale of Cavalier to an unaffiliated third party or a public offering of Cavalier securities by delivering an “exit instruction notice” to such effect. If Cavalier does not comply with such instruction within 180 days of the delivery of the exit instruction notice, then the holders of the class of common stock that delivered the exit instruction notice may, subject to obtaining any required regulatory consents, assume control of Cavalier for the purpose of effecting a sale of Cavalier or public offering of Cavalier securities. The rights of the Class A common stockholders to initiate an exit arose on January 1, 2004, and terminated without being exercised in connection with the March 24, 2006 amendment to the Company’s Certificate of Incorporation. The rights of the Class B common stockholders and Class C common stockholders were also amended on March 24, 2006, such that they may initiate an exit transaction beginning June 30, 2007.

Conversion of preferred stock into common stock: The preferred stock is not convertible into common stock at the option of the holders. The Board of Directors, with the consent of holders of a majority of the respective Senior or Junior Preferred Stock, may require the conversion, effective immediately prior to the consummation of a public offering, of all or any portion of the shares of preferred stock held by each holder into a number of shares of Class C common stock based on the offering price per share of common stock sold in the public offering.

Warrants: On December 19, 2000, in conjunction with a stock issuance, all new investors were issued anti-dilution protection warrants to purchase, at any time after a “Down Round Financing” until the earlier of the fifth anniversary of a public offering or December 31, 2010, Class C voting and nonvoting common stock of Cavalier. A Down Round Financing constitutes an equity financing of Cavalier in which Cavalier issues and sells Down Round Securities (those securities with redemption rights and the right to participate with the common stockholders on the remaining proceeds) for an aggregate price less than what the value was as held by the holder immediately before the financing round was completed. The price of each warrant is $0.0001. The number of shares of Class C common stock for which each warrant is exercisable is formula driven and is based on each investor’s contribution percentage in the December 19, 2000 stock issuance.

Note 7.    Share-Based Compensation Plans

On January 31, 2000, the Company adopted the Cavalier Telephone Corporation Incentive Plan (the Plan). The First and Second Amendment to the Plan, effective January 1, 2001 and October 13, 2005, respectively, authorized a total of 2,200,000 shares of Class A common stock to be available for issuance under the Plan. The Third Amendment to the Plan, effective December 15, 2006, authorized an additional 1,500,000 shares of Class A common stock to be available for issuance under the Plan.

Cavalier Telephone Corporation And Subsidiaries

Notes To Consolidated Financial Statements—(Continued)

(amounts in thousands except share data and Note 7)

The Company adopted SFAS No. 123(R) on January 1, 2006, and applied the transition guidance as prescribed by the prospective application to all grants after the effective date. Under SFAS No. 123(R), the fair value of each option is estimated on the date of grant using the Black-Scholes model that uses the following assumptions for 2008 and 2007 grants: (a) expected volatility, 71% and 62%, respectively; (b) expected dividends, $0; (c) expected option life, 6.6 years; and (d) risk-free rate, approximately 3.53% and 4.21%, respectively. Expected volatilities are based on the historic volatility of the similar public entities. The expected life represents the period of time that options granted are expected to be outstanding. The risk-free rate is based on the rate for a 7-year Treasury Note.

Options generally vest over three or four years and expire ten years from the date of grant.

A summary of stock options outstanding at December 31, 2008 and 2007, and the changes during 2008 and 2007 are presented below:

	Options Available	Options Outstanding	Exercise price per share
			Range	Weighted Average
Outstanding at January 1, 2007	1,350,348	1,916,563	$0.67 to 14.80	$9.72
Granted in 2007	(891,000)	891,000	$14.80	14.80
Cancelled in 2007	678,750	(678,750)	$3.00 to 14.80	11.91
Exercised and settled in 2007	16,750	(97,001)	$0.67 to 7.50	4.77

Outstanding at December 31, 2007	1,154,848	2,031,812	$0.67 to 14.80	11.42
Granted in 2008	(287,000)	287,000	$2.50	2.50
Cancelled in 2008	222,937	(222,937)	$2.50 to 14.80	10.97
Exercised in 2008	8,500	(8,500)	$3.00	3.00

Outstanding at December 31, 2008	1,099,285	2,087,375	$0.67 to 7.50	$2.55

The following table summarizes additional information about stock options outstanding and exercisable at December 31, 2008:

Options Outstanding at December 31, 2008			Options Exercisable at December 31, 2008
Exercise Prices	Shares	Remaining Weighted Average Contractual Life (Years)	Shares
$0.67	13,750	1.58	13,750
2.50	1,755,000	8.08	740,625
2.89	20,625	1.58	20,625
3.00	295,750	3.82	293,438
7.50	2,250	1.58	2,250

	2,087,375	7.36	1,070,688

The weighted average grant-date fair value of options granted during 2008 and 2007 was approximately $0 and $2.94, respectively. There was $2,201,023 and $1,827,341 of total compensation cost for share-based payment arrangement recognized in income for the years ended December 31, 2008 and 2007, respectively.

Cavalier Telephone Corporation And Subsidiaries

Notes To Consolidated Financial Statements—(Continued)

(amounts in thousands except share data and Note 7)

A summary of the status of the Company’s nonvested options as of December 31, 2008, and changes during the year ended December 31, 2008, is presented below:

Nonvested Shares	Shares	Weighted- Average Grant- Date Fair Value
Nonvested at January 1, 2007	1,320,098	$8.15
Granted	890,063	10.13
Vested	(292,255)	6.99
Forfeited	(591,917)	8.81
Exercised	(3,313)	1.22

Nonvested at December 31, 2007	1,322,676	9.46
Granted	277,500	—
Vested	(432,423)	5.66
Forfeited	(151,067)	2.87

Nonvested at December 31, 2008	1,016,686	4.53

As of December 31, 2008, there was approximately $3.5 million of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the plan. That cost is expected to be recognized over a weighted-average period of approximately 2.2 years. The total fair value of shares vested during the years ended December 31, 2008 and 2007, was $2,448,672 and $2,041,763, respectively.

Note 8.    Lease Commitments and Other Long-Term Liabilities

The Company has the exclusive right to use certain fibers within fiber optic cables (IRU’s) under long-term contracts and leases office and warehouse space under both capital and operating leases. Some of the leases include scheduled rent increases at specified intervals during the terms of the leases. The Company recognizes rent expense on a straight-line basis over the life of the related lease. The aggregate minimum rental commitments under non-cancellable long-term contracts and leases are as follows:

Years Ending December 31,	IRU Liabilities	Capital Leases	Operating Leases
2009	$5,930	$505	$9,950
2010	2,236	355	7,918
2011	2,039	355	6,823
2012	1,934	355	4,079
2013	1,687	355	3,049
Thereafter	5,311	3,649	2,778

	19,137	5,574	$34,597

Less amount representing interest	(5,113)	(2,669)

Present value	14,024	$2,905

Less: current portion included in other current liabilities	(4,844)

Long-term portion of IRU’s	9,180
Other long-term liabilities	4,019

Total long-term liabilities	$13,199

Cavalier Telephone Corporation And Subsidiaries

Notes To Consolidated Financial Statements—(Continued)

(amounts in thousands except share data and Note 7)

Rental expense was $8,517 in 2008 and $8,395 in 2007.

Note 9.    Income Taxes

The Company’s provision for income taxes consists of the following:

	2008	2007
Federal and state income tax expense (benefit):
Current	$538	$1,000
Deferred	(10,122)	(11,811)
Increase in valuation allowance	62,333	44,095

	$52,749	$33,284

The components of the net deferred tax assets and related valuation allowance at December 31, 2008 and 2007 are as follows:

	2008	2007
Deferred revenue	$3,055	$2,909
Provision for bad debts	3,384	10,779
Property and equipment	82,193	91,689
Intangible assets	(5,709)	(8,562)
Alternative minimum tax credits	5,070	5,070
Net operating loss carryforwards	85,303	58,648
Asset retirement obligation	1,422	1,011
Asset impairment charge	4,186	3,827
Unfavorable leases and other	9,827	13,238
Valuation allowance	(188,731)	(126,398)

Net deferred tax asset	$—	$52,211

As of December 31, 2008 and 2007, the Company had net operating loss carryforwards for federal income tax purposes of approximately $198,214 and $158,297, respectively. These net operating loss carryforwards expire beginning in the year ending December 31, 2010. As of December 31, 2008 and 2007, the Company also has alternative minimum tax credit carryforwards in the amount of $5,070. These credits do not have expiration dates.

Realization of net deferred tax assets is dependant on the Company’s ability to generate future taxable income, which is uncertain. Accordingly, a full valuation allowance was established against these assets as of December 31, 2008. As of December 31 2007, the Company had recorded a valuation allowance on certain assets.

During 2007, the Company settled an outstanding IRS audit relating to deductions taken on the 1996 Talk 1996 Federal income tax return. The settlement was limited to the reduction of Talk’s net operating loss carryforward existing prior to 1996 in the amount of $23,000 which has been reflected in the net operating loss carryforwards above.

The Company’s effective tax rate differs from the federal statutory rate of 34% due primarily to changes of valuation allowance provided for the deferred tax assets and prior year provision true up for depreciation.

Cavalier Telephone Corporation And Subsidiaries

Notes To Consolidated Financial Statements—(Continued)

(amounts in thousands except share data and Note 7)

Note 10.    Related Party Transactions

Rental payments to a related party controlled by the Company’s Former Executive Chairman, for the lease of the Company’s headquarters, amounted to $485 and $457 in 2008 and 2007, respectively.

Note 11.    401(k) Plan

The Company has adopted the Cavalier Telephone, LLC 401(k) Plan which is administered by an independent trustee. Participation in the 401(k) plan is attainable upon the age of 21, and the first day following the first full month of employment. Total Company contributions were $409 and $569 in 2008 and 2007, respectively.

Note 12.    Commitments and Contingencies

The Company is a party to various legal actions and administrative proceedings and subject to various claims arising in the ordinary course of business. Cavalier management considers that they have strong positions in all of these matters, and that the outcome of any of these matters will not have a material impact on the financial operating results or cash flows of the Company.

Cavalier Telephone Corporation And Subsidiaries

Consolidated Condensed Balance Sheets

September 30, 2010 and December 31, 2009

(in thousands)

	September 30, 2010	December 31, 2009
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$28,873	$44,341
Accounts receivable (net of allowance for doubtful accounts of $9,527 and $13,577 in 2010 and 2009, respectively)	31,719	36,091
Prepaids and other current assets	6,414	6,685

Total current assets	67,006	87,117
Property and Equipment, net	102,491	110,035
Deferred Financing Costs, net	6,048	6,899
Intangible Assets, net	10,172	12,029
Goodwill	83,767	81,673
Other Assets, net	11,000	9,683

Total assets	$280,484	$307,436

Liabilities And Stockholders’ Deficit
Current Liabilities
Accounts payable	$27,223	$30,121
Accrued interest	162	180
Other accrued expenses	10,978	11,478
Accrued consumer taxes	8,993	8,495
Other current liabilities	12,342	12,363
Deferred revenue—current portion	15,358	18,967
Current portion of debt and obligations under capital leases	4,059	26,307

Total current liabilities	79,115	107,911
Long-Term Debt and Obligations Under Capital Leases, less current obligations	366,999	369,110
Other Long-Term Liabilities	12,197	12,207
Deferred Revenue	8,484	5,175

Total liabilities	466,795	494,403

Commitments and Contingencies
Stockholders’ Deficit (including redeemable preferred stock, listed in order of seniority)
Preferred Stock, at liquidation value
Series C	36,018	36,018
Series D	12,631	11,738
Series A	18,762	17,436
Series B	49,632	46,125
Common Stock, par value $0.0001 per share
Class A	—	—
Class B	—	—
Class C	1	1
Class D	1	1
Accumulated deficit	(303,356)	(298,286)

Total stockholders’ deficit	(186,311)	(186,967)

Total liabilities and stockholders’ deficit	$280,484	$307,436

See Notes To Consolidated Condensed Financial Statements.

Cavalier Telephone Corporation And Subsidiaries

Consolidated Condensed Statements Of Operations

Three and Nine Months Ended September 30, 2010 and 2009

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(Unaudited)		(Unaudited)
Net revenues	$95,257	$101,902	$288,685	$323,650

Operating expenses
Cost of revenues	43,109	47,125	130,121	148,032
Selling, general and administrative expenses	31,406	32,277	92,652	108,460
Depreciation and amortization	12,426	13,572	37,794	44,344

Total operating expenses	86,941	92,974	260,567	300,836

Income from operations	8,316	8,928	28,118	22,814
Interest expense	(9,726)	(11,622)	(31,487)	(32,456)
Other income (expense)	28	(15)	69	(26)

Loss from continuing operations before tax expense	(1,382)	(2,709)	(3,300)	(9,668)
Income tax expense	(164)	(55)	(319)	(124)

Loss from continuing operations	(1,546)	(2,764)	(3,619)	(9,792)
Discontinued operations, net of tax	—	—	4,168	—

Net (loss) income	$(1,546)	$(2,764)	$549	$(9,792)

See Notes To Consolidated Condensed Financial Statements.

Cavalier Telephone Corporation And Subsidiaries

Consolidated Condensed Statements Of Stockholders’ Deficit

Nine Months Ended September 30, 2010 and 2009

(Unaudited)

(in thousands)

	Redeemable Preferred Stock (listed in order of seniority)				Common Stock				Additional Paid-In Capital	Accumulated Deficits	Total
	Series C	Series D	Series A	Series B	Class A	Class B	Class C	Class D
Balances at January 1, 2009	$36,018	$10,647	$15,815	$41,836	$—	$—	$1	$1	$—	$(281,161)	$(176,843)
Preferred return on investors’ capital	—	809	1,203	3,182	—	—	—	—	(843)	(4,351)	—
Share-based compensation expense	—	—	—	—	—	—	—	—	843	—	843
Net loss	—	—	—	—	—	—	—	—	—	(9,792)	(9,792)

Balances at September 30, 2009	$36,018	$11,456	$17,018	$45,018	$—	$—	$1	$1	$—	$(295,304)	$(185,792)

Balances at January 1, 2010	$36,018	$11,738	$17,436	$46,125	$—	$—	$1	$1	$—	$(298,286)	$(186,967)
Preferred return on investors’ capital	—	893	1,326	3,507	—	—	—	—	(107)	(5,619)	—
Share-based compensation expense	—	—	—	—	—	—	—	—	107	—	107
Net income	—	—	—	—	—	—	—	—	—	549	549

Balances at September 30, 2010	$36,018	$12,631	$18,762	$49,632	$—	$—	$1	$1	$—	$(303,356)	$(186,311)

See Notes To Consolidated Condensed Financial Statements.

Cavalier Telephone Corporation And Subsidiaries

Consolidated Condensed Statements Of Cash Flows

Nine Months Ended September 30, 2010 and 2009

(in thousands)

	2010	2009
	(Unaudited)	(Unaudited)
Cash Flows From Operating Activities
Net income (loss)	$549	$(9,792)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	28,828	33,671
Amortization	8,966	10,673
Discontinued operations, net of tax	(4,168)	—
Interest expense for amortization of deferred financing costs	1,725	1,725
Share-based compensation expense	107	843
Changes in operating assets and liabilities:
Accounts receivable	3,562	3,454
Prepaids and other assets	313	581
Accounts payable	(2,848)	(538)
Accrued interest	(18)	68
Accrued consumer taxes	498	611
Accrued expenses and other current liabilities	(596)	(1,832)
Deferred revenue	(341)	2,141

Net cash provided by operating activities	36,577	41,605

Cash Flows From Investing Activities
Purchase of business, net of cash acquired	(3,958)	—
Additions to property and equipment	(21,190)	(11,300)
Proceeds from sale of discontinued assets	4,097	—
Proceeds from sale of assets	—	2,281
Payments for other productive assets	(5,398)	(2,685)

Net cash used in investing activities	(26,449)	(11,704)

Cash Flows From Financing Activities
Payment of debt issuance costs	(874)	—
Repayment of long-term debt	(24,656)	(17,702)
Net borrowings of revolving credit facility	—	19,700
Payments of capital leases	(66)	(194)

Net cash (used in) provided by financing activities	(25,596)	1,804

Net (decrease) increase in cash and cash equivalents	(15,468)	31,705
Cash and cash equivalents
Beginning of period	44,341	23,876

End of period	$28,873	$55,581

Supplemental Disclosures of Cash Flow Information
Interest paid	$25,059	$26,711

Income taxes refunded	$480	$232

Supplemental Schedule of Noncash Investing and Financing Activities
Preferred return on investors’ capital	$5,726	$5,194

See Notes To Consolidated Condensed Financial Statements.

Cavalier Telephone Corporation And Subsidiaries

Notes To Consolidated Condensed Financial Statements (Unaudited)

(amounts in thousands except share data)

Note 1.    Nature of Business

Cavalier Telephone Corporation (Cavalier and collectively with its subsidiaries, the Company), headquartered in Richmond, Virginia, provides a wide range of communications services through its subsidiary Cavtel Holdings, LLC and its subsidiaries, Cavalier Telephone, LLC; Cavalier IP TV, LLC; Elantic Networks, Inc. (Elantic) and Talk America Holdings, Inc. (Talk).

Cavalier Telephone, LLC, and its wholly owned subsidiary Cavalier Telephone Mid-Atlantic, LLC and Talk and its wholly owned subsidiaries, Talk America, Inc., LDMI Telecommunications, Inc. and Network Telephone Corporation, are facilities-based competitive local exchange carriers (CLECs) providing local, long distance, internet and digital subscriber line (DSL) services to business and residential customers in sixteen states and the District of Columbia generally located in the mid-west, mid-Atlantic and southeast regions of the United States. Through these subsidiaries, the Company also serves incumbent and competitive local carriers, long distance and wireless providers by providing connectivity to the Company’s retail customers and selling excess network capacity.

Cavtel Holdings, LLC established a wholly owned subsidiary, Cavalier IP TV, LLC (Cavalier IP TV), in 2005, which offers television over internet protocol service to both business and residential customers. Cavalier IP TV began serving customers in 2006. During 2008, the Company elected to wind down its IP TV operations. Wind down of operations is expected to be completed prior to December 31, 2010.

Through Elantic and its wholly owned subsidiary, Intellifiber Networks, Inc. (Intellifiber), formed in 2004, the Company also provides flexible metro and long-haul broadband solutions (private line, wavelengths, dark fiber, internet and collocation) to governmental, carrier and enterprise customers throughout most of the eastern United States.

Through SecureM, LLC, and its subsidiaries RPK (B.V.I.), Ltd. and RPK New Zealand, Ltd., the Company provides software encryption systems that protect digital video content to cable television providers throughout the world. During the first quarter of 2010, the Company sold substantially all of the operating assets and liabilities of SecureM, LLC and its subsidiaries RPK (B.V.I.), Ltd. and RPK New Zealand, recognizing income from discontinued operations of $4,168, net of income taxes of $578. The operating results of these subsidiaries were insignificant and therefore were not reclassified as discontinued operations during the three and nine month periods ended September 30, 2009.

In January 2010, the Company completed the acquisition of substantially all of the operating assets and liabilities of Continental Broadband Virginia, LLC and Continental Visinet Broadband, LLC (together “CBB”) for $3,958. CBB provides collocation and managed services to customers in Richmond, Virginia.

On September 12, 2010, Cavalier entered into an agreement and plan of merger with PAETEC Holding Corp. (“PAETEC”), Cairo Acquisition Corp., an indirect, wholly owned subsidiary of PAETEC, and M/C Venture Partners V, L.P., as representative of Cavalier’s stockholders. Under the merger agreement, Cairo Acquisition Corp. will merge with and into Cavalier with Cavalier surviving the merger as an indirect, wholly owned subsidiary of PAETEC. PAETEC will pay Cavalier’s securityholders aggregate merger consideration of $460,000 less Cavalier’s net indebtedness which will be retired at the closing of the merger, subject to certain working capital and other adjustments provided for in the merger agreement. The transaction is subject to the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino AntiTrust Improvements Act of 1976, approvals by the Federal Communications Commission (FCC) and state public service commissions, and other customary closing conditions. The transaction is expected to close within four to six months from the date of the agreement.

Cavalier Telephone Corporation And Subsidiaries

Notes To Consolidated Condensed Financial Statements (Unaudited)—(Continued)

(amounts in thousands except share data)

Basis of presentation: The accompanying consolidated condensed financial statements are unaudited and have been prepared by the Company’s management in accordance with accounting principles generally accepted in the United States of America for interim financial statements and the accounting principles applied are consistent, in all material respects, to those utilized in preparing the Company’s audited consolidated financial statements. The preparation of consolidated condensed financial statements in accordance with U.S. GAAP requires management to make assumptions and estimates that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. The accompanying financial statements present results for the three and nine months ended September 30, 2010 and 2009. These results are not necessarily indicative of the Company’s annual results for the year ended December 31, 2010, or any other period. The Company’s consolidated condensed financial statements should be read in conjunction with the audited consolidated financial statements and related notes as of December 31, 2009.

Certain prior year amounts have been reclassified to conform to the current year presentation.

Note 2.    Summary of Significant Accounting Policies

Principles of consolidation: The consolidated condensed financial statements include the accounts of Cavalier and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Revenue recognition: The Company recognizes revenue on telecommunications and enhanced communications services in the period the service is provided. Revenue is recorded net of promotional discounts and sales credits. When billed to customers, revenue related to installation and activation fees and the related direct costs are deferred and recognized over the term of the contract or the expected customer life. Revenue related to billing in advance of providing services is deferred and recognized when earned.

The Company charges installation fees to certain customers of Intellifiber to construct connections between the customers’ facilities and the Company’s existing fiber optic network. Customers usually make deposits of as much as 50% of the installation fees, before the Company begins construction. Intellifiber also grants certain customers the exclusive right to use certain fibers within fiber optic cables on its network through Indefeasible right of use (IRU) contracts. Revenue related to these installation fees and IRU contracts are included in deferred revenue and recognized as revenue over the term of the related contracts.

In the normal course of business of providing telephone and other communication services to its retail customers, the Company collects various federal, state and local utility and excise taxes and fees which are levied on its customers. These taxes and fees are remitted to the respective governmental authorities as collected and are excluded from revenue.

Additionally, various federal, state and local agencies and authorities levy certain taxes and fees on the Company which the Company is entitled to pass through to its customers. Amounts collected from customers related to these taxes and fees are recorded on a gross basis through the statements of operations and are included in net revenues and cost of revenues. Taxes and fees collected from the customers included in revenues for the three months ended September 30, 2010 and 2009 were $1,924 and $2,027, respectively. Taxes and fees for the nine months ended September 30, 2010 and 2009 were $6,662 and $5,701, respectively.

Accounts receivable: Accounts receivable consist of amounts due from business and residential customers, other carriers and long-distance providers, including late payment fees (which are recorded as earned) on balances due from business and residential customer accounts which remain unpaid as of the due date of the

Cavalier Telephone Corporation And Subsidiaries

Notes To Consolidated Condensed Financial Statements (Unaudited)—(Continued)

(amounts in thousands except share data)

respective invoice. Balances are considered past due thirty days after the invoice due date. Bad debt expense for uncollectible accounts receivable is recorded as a component of selling, general and administrative expenses using on estimates developed by the Company based on its historical experience, its assessment of current industry trends and its credit policies. Accounts receivable are written off when it is reasonably likely the Company will not collect on the account. Recoveries reduce the bad debt expense in the period received.

Bad debt expense for the three months ended September 30, 2010 and 2009 was $1,680 and 2,265, respectively. Bad debt expense for the nine months ended September 30, 2010 and 2009 was $5,201 and 11,404, respectively.

Property and equipment: Property and equipment are stated at cost. Property and equipment consists of switching equipment, network equipment, VoIP equipment, IP TV equipment, computer, internet and DSL equipment, software, equipment, furniture and fixtures, vehicles and buildings, in addition to collocation installation costs and leasehold improvements. The cost of the network and related switching equipment includes interest capitalized during the construction period and other internal costs such as labor and benefits directly related to the construction of the network and switching equipment. Depreciation is provided over the estimated useful lives of the assets, using the straight-line method.

IRU contracts, for which the Company is granted the exclusive right to use certain fibers within fiber optic cables on the grantor’s network, are classified in property and equipment as a component of network equipment, capitalized and depreciated, using the straight-line method, over the least of the IRU period, the life of the network itself, or fifteen years. Collocation installation costs, or amounts paid to the incumbent local exchange carrier (ILEC) for central office locations, are capitalized and depreciated over the lesser of the life of the commitment or ten years. Leasehold improvements are depreciated over the lesser of their estimated useful lives or the related lease term. The cost of computer software purchased for internal use is capitalized at the time of purchase.

Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the accounts with any resulting gain or loss included in operations.

Costs associated with repair and maintenance are expensed as incurred.

Advertising costs: The Company expenses advertising costs in the period incurred. Advertising and promotional expense, including telemarketing costs, amounted to $883 and $395 for the three months ended September 30, 2010 and 2009, respectively and $2,168 and $1,607 for the nine months ended September 30, 2010 and 2009, respectively.

Other assets: Other assets include amounts on deposit with certain vendors, internal costs such as labor and benefits related to customer setup and installations, and facility and loop costs which are non-recurring amounts paid to the ILECs for activation of their unbundled network elements and transmission lines between the central offices and the Company’s retail customers. Internal labor costs associated with new customer installations and facility and loop costs are capitalized at their cost and amortized, using the straight-line method, over the average term of a customer contract of three years. Such costs totaled $20,288 and $22,256, with related accumulated amortization of $11,032 and $14,111, respectively for the periods ended September 30, 2010 and December 31, 2009, respectively. The remaining balance of other assets relates to deposits paid to vendors.

Prior to 2010, the Company expensed internal labor costs associated with customer setup and installation. Effective January 1, 2010, the Company implemented systems to allow it to capture costs associated with such

Cavalier Telephone Corporation And Subsidiaries

Notes To Consolidated Condensed Financial Statements (Unaudited)—(Continued)

(amounts in thousands except share data)

setup and installation efforts and began capitalizing such costs in order to better match revenue and costs, to increase comparability with peers, and to increase consistency of treatment between internal costs and external costs such as facility and loop costs. During the nine month period ended September 30, 2010, the Company capitalized $3,681 in costs and had amortization expense of $465. It was not practicable to determine the impact on prior periods of this change.

Share-based compensation: The Company applies the provisions of ASC Topic 718, Stock Compensation . ASC 718 requires that the compensation cost relating to share-based payment transactions, including grants of employee stock options, be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. ASC 718 covers a wide range of share-based compensation arrangements including stock options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans.

Risks and uncertainties: The Company is reliant on attracting new customers and providing quality service offerings in order to retain customers and to achieve its business plan. A protracted recessionary environment could have an adverse impact on overall demand for services. The telecommunications industry is also highly competitive, and the Company expects to continue to face pricing and product competition from the large, established telephone companies that are currently the dominant providers and from other types of communications businesses, including cable companies providing broadband Internet access and other competitive providers.

The Company relies in significant part on purchasing wholesale services and leasing network facilities from Verizon, AT&T and other incumbent local exchange carriers. Over the past several years, the Federal Communications Commission (FCC) has reduced or eliminated a number of regulations governing the incumbent carriers’ offerings, including removal of local switching and other network elements from the list of elements that the incumbent carriers must provide on an unbundled basis at TELRIC (Total Element Long Run Incremental Cost) cost-based rates, as well as the grant of broad pricing flexibility for special access service in many areas. The Company’s business could be adversely affected if it is unable to purchase services at reasonable rates or if the FCC, Congress, or state regulators were to adopt measures further reducing the local competition related obligations of incumbent local exchange carriers or allowing those carriers to increase further the rates the Company must pay.

Cavalier signed a merger agreement with PAETEC on September 12, 2010, and the completion of the merger is subject to certain customary closing conditions as well as regulatory approvals. The Company subsequently reached an agreement with its lenders to amend certain terms under its Senior Credit Facilities to waive certain financial covenants for the fiscal quarters ended September 30, 2010 and December 31, 2010. Without such waiver, the Company would have been in default under its credit agreement for the quarter ended September 30, 2010. The waiver expires on February 28, 2011 or earlier if the merger agreement is terminated. The Company anticipates that the merger will be completed before the waiver expires. If the merger agreement is terminated or if the merger is completed after the waiver expires on February 28, 2011, the Company would be in default under its credit agreement unless it is able to enter into a new agreement with its lenders.

Use of estimates: The preparation of the consolidated condensed financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated condensed financial statements, and revenues and expenses during the periods reported. The most significant estimates include the allowance for doubtful accounts, the lives of long-term assets, the valuation of network assets and the valuation allowance for net deferred tax assets. Actual results could differ from those estimated.

Cavalier Telephone Corporation And Subsidiaries

Notes To Consolidated Condensed Financial Statements (Unaudited)—(Continued)

(amounts in thousands except share data)

Subsequent events: The Company has evaluated subsequent events through October 27, 2010, the date on which the consolidated condensed financial statements were available to be issued.

Note 3.    Property and Equipment

Property and equipment as of September 30, 2010 and December 31, 2009 consisted of the following:

	September 30, 2010	December 31, 2009	Estimated Useful Lives
Switching equipment	$191,221	$190,266	5 years
Network equipment	68,697	63,723	5-15 years
VoIP equipment	1,336	1,312	5 years
Collocation	81,282	73,130	5 years
Customer premise equipment	17,973	13,315	5 years
DSL equipment	18,598	18,591	2-3 years
Computers and software	39,117	38,137	2-3 years
Equipment	24,352	23,774	5-7 years
Vehicles	4,011	3,988	3-5 years
Leasehold improvements	9,838	9,691	*
Furniture and fixtures	5,049	5,034	5-7 years
Buildings	4,916	4,916	25 years
Land	1,835	1,835	—

	468,224	447,712
Less accumulated depreciation and amortization	(365,733)	(337,677)

Property and equipment, net	$102,491	$110,035

*	Leasehold improvements are depreciated over the shorter of the estimated useful life or the term of the lease.

Gross capitalized software amounted to approximately $22,128 as of September 30, 2010 and $21,324 for the year ended December 31, 2009. Accumulated depreciation was approximately $18,538 as of September 30, 2010 and $17,225 at December 31, 2009. The related depreciation expense was approximately $564 and $610 for the three months ended September 30, 2010 and 2009, respectively and $1,736 and $2,025 for the nine months ended September 30, 2010 and 2009.

Cavalier Telephone Corporation And Subsidiaries

Notes To Consolidated Condensed Financial Statements (Unaudited)—(Continued)

(amounts in thousands except share data)

Note 4.    Intangible Assets and Goodwill

Intangible Assets as of September 30, 2010 and December 31, 2009, are as follows:

	Customer Relationships	Customer Contracts	Trademark	Total
At September 30, 2010
Gross Intangible Assets	$43,975	$4,020	$220	$48,215
Accumulated Amortization	(34,023)	(4,020)	—	(38,043)

Net Intangible Assets	$9,952	$—	$220	$10,172

At December 31, 2009
Gross Intangible Assets	$42,545	$4,020	$—	$46,565
Accumulated Amortization	(30,516)	(4,020)	—	(34,536)

Net Intangible Assets	$12,029	$—	$—	$12,029

Amortization expense recognized for the three months ended September 30, 2010 and 2009 was $1,270 and $1,528 respectively. Amortization expense recognized for all intangible assets for the nine months ended September 30, 2010 and 2009, respectively, totaled $3,507 and $4,624. Estimated aggregate amortization expense for the remainder of calendar year 2010 and each of the next four years and thereafter is as follows:

Years Ending December 31,
2010 (remaining 3 months)	$1,171
2011	3,274
2012	2,556
2013	1,354
2014	863
Thereafter	734

$9,952

The changes in the carrying value of goodwill from January 1, 2010 to September 30, 2010 were as follows (in thousands):

Balance at January 1, 2010	$81,673
Goodwill related to Acquisition	2,094

Balance at September 30, 2010	$83,767

Cavalier Telephone Corporation And Subsidiaries

Notes To Consolidated Condensed Financial Statements (Unaudited)—(Continued)

(amounts in thousands except share data)

Note 5.    Long-Term Debt

Long-term debt as of September 30, 2010 and December 31, 2009 consists of the following:

	September 30, 2010	December 31, 2009
Senior Credit Facilities	$368,148	$392,430
Capital lease obligations	2,630	2,696
Other notes	280	291

	371,058	395,417
Less: current portion	(4,059)	(26,307)

Long-term debt	$366,999	$369,110

Senior Credit Facilities: On December 15, 2006, the Company entered into a senior credit agreement with commercial lenders, under which the Company could borrow up to $20,000 in a revolving facility and $415,000 in term loans with a maturity date of December 31, 2011 and 2012, respectively. The Company may elect to pay interest based on (i) LIBOR plus an established margin or (ii) the higher of the Federal Funds Rate plus 1/2 of 1% , or the prime rate, plus an established margin. Under the terms of the amendment reached with its lenders on May 5, 2008, the Company may incur additional interest if certain leverage ratio tests are not met. Accrued and unpaid interest on the outstanding loan balance of the Senior Credit Facilities is payable quarterly in arrears under the base rate election and at the end of the applicable interest period under the LIBOR election. The interest rate applicable to borrowings under the Senior Credit Facilities was approximately 9.5% and 10.5% at September 30, 2010 and December 31, 2009, respectively. Under the Senior Credit Facilities, the Company is subject to certain financial and operating covenants and restrictions, including maximum ratios for total leverage, fixed charges, and interest coverage; limitations on the amount of capital expenditures; periodic financial reporting requirements; and restrictions on indebtedness, the transfer of assets other than in the normal course of business and other operating matters.

On October 8, 2010, the Company reached an agreement with its lenders to amend certain terms under the Senior Credit Facilities and to waive certain financial covenants contained in the Senior Credit Facilities for the fiscal quarters ending September 30, 2010 and December 31, 2010. The waiver is effective from September 30, 2010 until the earliest of (i) February 28, 2011, (ii) the date the merger agreement with PAETEC is terminated or otherwise abandoned, (iii) the closing date of the merger with PAETEC unless the obligations under the Senior Credit Facilities are paid in full, or (iv) the date of any event of default under any other provisions of the Senior Credit Facilities. In exchange for the waiver, the amendment provides for additional interest of 2.0% per annum beginning October 1, 2010, and the Company agreed not to request any extension of credit under the Revolving Facility during the period covered by the waiver. The Company must also pay amendment fees to the lenders totaling approximately $875 and reimburse the lenders’ agent for all related direct costs.

Note 6.    Share-Based Compensation Plans

On January 31, 2000, the Company adopted the Cavalier Telephone Corporation Incentive Plan (the Plan). The First and Second Amendments to the Plan, effective January 1, 2001 and October 13, 2005, respectively, authorized a total of 2,200,000 shares of Class A common stock to be available for issuance under the Plan. The Third Amendment to the Plan, effective December 15, 2006, authorized an additional 1,500,000 shares of Class A common stock to be available for issuance under the Plan.

Cavalier Telephone Corporation And Subsidiaries

Notes To Consolidated Condensed Financial Statements (Unaudited)—(Continued)

(amounts in thousands except share data)

The Company adopted ASC Topic 718, Stock Compensation , on January 1, 2006, and applied the transition guidance as prescribed by the prospective application to all grants after the effective date. Under ASC Topic 718, the fair value of each option is estimated on the date of grant using the Black-Scholes model. There were no options granted during the nine months ended September 30, 2010.

Expected volatilities are based on the historic volatility of the similar public entities. The expected life represents the period of time that options granted are expected to be outstanding. The risk-free rate is based on the rate for a 7-year Treasury Note.

Options generally vest over three or four years and expire ten years from the date of grant.

The table below summarizes stock option activity for the nine months ended September 30, 2010:

	Options Available	Options Outstanding	Exercise Price Per Share
			Range	Weighted Average
Outstanding at January 1, 2010	1,868,285	1,318,375	$0.67 to 7.50	$2.61
Cancelled in 2010	189,000	(189,000)	$2.50 - $3.00	2.50
Expired in 2010	36,625	(36,625)	$0.67 - $7.50	2.34

Outstanding at September 30, 2010	2,093,910	1,092,750	$2.50 - $3.00	$2.63

The following table summarizes additional information about stock options outstanding and exercisable as of September 30, 2010:

Options Outstanding			Options Exercisable
Exercise Prices	Shares	Remaining Weighted Average Contractual Life (Years)	Shares
$2.50	801,000	6.37	640,750
3.00	291,750	2.05	291,750

	1,092,750	5.22	932,500

The weighted average grant-date fair value of options granted during 2009 was $0. There was $108 of total compensation cost for share-based payment arrangement recognized in income for the nine months ended September 30, 2010.

A summary of the status of the Company’s nonvested options as of September 30, 2010, and changes during the nine months ended September 30, 2010, is presented below:

Nonvested Shares	Shares	Weighted- Average Grant-Date Fair Value
Nonvested at January 1, 2010	433,875	$4.53
Granted	—	—
Vested	(226,373)	2.25
Forfeited	(47,250)	2.94

Nonvested at September 30, 2010	160,252	0.72

Cavalier Telephone Corporation And Subsidiaries

Notes To Consolidated Condensed Financial Statements (Unaudited)—(Continued)

(amounts in thousands except share data)

As of September 30, 2010, there was approximately $95 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the plan. That cost is expected to be recognized over a weighted-average period of approximately 1 year. The total fair value of shares vested as of September 30, 2010 was $510.

Note 7.    Income Taxes

For the nine months ended September 30, 2010, the Company settled its uncertain tax positions and incurred approximately $150 of interest related to this settlement, which is recorded as income tax expense. During the first quarter of 2010, the Company incurred approximately $578 of income tax expense related to the sale of SecureM, LLC.

Note 8.    Related Party Transactions

Rental payments to a related party controlled by the Company’s Former Executive Chairman, for the lease of the Company’s headquarters, amounted to $131 for the three months ended September 30, 2010 and 2009, respectively, and $393 for the nine months ended September 30, 2010 and 2009, respectively.

Note 9.    Commitments and Contingencies

The Company is a party to various legal actions and administrative proceedings and subject to various claims arising in the ordinary course of business. Cavalier management considers that they have strong positions in all of these matters, and that the outcome of any of these matters will not have a material impact on the financial operating results, position, or cash flows of the Company.

Note 10.    Subsequent Events

The Company was not in compliance with certain of its financial covenants as of September 30, 2010 and was also expected to be out of compliance thereafter. On October 8, 2010, the Company reached an agreement with its lenders to amend certain provisions of the Senior Credit Facilities and waive existing defaults, effective September 30, 2010. See additional discussion concerning this subsequent event in Note 5.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the various expenses payable by PAETEC Holding Corp. (the “registrant”) in connection with the sale and distribution of the securities being registered hereby. All amounts, other than the SEC registration fee, are estimated.

Amount
SEC registration fee	$573
Printing costs	25,000
Accounting fees and expenses	60,000
Legal fees and expenses	75,000
Miscellaneous	4,427

Total	$165,000

Item 14.	Indemnification of Directors and Officers

The following summarizes certain arrangements by which controlling persons, directors and officers of PAETEC Holding Corp., a Delaware corporation (the “registrant”), are indemnified against liability which they may incur in their capacities as such.

Delaware General Corporation Law. Section 145(a) of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the Delaware General Corporation Law provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the Delaware General Corporation Law states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(f) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Certificate of Incorporation. The registrant’s restated certificate of incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law, the registrant’s directors will not be personally liable to the registrant or its stockholders for monetary damages resulting from a breach of their fiduciary duties as directors. Nothing contained in such provision, however, will eliminate or limit the liability of directors (1) for any breach of the director’s duty of loyalty to the registrant or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (3) under Section 174 of the Delaware General Corporation Law or (4) for any transaction from which the director derived an improper personal benefit.

Bylaws. The registrant’s amended and restated bylaws provide for the indemnification of the officers and directors of the registrant to the fullest extent permitted by the Delaware General Corporation Law. The bylaws provide that each person who was or is made a party to, or is threatened to be made a party to, any civil or criminal action, suit or administrative or investigative proceeding by reason of the fact that such person is or was a director or officer of the registrant or, while a director or officer of the registrant, is or was serving at the request of the registrant as a director, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, enterprise or nonprofit or other entity, shall be indemnified and held harmless by the registrant to the fullest extent authorized by the Delaware General Corporation Law against all liability and loss suffered and all expenses reasonably incurred, including reasonable attorneys’ fees, by such person in connection therewith, if such person acted in good faith and in a manner such person reasonably believed to be not opposed to the best interests of the registrant and had no reason to believe that such person’s conduct was illegal.

Insurance. The registrant maintains directors’ and officers’ liability insurance, which covers directors and officers of the registrant against certain claims or liabilities arising out of the performance of their duties.

Merger Agreement Provisions. The Agreement and Plan of Merger among the registrant, PAETEC Corp., a Delaware corporation, US LEC Corp., a Delaware corporation (“US LEC”), WC Acquisition Sub U Corp., a Delaware corporation, and WC Acquisition Sub P Corp., a Delaware corporation, dated as of August 11, 2006 and amended as of December 22, 2006 and February 6, 2007 (the “US LEC Merger Agreement”), provides that, for at least six years after the effective time of the mergers referred to therein (the “Mergers”), the registrant and PAETEC Corp. will indemnify and hold harmless, and provide advancement of expenses to, all present and former officers and directors of PAETEC Corp. and its subsidiaries with respect to acts or omissions occurring before the effective time of the Mergers, including those relating to the transactions contemplated by the US LEC Merger Agreement, to the fullest extent permitted by applicable laws. Similarly, for at least six years after the effective time of the Mergers, the registrant and US LEC will indemnify and hold harmless, and provide advancement of expenses to, all present and former officers and directors of US LEC and its subsidiaries with respect to acts or omissions occurring before the effective time of the Mergers, including those relating to the transactions contemplated by the US LEC Merger Agreement, to the fullest extent permitted by applicable law. After the Mergers, the registrant, PAETEC Corp. and US LEC will also fulfill and honor the obligations of PAETEC Corp. and US LEC under any indemnification agreements between PAETEC Corp. and US LEC, respectively, and its present or former directors, officers and employees.

The US LEC Merger Agreement requires the registrant to use reasonable best efforts, subject to conditions, to cause to be maintained for a period of six years after the effective time of the Mergers the directors’ and officers’ and fiduciary liability insurance policies maintained by PAETEC Corp., or policies of at least the same coverage and amount and containing terms and conditions that are not less advantageous than such policies, with respect to facts or events occurring before the effective time of the Mergers, including events relating to the transactions contemplated by the US LEC Merger Agreement.

The US LEC Merger Agreement also requires the registrant to use reasonable best efforts, subject to conditions, to cause to be maintained for a period of six years after the effective time of the Mergers the directors’ and officers’ and fiduciary liability insurance policies maintained by US LEC, or policies of at least the same coverage and amount and containing terms and conditions that are not less advantageous than such policies, with respect to facts or events occurring before the effective time of the Mergers, including events relating to the transactions contemplated by the US LEC Merger Agreement.

If the registrant, PAETEC Corp. or US LEC or any of their respective successors or assigns consolidates with or merges into any other person or entity and is not the continuing or surviving corporation or entity of such consolidation or merger, or transfers all or substantially all of its properties or assets to any person or entity, then, in each case, the registrant, PAETEC Corp. or US LEC will be required to take such action as may be necessary so that such person or entity will assume all of the foregoing indemnification and insurance obligations.

Item 15.	Recent Sales of Unregistered Securities

The following is a summary of the registrant’s sales of securities since January 1, 2008 pursuant to offerings that were not registered under the Securities Act of 1933, as amended (the “Securities Act”).

Year Ended December 31, 2008

On January 18, 2008, the registrant completed an acquisition by merger of a privately-held corporation. As partial consideration for its purchase of the company for a purchase price of approximately $1.0 million, the registrant issued 75,000 shares of common stock valued at approximately $648,800 to the company’s former stockholders.

Year Ended December 31, 2009

On June 29, 2009, the registrant issued and sold $350 million in aggregate principal amount of its 8 7/8% senior secured notes due 2017 for cash at an offering price equal to 96.549% of the principal amount of such senior secured notes. The registrant received net offering proceeds of approximately $329.5 million. The senior secured notes were offered solely to qualified institutional buyers (“QIBs”) pursuant to Rule 144A under the Securities Act and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act. The initial purchasers of the senior secured notes were Banc of America Securities LLC and Deutsche Bank Securities Inc. At the time of their issuance and sale, the senior secured notes were guaranteed by substantially all of the registrant’s subsidiaries.

Year Ended December 31, 2010

On January 10, 2010, the registrant issued and sold an additional $300 million in aggregate principal amount of its 8 7/8% senior secured notes due 2017 for cash at a offering price equal to 100.528% of the principal amount of such senior secured notes, plus accrued interest from December 31, 2009. The registrant received net offering proceeds of approximately $292.6 million. The senior secured notes were offered solely to QIBs pursuant to Rule 144A under the Securities Act and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act. The initial purchasers of the senior secured notes were Banc of America Securities LLC, Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC and Wells Fargo Securities, LLC. At the time of their issuance and sale, the senior secured notes were guaranteed by substantially all of the registrant’s subsidiaries.

On December 2, 2010, PAETEC Escrow Corporation (“PAETEC Escrow”), a wholly-owned subsidiary of the registrant, issued and sold $450 million in aggregate principal amount of its 9 7/8% senior notes due 2018 for cash at an offering price equal to 96.674% of the principal amount of such senior notes. The registrant received net offering proceeds of approximately $423.3 million. The senior notes were offered solely to QIBs pursuant to Rule 144A under the Securities Act and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act. The initial purchasers of the senior notes were Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated. On December 6, 2010, the registrant assumed PAETEC Escrow’s obligations under the senior notes, which were concurrently guaranteed by substantially all of the registrant’s subsidiaries.

*     *     *     *

In connection with the foregoing offerings of securities, the registrant and the subsidiary issuers of the guarantees of the debt securities referred to above relied on exemptions or exclusions from registration under the Securities Act afforded by Section 4(2) of the Securities Act and Rule 144A and Regulation S thereunder. None of such offerings was effected using any form of general advertising or general solicitation as such terms are used in Regulation D under the Securities Act. The recipients of securities in each such offering represented that they did not acquire such securities with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act, and appropriate restrictive legends were affixed to the instruments issued in the transactions. All such recipients received adequate information about the registrant and the securities sold in such transactions.

Item 16.	Exhibits and Financial Statement Schedules

The following exhibits are filed herewith or incorporated herein by reference:

Exhibit Number	Description of Document

2.1	Agreement and Plan of Merger, dated as of September 12, 2010, by and among PAETEC Holding Corp. (“PAETEC Holding”), Cairo Acquisition Corp., Cavalier Telephone Corporation, and M/C Venture Partners V, L.P. as Stockholder Representative. Filed as Exhibit 2.1 to the Current Report on Form 8-K of PAETEC Holding filed on September 13, 2010 and incorporated herein by reference.

2.2	Agreement and Plan of Merger, dated February 8, 2011, among PAETEC Holding, Hera Corporation and XETA Technologies, Inc. (including form of Voting Agreement). Filed as Exhibit 2.1 to the Current Report on Form 8-K of PAETEC Holding filed on February 10, 2011 and incorporated herein by reference.

3.1	Restated Certificate of Incorporation of PAETEC Holding. Filed as Exhibit 3.1 to the Current Report on Form 8-K of PAETEC Holding filed on March 2, 2007 (the “March 2, 2007 Form 8-K”) and incorporated herein by reference.

3.2	Amended and Restated Bylaws of PAETEC Holding. Filed as Exhibit 3.2 to the Current Report on Form 8-K of PAETEC Holding filed on March 10, 2009 and incorporated herein by reference.

4.1	Form of certificate representing the Common Stock, par value $.01 per share, of PAETEC Holding. Filed as Exhibit 4.1 to PAETEC Holding’s Registration Statement on Form S-4 (SEC File No. 333-138594) (the “2006 PAETEC Holding Registration Statement”) and incorporated herein by reference.

4.2.1	PaeTec Communications, Inc. Agent Incentive Plan, as amended and restated (the “Agent Incentive Plan”). Filed as Exhibit 4.2.1 to Amendment No. 2 to the 2006 PAETEC Holding Registration Statement and incorporated herein by reference.

4.2.2	Form of PAETEC Holding Common Stock Purchase Warrant issuable to holders of assumed warrants under the Agent Incentive Plan. Filed as Exhibit 4.2.2 to Amendment No. 2 to the 2006 PAETEC Holding Registration Statement and incorporated herein by reference.

4.3.1	Form of PAETEC Holding Common Stock Purchase Warrant issuable to holders of assumed warrants issued by US LEC Corp. (“US LEC”). Filed as Exhibit 4.3 to Amendment No. 2 to the 2006 PAETEC Holding Registration Statement and incorporated herein by reference.

4.3.2	Form of Amendment No. 1 to PAETEC Holding Common Stock Purchase Warrant issuable to holders of assumed warrants issued by US LEC. Filed as Exhibit 4.3.2 to the Annual Report on Form 10-K of PAETEC Holding for the year ended December 31, 2009 (the “2009 Form 10-K”) and incorporated herein by reference.

4.4.1	PAETEC Holding Corp. 2009 Agent Incentive Plan. Filed as Exhibit 4.7 to PAETEC Holding’s Registration Statement on Form S-3 (SEC File No. 333-159344) and incorporated herein by reference.

4.4.2	Form of PAETEC Holding Corp. Common Stock Purchase Warrant (including form of Exercise Notice) under the PAETEC Holding Corp. 2009 Agent Incentive Plan. Filed as Exhibit 4.6 to PAETEC Holding’s Registration Statement on Form S-3 (SEC File No. 333-159344) and incorporated herein by reference.

Exhibit Number	Description of Document

4.5.1	Indenture, dated as of July 10, 2007, among PAETEC Holding, the Guarantors named therein and The Bank of New York, as Trustee, with respect to 9.5% senior debt securities (including the form of Global Note thereunder). Filed as Exhibit 4.1 to the Current Report on Form 8-K of PAETEC Holding filed on July 10, 2007 (the “July 10, 2007 Form 8-K”) and incorporated herein by reference.

4.5.2	Supplemental Indenture, dated as of September 25, 2007, by and among PAETEC Holding, the New Guarantors named therein and The Bank of New York, as Trustee, with respect to 9.5% senior debt securities. Filed as Exhibit 4.1 to the Current Report on Form 8-K of PAETEC Holding filed on September 25, 2007 and incorporated herein by reference.

4.5.3	Second Supplemental Indenture, dated as of February 8, 2008, by and among PAETEC Holding, the New Guarantors named therein and The Bank of New York, as Trustee, with respect to 9.5% senior debt securities. Filed as Exhibit 4.1 to the Current Report on Form 8-K of PAETEC Holding filed on February 8, 2008 (the “February 8, 2008 Form 8-K”) and incorporated herein by reference.

4.5.4	Third Supplemental Indenture, dated as of December 18, 2009, by and among PAETEC Holding, the New Guarantors named therein and The Bank of New York, as Trustee, with respect to 9.5% senior debt securities. Filed as Exhibit 4.5.4 to the 2009 Form 10-K and incorporated herein by reference.

4.5.5	Fourth Supplemental Indenture, dated as of April 23, 2010, by and among PAETEC Holding, the New Guarantors named therein and The Bank of New York Mellon, as Trustee, with respect to 9.5% senior debt securities. Filed as Exhibit 4.1 to the Quarterly Report on Form 10-Q of PAETEC Holding for the quarterly period ended March 31, 2010 filed on May 7, 2010 and incorporated herein by reference.

4.5.6	Fifth Supplemental Indenture, dated as of June 22, 2010, by and among PAETEC Holding, the New Guarantors named therein and The Bank of New York Mellon, as Trustee, with respect to 9.5% senior debt securities. Filed as Exhibit 4.5.6 to the Annual Report on Form 10-K of PAETEC Holding for the year ended December 31, 2010 (the “2010 Form 10-K”) and incorporated herein by reference.

4.5.7	Sixth Supplemental Indenture, dated as of October 15, 2010, by and among PAETEC Holding, the New Guarantors named therein and The Bank of New York Mellon, as Trustee, with respect to 9.5% senior debt securities. Filed as Exhibit 4.5.7 to the 2010 Form 10-K and incorporated herein by reference.

4.5.8	Seventh Supplemental Indenture, dated as of December 6, 2010, by and among PAETEC Holding, the New Guarantors named therein and The Bank of New York Mellon, as Trustee, with respect to 9.5% senior debt securities. Filed as Exhibit 4.5.8 to the 2010 Form 10-K and incorporated herein by reference.

4.5.9	Eighth Supplemental Indenture, dated as of December 6, 2010, by and among PAETEC Holding, the New Guarantors named therein and The Bank of New York Mellon (formerly known as The Bank of New York), as Trustee, with respect to senior debt securities. Filed as Exhibit 4.5 to the Current Report on Form 8-K of PAETEC Holding filed on December 6, 2010 (the “December 6, 2010 Form 8-K”) and incorporated herein by reference.

4.5.10	Ninth Supplemental Indenture, dated as of May 5, 2011, by and among PAETEC Holding, the New Guarantor named therein and The Bank of New York Mellon, as Trustee, with respect to 9.5% senior debt securities. Filed as Exhibit 4.5.10 to Amendment No. 1 to PAETEC Holding’s Registration Statement on Form S-4 (SEC File No. 333-174546) (the “2011 Form S-4 Registration Statement”) and incorporated herein by reference.

4.5.11	Tenth Supplemental Indenture, dated as of June 3, 2011, by and among PAETEC Holding, the New Guarantors named therein and The Bank of New York Mellon, as Trustee, with respect to 9.5% senior debt securities. Filed as Exhibit 4.5.11 to Amendment No. 1 to the 2011 Form S-4 Registration Statement and incorporated herein by reference.

Exhibit Number	Description of Document

4.6.1	Indenture, dated as of June 29, 2009, among PAETEC Holding, the Guarantors named therein and The Bank of New York Mellon, as Trustee, with respect to 8 7/8% senior secured debt securities (including the form of Global Note thereunder). Filed as Exhibit 4.1 to the Current Report on Form 8-K of PAETEC Holding filed on June 29, 2009 (the “June 29, 2009 Form 8-K”) and incorporated herein by reference.

4.6.2	First Supplemental Indenture, dated as of January 12, 2010, between PAETEC Holding and The Bank of New York Mellon, as Trustee, with respect to 8 7/8% senior secured debt securities. Filed as Exhibit 4.1 to the Current Report on Form 8-K of PAETEC Holding filed on January 12, 2010 (the “January 12, 2010 Form 8-K”) and incorporated herein by reference.

4.6.3	Officers’ Certificate of PAETEC Holding dated January 12, 2010 relating to the issuance of the 8 7/8% senior secured debt securities. Filed as Exhibit 4.3 to the January 12, 2010 Form 8-K and incorporated herein by reference.

4.6.4	Second Supplemental Indenture, dated as of March 5, 2010, between PAETEC Holding and The Bank of New York Mellon, as Trustee, with respect to 8 7/8% senior secured debt securities. Filed as Exhibit 4.6.4 to the Annual Report on Form 10-K of PAETEC Holding for the year ended December 31, 2009 and incorporated herein by reference.

4.6.5	Third Supplemental Indenture, dated as of April 23, 2010, by and among PAETEC Holding, the New Guarantor named therein and The Bank of New York Mellon, as Trustee, with respect to 8 7/8% senior secured debt securities. Filed as Exhibit 4.2.4 to the Quarterly Report on Form 10-Q of PAETEC Holding filed on May 7, 2010 (the “May 2010 Form 10-Q”) and incorporated herein by reference.

4.6.6	Fourth Supplemental Indenture, dated as of June 22, 2010, among PAETEC Holding, the New Guarantors named therein and The Bank of New York Mellon, as Trustee, with respect to 8 7/8% senior secured debt securities. Filed as Exhibit 4.6.1 to Amendment No. 1 to PAETEC Holding’s Registration Statement on Form S-4 (SEC File No. 333-167138) and incorporated herein by reference.

4.6.7	Fifth Supplemental Indenture, dated as of October 15, 2010, among PAETEC Holding, the New Guarantors named therein and The Bank of New York Mellon, as Trustee, with respect to 8 7/8% senior secured debt securities. Filed as Exhibit 4.6.7 to the 2010 Form 10-K and incorporated herein by reference.

4.6.8	Sixth Supplemental Indenture, dated as of December 6, 2010, among PAETEC Holding, the New Guarantors named therein and The Bank of New York Mellon, as Trustee, with respect to 8 7/8% senior secured debt securities. Filed as Exhibit 4.6.8 to the 2010 Form 10-K and incorporated herein by reference.

4.6.9	Seventh Supplemental Indenture, dated as of December 6, 2010, among PAETEC Holding, the New Guarantors named therein and The Bank of New York Mellon, as Trustee, with respect to 8 7/8% senior secured debt securities. Filed as Exhibit 4.6 to the December 6, 2010 Form 8-K and incorporated herein by reference.

4.6.10	Eighth Supplemental Indenture, dated as of May 5, 2011, among PAETEC Holding, the New Guarantor named therein and The Bank of New York Mellon, as Trustee, with respect to 8 7/8% senior secured debt securities. Filed as Exhibit 4.6.10 to Amendment No. 1 to the 2011 Form S-4 Registration Statement and incorporated herein by reference.

4.6.11	Ninth Supplemental Indenture, dated as of June 3, 2011, by and among PAETEC Holding, the New Guarantors named therein and The Bank of New York Mellon, as Trustee, with respect to 8 7/8% senior secured debt securities. Filed as Exhibit 4.6.11 to Amendment No. 1 to the 2011 Form S-4 Registration Statement and incorporated herein by reference.

Exhibit Number	Description of Document

4.7.1	Indenture, dated as of December 2, 2010, as supplemented, among PAETEC Holding, the Subsidiary Guarantors parties there to and The Bank of New York Mellon Trust Company, N.A., as Trustee, including the form of Note thereunder, with respect to 9 7/8% senior debt securities. Filed as Exhibit 4.1 to the December 6, 2010 Form 8-K and incorporated herein by reference.

4.7.2	First Supplemental Indenture, dated as of December 6, 2010, among PAETEC Escrow Corporation, PAETEC Holding and The Bank of New York Mellon Trust Company, N.A., as Trustee, with respect to 9 7/8% senior debt securities. Filed as Exhibit 4.2 to the December 6, 2010 Form 8-K and incorporated herein by reference.

4.7.3	Second Supplemental Indenture, dated as of December 6, 2010, among PAETEC Holding, PAETEC Escrow Corporation and the other Initial Subsidiary Guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee, with respect to 9 7/8% senior debt securities. Filed as Exhibit 4.3 to the December 6, 2010 Form 8-K and incorporated herein by reference.

4.7.4	Third Supplemental Indenture, dated as of May 5, 2011, among PAETEC Holding, the New Guarantor named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee, with respect to 9 7/8% senior debt securities. Filed as Exhibit 4.7.5 to Amendment No. 1 to the 2011 Form S-4 Registration Statement and incorporated herein by reference.

4.7.5	Fourth Supplemental Indenture, dated as of June 3, 2011, by and among PAETEC Holding, the New Guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee, with respect to 9 7/8% senior debt securities. Filed as Exhibit 4.7.6 to Amendment No. 1 to the 2011 Form S-4 Registration Statement and incorporated herein by reference.

*4.8.1	PAETEC Holding Corp. 2011 Agent Incentive Plan.

*4.8.2	Form of PAETEC Holding Corp. Common Stock Purchase Warrant (including form of Exercise Notice) under the PAETEC Holding Corp. 2011 Agent Incentive Plan.

*5.1	Opinion of Hogan Lovells US LLP regarding the validity of the securities registered pursuant to this registration statement.

10.1	Registration Rights Agreement, dated July 10, 2007, among PAETEC Holding, the other Guarantors named therein and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc. and Wachovia Capital Markets, LLC. Filed as Exhibit 4.2 to the July 10, 2007 Form 8-K and incorporated herein by reference.

10.2.1	Registration Rights Agreement, dated as of February 28, 2007, among PAETEC Holding and the Securityholders of PAETEC Holding identified therein. Filed as Exhibit 10.2 to the March 2, 2007 Form 8-K and incorporated herein by reference.

10.2.2	Amendment No. 1 to Registration Rights Agreement, dated as of February 8, 2008, among PAETEC Holding and the persons listed on the signature pages thereto under the heading “Stockholders.” Filed as Exhibit 10.2 to the February 8, 2008 Form 8-K and incorporated herein by reference.

10.3.1	Registration Rights Agreement, dated as of February 8, 2008, among PAETEC Holding and the persons listed on the signature pages thereto under the heading “Stockholders.” Filed as Exhibit 10.1 to the February 8, 2008 Form 8-K and incorporated herein by reference.

10.3.2	Amendment No. 1 to Registration Rights Agreement, dated as of May 13, 2008, among PAETEC Holding and the persons listed on the signature pages thereto under the heading “Stockholders.” Filed as Exhibit 10.1.2 to the Quarterly Report on Form 10-Q of PAETEC Holding, filed on May 15, 2008 and incorporated herein by reference.

Exhibit Number	Description of Document

10.4	Registration Rights Agreement, dated as of June 29, 2009, by and among PAETEC Holding, the subsidiaries of PAETEC Holding listed on the signature pages thereto, Banc of America Securities LLC and Deutsche Bank Securities Inc. Filed as Exhibit 4.2 to the June 29, 2009 Form 8-K and incorporated herein by reference.

10.5	Registration Rights Agreement, dated as of January 12, 2010, by and among PAETEC Holding, the subsidiaries of PAETEC Holding listed on the signature pages thereto, Banc of America Securities LLC, Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC and Wells Fargo Securities, LLC. Filed as Exhibit 4.2 to the January 12, 2010 Form 8-K and incorporated herein by reference.

10.6.1	Registration Rights Agreement, dated as of December 2, 2010, among PAETEC Holding, Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs & Co. and Morgan Stanley & Co. Incorporated. Filed as Exhibit 10.2 to the Current Report on Form 8-K of PAETEC Holding filed on December 2, 2010 and incorporated herein by reference.

10.6.2	Joinder Agreement, dated December 6, 2010, among PAETEC Holding and the Subsidiary Guarantors parties thereto. Filed as Exhibit 4.4 to the December 6, 2010 Form 8-K and incorporated herein by reference.

10.7.1

Amended and Restated Credit Agreement, dated as of February 28, 2007 and amended and restated as of May 31, 2011, among PAETEC Holding, as Borrower, the Lenders party thereto, Bank of America, N.A., as Administrative Agent, Deutsche Bank Securities Inc. and Goldman Sachs Bank USA, as Co-Syndication Agents, and JPMorgan Chase Bank, N.A. and Credit Suisse Securities (USA) LLC, as Co-Documentation Agents. Filed as Exhibit 10.7.1 to Amendment No. 1 to the 2011 Form S-4 Registration Statement and incorporated herein by reference.

10.7.2	First Lien Intercreditor Agreement, dated as of June 29, 2009, among PAETEC Holding, PAETEC Holding’s subsidiaries, as the other Grantors, Deutsche Bank Trust Company Americas, as Collateral Agent for the First Lien Secured Parties referred to therein and as Authorized Representative for the Credit Agreement Secured Parties referred to therein, The Bank of New York Mellon, as the Initial Additional First Lien Authorized Representative, and each additional Authorized Representative from time to time party thereto. Filed as Exhibit 4.3 to the June 29, 2009 Form 8-K and incorporated herein by reference.

10.7.3	Amended and Restated Security Agreement, amended and restated as of June 29, 2009, among PAETEC Holding and the subsidiaries of PAETEC Holding party thereto, as Assignors, in favor of Deutsche Bank Trust Company Americas, as Collateral Agent. Filed as Exhibit 4.4 to the June 29, 2009 Form 8-K and incorporated herein by reference.

10.7.4	Amended and Restated Pledge Agreement, amended and restated as of June 29, 2009, among PAETEC Holding and the subsidiaries of PAETEC Holding party thereto, in favor of Deutsche Bank Trust Company Americas, as Collateral Agent. Filed as Exhibit 4.5 to the June 29, 2009 Form 8-K and incorporated herein by reference.

10.8.1	Form of Executive Confidentiality, Non-Solicitation, Non-Competition and Severance Agreement between PAETEC Holding and Arunas A. Chesonis. Filed as Exhibit 10.4 to the May 2010 Form 10-Q and incorporated herein by reference.

10.8.2	Form of Executive Vice President Confidentiality, Non-Solicitation, Non-Competition and Severance Agreement between PAETEC Holding and certain Executive Vice Presidents of PAETEC Holding, including Mario DeRiggi, Robert D. Moore, Jr. and Mary K. O’Connell. Filed as Exhibit 10.5 to the May 2010 Form 10-Q and incorporated herein by reference.

Exhibit Number	Description of Document

10.8.3	Form of Senior Vice President Confidentiality, Non-Solicitation, Non-Competition and Severance Agreement between PAETEC Holding and certain Senior Vice Presidents of PAETEC Holding, including Algimantas K. Chesonis and Laurie L. Zaucha. Filed as Exhibit 10.5 to the May 2010 Form 10-Q and incorporated herein by reference.

10.8.4	Form of Executive Confidentiality, Non-Solicitation, Non-Competition and Severance Agreement, dated as of February 22, 2008, between PAETEC Holding and each of Keith M. Wilson and Edward J. Butler, Jr. Filed as Exhibit 10.1 to the Current Report on Form 8-K of PAETEC Holding filed on February 26, 2008 (the “February 26, 2008 Form 8-K”) and incorporated herein by reference.

10.9	Form of PAETEC Corp. 1998 Incentive Compensation Plan, as amended. Filed as Exhibit 10.7.1 to Amendment No. 2 to PAETEC Corp.’s Registration Statement on Form S-1 (SEC File No. 333-124258) (the “2005 PAETEC Registration Statement”) and incorporated herein by reference.

10.10.1	Form of 1998 Incentive Compensation Plan Incentive Stock Option Agreement for Sales Representatives. Filed as Exhibit 10.21.2 to Amendment No. 1 to PAETEC Corp.’s Registration Statement on Form S-1 (SEC File No. 333-34770) (the “2000 PAETEC Registration Statement”) and incorporated herein by reference.

10.10.2	Form of 1998 Incentive Compensation Plan Incentive Stock Option Agreement for Administrative Employees. Filed as Exhibit 10.21.3 to Amendment No. 1 to the 2000 PAETEC Registration Statement and incorporated herein by reference.

10.10.3	Form of 1998 Incentive Compensation Plan Incentive Stock Option Agreement for Directors and Officers (with non-competition provisions). Filed as Exhibit 10.21.4 to Amendment No. 1 to the 2000 PAETEC Registration Statement and incorporated herein by reference.

10.10.4	Form of 1998 Incentive Compensation Plan Nonqualified Stock Option Agreement for Administrative Employees. Filed as Exhibit 10.21.5 to Amendment No. 1 to the 2000 PAETEC Registration Statement and incorporated herein by reference.

10.10.5	Form of 1998 Incentive Compensation Plan Nonqualified Stock Option Agreement for Directors and Officers. Filed as Exhibit 10.21.6 to Amendment No. 1 to the 2000 PAETEC Registration Statement and incorporated herein by reference.

10.11.1	PAETEC Corp. 2001 Stock Option and Incentive Plan (the “2001 Stock Option and Incentive Plan”). Filed as Exhibit 10.10.1 to the 2006 PAETEC Holding Registration Statement and incorporated herein by reference.

10.11.2	2004 Form of 2001 Stock Option and Incentive Plan Incentive Stock Option Agreement. Filed as Exhibit 10.8.2 to the 2005 PAETEC Registration Statement and incorporated herein by reference.

10.11.3	2003 Form of 2001 Stock Option and Incentive Plan Incentive Stock Option Agreement. Filed as Exhibit 10.8.3 to Amendment No. 3 to the 2005 PAETEC Registration Statement and incorporated herein by reference.

10.11.4	Form of 2001 Stock Option and Incentive Plan Nonqualified Stock Option Agreement for Outside Directors. Filed as Exhibit 10.8.4 to Amendment No. 3 to the 2005 PAETEC Registration Statement and incorporated herein by reference.

10.11.5	Form of 2001 Stock Option and Incentive Plan Nonqualified Stock Option Agreement for Outside Directors (Annual Agreement). Filed as Exhibit 10.8.5 to Amendment No. 3 to the 2005 PAETEC Registration Statement and incorporated herein by reference.

10.11.6	Form of 2001 Stock Option and Incentive Plan Nonqualified Stock Option Agreement for Outside Directors (Initial Grant). Filed as Exhibit 10.8.6 to Amendment No. 3 to the 2005 PAETEC Registration Statement and incorporated herein by reference.

Exhibit Number	Description of Document

10.11.7	Form of 2001 Stock Option and Incentive Plan Restricted Stock Unit Agreement. Filed as Exhibit 10.10.7 to the 2006 PAETEC Holding Registration Statement and incorporated herein by reference.

10.11.8	2005 Form of 2001 Stock Option and Incentive Plan Incentive Stock Option Agreement. Filed as Exhibit 10.10.8 to Amendment No. 2 to the 2006 PAETEC Holding Registration Statement and incorporated herein by reference.

10.11.9	2003 Form of 2001 Stock Option and Incentive Plan Incentive Stock Option Agreement for Senior Management. Filed as Exhibit 10.10.9 to Amendment No. 2 to the 2006 PAETEC Holding Registration Statement and incorporated herein by reference.

10.11.10	2002 Form of 2001 Stock Option and Incentive Plan Stock Option Agreement for Senior Management. Filed as Exhibit 10.10.10 to Amendment No. 2 to the 2006 PAETEC Holding Registration Statement and incorporated herein by reference.

10.12.1	PAETEC Corp. Executive Incentive Plan, as amended and restated (the “Executive Incentive Plan”). Filed as Exhibit 10.11.1 to the 2006 PAETEC Holding Registration Statement and incorporated herein by reference.

10.12.2	Form of Executive Incentive Plan Class A Stock Unit Agreement. Filed as Exhibit 10.11.2 to the 2006 PAETEC Holding Registration Statement and incorporated herein by reference.

10.13.1	Form of US LEC 1998 Omnibus Stock Plan, as amended. Filed as Exhibit (d) to US LEC’s Schedule TO filed on February 23, 2006 and incorporated herein by reference.

10.13.2	Form of Non-Qualified Stock Option Agreement (for a Director who is not an Employee) under the US LEC 1998 Omnibus Stock Plan. Filed as Exhibit 10.12.2 to the 2006 PAETEC Holding Registration Statement and incorporated herein by reference.

10.13.3	Form of Incentive Stock Option Agreement under the US LEC 1998 Omnibus Stock Plan. Filed as Exhibit 10.12.3 to the 2006 PAETEC Holding Registration Statement and incorporated herein by reference.

10.13.4	Form of Non-Qualified Stock Option Agreement under the 1998 Omnibus Stock Plan. Filed as Exhibit 10.12.4 to the 2006 PAETEC Holding Registration Statement and incorporated herein by reference.

10.14.1	PAETEC Holding Corp. 2007 Omnibus Incentive Plan, as amended (the “2007 Omnibus Incentive Plan”). Filed as Exhibit 10.1 to the Current Report on Form 8-K of PAETEC Holding, filed on May 20, 2008 and incorporated herein by reference.

10.14.2	Form of Incentive Stock Option Agreement under the 2007 Omnibus Incentive Plan. Filed as Exhibit 10.11.2 to the PAETEC Holding 2006 Form 10-K and incorporated herein by reference.

10.14.3	Form of Incentive Stock Option Agreement under the 2007 Omnibus Incentive Plan for certain officers. Filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q of PAETEC Holding filed on May 8, 2009 and incorporated herein by reference.

10.14.4	Form of Non-Qualified Stock Option Agreement under the 2007 Omnibus Incentive Plan. Filed as Exhibit 10.11.3 to the PAETEC Holding 2006 Form 10-K and incorporated herein by reference.

10.14.5	Form of Restricted Stock Unit Agreement under the 2007 Omnibus Incentive Plan. Filed as Exhibit 10.11.4 to the PAETEC Holding 2006 Form 10-K and incorporated herein by reference.

10.14.6	Form of Restricted Stock Unit Agreement under the 2007 Omnibus Incentive Plan for certain executive officers. Filed as Exhibit 10.3 to the February 26, 2008 Form 8-K and incorporated herein by reference.

Exhibit Number	Description of Document

10.14.7	Form of Restricted Stock Agreement under the 2007 Omnibus Incentive Plan. Filed as Exhibit 10.11.5 to the PAETEC Holding 2006 Form 10-K and incorporated herein by reference.

10.14.8	Form of Unrestricted Stock Agreement under the 2007 Omnibus Incentive Plan. Filed as Exhibit 10.11.6 to the PAETEC Holding 2006 Form 10-K and incorporated herein by reference.

10.15	PAETEC Holding Corp. Annual Performance Bonus Plan. Filed as Exhibit 10.15 to the 2010 Form 10-K and incorporated herein by reference.

10.16	PAETEC Holding Corp. Employee Stock Purchase Plan. Filed as Exhibit 10.1 to PAETEC Holding’s Registration Statement on Form S-8 (SEC File No. 333-149127) and incorporated herein by reference.

10.17.1	McLeodUSA Incorporated 2006 Omnibus Equity Plan (the “McLeodUSA Equity Plan”). Filed as Exhibit 10.1 to PAETEC Holding’s Registration Statement on Form S-8 (SEC File No. 333-149130) and incorporated herein by reference.

10.17.2	Form of Stock Option Agreement under the McLeodUSA Equity Plan for certain executive officers. Filed as Exhibit 10.18.2 to the PAETEC Holding 2008 Form 10-K and incorporated herein by reference.

10.17.3	Form of Stock Option Agreement under the McLeodUSA Equity Plan for directors. Filed as Exhibit 10.18.3 to the PAETEC Holding 2008 Form 10-K and incorporated herein by reference.

10.18.1	Indemnity Agreement, dated August 6, 2001, by and among US LEC, Metacomm, LLC, RTA Associates, LLC, Richard T. Aab and Joyce M. Aab. Filed as Exhibit 10.5 to US LEC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, and incorporated herein by reference.

10.18.2	Indemnity Agreement, dated August 6, 2001, by and among US LEC, Tansukh V. Ganatra, Sarlaben T. Ganatra, Rajesh T. Ganatra and Super STAR Associates Limited Partnership. Filed as Exhibit 10.6 to US LEC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and incorporated herein by reference.

10.19	Description of Non-Employee Director Compensation. Filed as Exhibit 10.19 to the 2010 Form 10-K and incorporated herein by reference.

10.20	Form of Indemnity Agreement between McLeodUSA Incorporated and each of John H. Bonde, Richard C. Buyens, Donald C. Campion, Joseph H. Ceryanec, Eugene I. Davis, Royce J. Holland, John D. McEvoy, Alex Stadler and D. Craig Young. Filed as Exhibit 10.21 to the PAETEC Holding 2008 Form 10-K and incorporated herein by reference.

10.21	Form of Indemnification Agreement between PAETEC Holding and certain of its directors. Filed as Exhibit 10.22 to the PAETEC Holding 2008 Form 10-K and incorporated herein by reference.

10.22	Form of Indemnification Agreement between PAETEC Holding and certain of its officers. Filed as Exhibit 10.23 to the PAETEC Holding 2008 Form 10-K and incorporated herein by reference.

10.23	Form of Indemnification Agreement between PAETEC Holding and its officers who are also directors. Filed as Exhibit 10.24 to the PAETEC Holding 2008 Form 10-K and incorporated herein by reference.

10.24	PAETEC Holding 2011 Omnibus Incentive Plan (the “2011 Omnibus Incentive Plan”). Filed as Exhibit 10.1 to the Current Report on Form 8-K of PAETEC Holding filed on June 3, 2011 and incorporated herein by reference.

Exhibit Number	Description of Document

21	Subsidiaries of PAETEC Holding. Filed as Exhibit 21 to Amendment No. 1 to the 2011 Form S-4 Registration Statement and incorporated herein by reference.

*23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm, regarding the financial statements of PAETEC Holding.

*23.2	Consent of McGladrey & Pullen, LLP, Independent Registered Public Accounting Firm and Independent Auditor, regarding the financial statements of Cavalier Telephone Corporation.

*23.4	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

**24.1	Power of Attorney included on signature page.

*	Filed herewith.
**	Previously filed.

Item 17.	Undertakings

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(h)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fairport, state of New York, on June 10, 2011.

PAETEC Holding Corp.

By:	/s/ Arunas A. Chesonis
Arunas A. Chesonis Chairman, President and Chief Executive Officer (Duly Authorized Officer)

Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities indicated as of June 10, 2011.

Signature	Title

/s/ Arunas A. Chesonis Arunas A. Chesonis	Chairman, President and Chief Executive Officer (Principal Executive Officer)

/s/ Keith M. Wilson Keith M. Wilson	Director and Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)

/s/ Algimantas K. Chesonis Algimantas K. Chesonis	Senior Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)

* Richard T. Aab	Vice Chairman of the Board

* Shelley Diamond	Director

* H. Russell Frisby, Jr.	Director

* Tansukh V. Ganatra	Director

* Michael C. Mac Donald	Director

* William R. McDermott	Director

* Alex Stadler	Director

Signature	Title

* Mark Zupan	Director

*By:	/s/ Keith M. Wilson
Keith M. Wilson
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Document

2.1	Agreement and Plan of Merger, dated as of September 12, 2010, by and among PAETEC Holding Corp. (“PAETEC Holding”), Cairo Acquisition Corp., Cavalier Telephone Corporation, and M/C Venture Partners V, L.P. as Stockholder Representative. Filed as Exhibit 2.1 to the Current Report on Form 8-K of PAETEC Holding filed on September 13, 2010 and incorporated herein by reference.

2.2	Agreement and Plan of Merger, dated February 8, 2011, among PAETEC Holding, Hera Corporation and XETA Technologies, Inc. (including form of Voting Agreement). Filed as Exhibit 2.1 to the Current Report on Form 8-K of PAETEC Holding filed on February 10, 2011 and incorporated herein by reference.

3.1	Restated Certificate of Incorporation of PAETEC Holding. Filed as Exhibit 3.1 to the Current Report on Form 8-K of PAETEC Holding filed on March 2, 2007 (the “March 2, 2007 Form 8-K”) and incorporated herein by reference.

3.2	Amended and Restated Bylaws of PAETEC Holding. Filed as Exhibit 3.2 to the Current Report on Form 8-K of PAETEC Holding filed on March 10, 2009 and incorporated herein by reference.

4.1	Form of certificate representing the Common Stock, par value $.01 per share, of PAETEC Holding. Filed as Exhibit 4.1 to PAETEC Holding’s Registration Statement on Form S-4 (SEC File No. 333-138594) (the “2006 PAETEC Holding Registration Statement”) and incorporated herein by reference.

4.2.1	PaeTec Communications, Inc. Agent Incentive Plan, as amended and restated (the “Agent Incentive Plan”). Filed as Exhibit 4.2.1 to Amendment No. 2 to the 2006 PAETEC Holding Registration Statement and incorporated herein by reference.

4.2.2	Form of PAETEC Holding Common Stock Purchase Warrant issuable to holders of assumed warrants under the Agent Incentive Plan. Filed as Exhibit 4.2.2 to Amendment No. 2 to the 2006 PAETEC Holding Registration Statement and incorporated herein by reference.

4.3.1	Form of PAETEC Holding Common Stock Purchase Warrant issuable to holders of assumed warrants issued by US LEC Corp. (“US LEC”). Filed as Exhibit 4.3 to Amendment No. 2 to the 2006 PAETEC Holding Registration Statement and incorporated herein by reference.

4.3.2	Form of Amendment No. 1 to PAETEC Holding Common Stock Purchase Warrant issuable to holders of assumed warrants issued by US LEC. Filed as Exhibit 4.3.2 to the Annual Report on Form 10-K of PAETEC Holding for the year ended December 31, 2009 (the “2009 Form 10-K”) and incorporated herein by reference.

4.4.1	PAETEC Holding Corp. 2009 Agent Incentive Plan. Filed as Exhibit 4.7 to PAETEC Holding’s Registration Statement on Form S-3 (SEC File No. 333-159344) and incorporated herein by reference.

4.4.2	Form of PAETEC Holding Corp. Common Stock Purchase Warrant (including form of Exercise Notice) under the PAETEC Holding Corp. 2009 Agent Incentive Plan. Filed as Exhibit 4.6 to PAETEC Holding’s Registration Statement on Form S-3 (SEC File No. 333-159344) and incorporated herein by reference.

4.5.1	Indenture, dated as of July 10, 2007, among PAETEC Holding, the Guarantors named therein and The Bank of New York, as Trustee, with respect to 9.5% senior debt securities (including the form of Global Note thereunder). Filed as Exhibit 4.1 to the Current Report on Form 8-K of PAETEC Holding filed on July 10, 2007 (the “July 10, 2007 Form 8-K”) and incorporated herein by reference.

Exhibit Number	Description of Document

4.5.2	Supplemental Indenture, dated as of September 25, 2007, by and among PAETEC Holding, the New Guarantors named therein and The Bank of New York, as Trustee, with respect to 9.5% senior debt securities. Filed as Exhibit 4.1 to the Current Report on Form 8-K of PAETEC Holding filed on September 25, 2007 and incorporated herein by reference.

4.5.3	Second Supplemental Indenture, dated as of February 8, 2008, by and among PAETEC Holding, the New Guarantors named therein and The Bank of New York, as Trustee, with respect to 9.5% senior debt securities. Filed as Exhibit 4.1 to the Current Report on Form 8-K of PAETEC Holding filed on February 8, 2008 (the “February 8, 2008 Form 8-K”) and incorporated herein by reference.

4.5.4	Third Supplemental Indenture, dated as of December 18, 2009, by and among PAETEC Holding, the New Guarantors named therein and The Bank of New York, as Trustee, with respect to 9.5% senior debt securities. Filed as Exhibit 4.5.4 to the 2009 Form 10-K and incorporated herein by reference.

4.5.5	Fourth Supplemental Indenture, dated as of April 23, 2010, by and among PAETEC Holding, the New Guarantors named therein and The Bank of New York Mellon, as Trustee, with respect to 9.5% senior debt securities. Filed as Exhibit 4.1 to the Quarterly Report on Form 10-Q of PAETEC Holding for the quarterly period ended March 31, 2010 filed on May 7, 2010 and incorporated herein by reference.

4.5.6	Fifth Supplemental Indenture, dated as of June 22, 2010, by and among PAETEC Holding, the New Guarantors named therein and The Bank of New York Mellon, as Trustee, with respect to 9.5% senior debt securities. Filed as Exhibit 4.5.6 to the Annual Report on Form 10-K of PAETEC Holding for the year ended December 31, 2010 (the “2010 Form 10-K”) and incorporated herein by reference.

4.5.7	Sixth Supplemental Indenture, dated as of October 15, 2010, by and among PAETEC Holding, the New Guarantors named therein and The Bank of New York Mellon, as Trustee, with respect to 9.5% senior debt securities. Filed as Exhibit 4.5.7 to the 2010 Form 10-K and incorporated herein by reference.

4.5.8	Seventh Supplemental Indenture, dated as of December 6, 2010, by and among PAETEC Holding, the New Guarantors named therein and The Bank of New York Mellon, as Trustee, with respect to 9.5% senior debt securities. Filed as Exhibit 4.5.8 to the 2010 Form 10-K and incorporated herein by reference.

4.5.9	Eighth Supplemental Indenture, dated as of December 6, 2010, by and among PAETEC Holding, the New Guarantors named therein and The Bank of New York Mellon (formerly known as The Bank of New York), as Trustee, with respect to senior debt securities. Filed as Exhibit 4.5 to the Current Report on Form 8-K of PAETEC Holding filed on December 6, 2010 (the “December 6, 2010 Form 8-K”) and incorporated herein by reference.

4.5.10	Ninth Supplemental Indenture, dated as of May 5, 2011, by and among PAETEC Holding, the New Guarantor named therein and The Bank of New York Mellon, as Trustee, with respect to 9.5% senior debt securities. Filed as Exhibit 4.5.10 to Amendment No. 1 to PAETEC Holding’s Registration Statement on Form S-4 (SEC File No. 333-174546) (the “2011 Form S-4 Registration Statement”) and incorporated herein by reference.

4.5.11	Tenth Supplemental Indenture, dated as of June 3, 2011, by and among PAETEC Holding, the New Guarantors named therein and The Bank of New York Mellon, as Trustee, with respect to 9.5% senior debt securities. Filed as Exhibit 4.5.11 to Amendment No. 1 to the 2011 Form S-4 Registration Statement and incorporated herein by reference.

Exhibit Number	Description of Document

4.6.1	Indenture, dated as of June 29, 2009, among PAETEC Holding, the Guarantors named therein and The Bank of New York Mellon, as Trustee, with respect to 8 7/8% senior secured debt securities (including the form of Global Note thereunder). Filed as Exhibit 4.1 to the Current Report on Form 8-K of PAETEC Holding filed on June 29, 2009 (the “June 29, 2009 Form 8-K”) and incorporated herein by reference.

4.6.2	First Supplemental Indenture, dated as of January 12, 2010, between PAETEC Holding and The Bank of New York Mellon, as Trustee, with respect to 8 7/8% senior secured debt securities. Filed as Exhibit 4.1 to the Current Report on Form 8-K of PAETEC Holding filed on January 12, 2010 (the “January 12, 2010 Form 8-K”) and incorporated herein by reference.

4.6.3	Officers’ Certificate of PAETEC Holding dated January 12, 2010 relating to the issuance of the 8 7/8% senior secured debt securities. Filed as Exhibit 4.3 to the January 12, 2010 Form 8-K and incorporated herein by reference.

4.6.4	Second Supplemental Indenture, dated as of March 5, 2010, between PAETEC Holding and The Bank of New York Mellon, as Trustee, with respect to 8 7/8% senior secured debt securities. Filed as Exhibit 4.6.4 to the Annual Report on Form 10-K of PAETEC Holding for the year ended December 31, 2009 and incorporated herein by reference.

4.6.5	Third Supplemental Indenture, dated as of April 23, 2010, by and among PAETEC Holding, the New Guarantor named therein and The Bank of New York Mellon, as Trustee, with respect to 8 7/8% senior secured debt securities. Filed as Exhibit 4.2.4 to the Quarterly Report on Form 10-Q of PAETEC Holding filed on May 7, 2010 (the “May 2010 Form 10-Q”) and incorporated herein by reference.

4.6.6	Fourth Supplemental Indenture, dated as of June 22, 2010, among PAETEC Holding, the New Guarantors named therein and The Bank of New York Mellon, as Trustee, with respect to 8 7/8% senior secured debt securities. Filed as Exhibit 4.6.1 to Amendment No. 1 to PAETEC Holding’s Registration Statement on Form S-4 (SEC File No. 333-167138) and incorporated herein by reference.

4.6.7	Fifth Supplemental Indenture, dated as of October 15, 2010, among PAETEC Holding, the New Guarantors named therein and The Bank of New York Mellon, as Trustee, with respect to 8 7/8% senior secured debt securities. Filed as Exhibit 4.6.7 to the 2010 Form 10-K and incorporated herein by reference.

4.6.8	Sixth Supplemental Indenture, dated as of December 6, 2010, among PAETEC Holding, the New Guarantors named therein and The Bank of New York Mellon, as Trustee, with respect to 8 7/8% senior secured debt securities. Filed as Exhibit 4.6.8 to the 2010 Form 10-K and incorporated herein by reference.

4.6.9	Seventh Supplemental Indenture, dated as of December 6, 2010, among PAETEC Holding, the New Guarantors named therein and The Bank of New York Mellon, as Trustee, with respect to 8 7/8% senior secured debt securities. Filed as Exhibit 4.6 to the December 6, 2010 Form 8-K and incorporated herein by reference.

4.6.10	Eighth Supplemental Indenture, dated as of May 5, 2011, among PAETEC Holding, the New Guarantor named therein and The Bank of New York Mellon, as Trustee, with respect to 8 7/8% senior secured debt securities. Filed as Exhibit 4.6.10 to Amendment No. 1 to the 2011 Form S-4 Registration Statement and incorporated herein by reference.

4.6.11	Ninth Supplemental Indenture, dated as of June 3, 2011, by and among PAETEC Holding, the New Guarantors named therein and The Bank of New York Mellon, as Trustee, with respect to 8 7/8% senior secured debt securities. Filed as Exhibit 4.6.11 to Amendment No. 1 to the 2011 Form S-4 Registration Statement and incorporated herein by reference.

Exhibit Number	Description of Document

4.7.1	Indenture, dated as of December 2, 2010, as supplemented, among PAETEC Holding, the Subsidiary Guarantors parties thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee, including the form of Note thereunder, with respect to 9 7/8% senior debt securities. Filed as Exhibit 4.1 to the December 6, 2010 Form 8-K and incorporated herein by reference.

4.7.2	First Supplemental Indenture, dated as of December 6, 2010, among PAETEC Escrow Corporation, PAETEC Holding and The Bank of New York Mellon Trust Company, N.A., as Trustee, with respect to 9 7/8% senior debt securities. Filed as Exhibit 4.2 to the December 6, 2010 Form 8-K and incorporated herein by reference.

4.7.3	Second Supplemental Indenture, dated as of December 6, 2010, among PAETEC Holding, PAETEC Escrow Corporation and the other Initial Subsidiary Guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee, with respect to 9 7/8% senior debt securities. Filed as Exhibit 4.3 to the December 6, 2010 Form 8-K and incorporated herein by reference.

4.7.4	Third Supplemental Indenture, dated as of May 5, 2011, among PAETEC Holding, the New Guarantor named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee, with respect to 9 7/8% senior debt securities. Filed as Exhibit 4.7.5 to Amendment No. 1 to the 2011 Form S-4 Registration Statement and incorporated herein by reference.

4.7.5	Fourth Supplemental Indenture, dated as of June 3, 2011, by and among PAETEC Holding, the New Guarantors named therein and The Bank of New York Mellon Trust Company, N.A., as Trustee, with respect to 9 7/8% senior debt securities. Filed as Exhibit 4.7.6 to Amendment No. 1 to the 2011 Form S-4 Registration Statement and incorporated herein by reference.

*4.8.1	PAETEC Holding Corp. 2011 Agent Incentive Plan.

*4.8.2	Form of PAETEC Holding Corp. Common Stock Purchase Warrant (including form of Exercise Notice) under the PAETEC Holding Corp. 2011 Agent Incentive Plan.

*5.1	Opinion of Hogan Lovells US LLP regarding the validity of the securities registered pursuant to this registration statement.

10.1	Registration Rights Agreement, dated July 10, 2007, among PAETEC Holding, the other Guarantors named therein and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc. and Wachovia Capital Markets, LLC. Filed as Exhibit 4.2 to the July 10, 2007 Form 8-K and incorporated herein by reference.

10.2.1	Registration Rights Agreement, dated as of February 28, 2007, among PAETEC Holding and the Securityholders of PAETEC Holding identified therein. Filed as Exhibit 10.2 to the March 2, 2007 Form 8-K and incorporated herein by reference.

10.2.2	Amendment No. 1 to Registration Rights Agreement, dated as of February 8, 2008, among PAETEC Holding and the persons listed on the signature pages thereto under the heading “Stockholders.” Filed as Exhibit 10.2 to the February 8, 2008 Form 8-K and incorporated herein by reference.

10.3.1	Registration Rights Agreement, dated as of February 8, 2008, among PAETEC Holding and the persons listed on the signature pages thereto under the heading “Stockholders.” Filed as Exhibit 10.1 to the February 8, 2008 Form 8-K and incorporated herein by reference.

10.3.2	Amendment No. 1 to Registration Rights Agreement, dated as of May 13, 2008, among PAETEC Holding and the persons listed on the signature pages thereto under the heading “Stockholders.” Filed as Exhibit 10.1.2 to the Quarterly Report on Form 10-Q of PAETEC Holding, filed on May 15, 2008 and incorporated herein by reference.

Exhibit Number	Description of Document

10.4	Registration Rights Agreement, dated as of June 29, 2009, by and among PAETEC Holding, the subsidiaries of PAETEC Holding listed on the signature pages thereto, Banc of America Securities LLC and Deutsche Bank Securities Inc. Filed as Exhibit 4.2 to the June 29, 2009 Form 8-K and incorporated herein by reference.

10.5	Registration Rights Agreement, dated as of January 12, 2010, by and among PAETEC Holding, the subsidiaries of PAETEC Holding listed on the signature pages thereto, Banc of America Securities LLC, Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC and Wells Fargo Securities, LLC. Filed as Exhibit 4.2 to the January 12, 2010 Form 8-K and incorporated herein by reference.

10.6.1	Registration Rights Agreement, dated as of December 2, 2010, among PAETEC Holding, Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman Sachs & Co. and Morgan Stanley & Co. Incorporated. Filed as Exhibit 10.2 to the Current Report on Form 8-K of PAETEC Holding filed on December 2, 2010 and incorporated herein by reference.

10.6.2	Joinder Agreement, dated December 6, 2010, among PAETEC Holding and the Subsidiary Guarantors parties thereto. Filed as Exhibit 4.4 to the December 6, 2010 Form 8-K and incorporated herein by reference.

10.7.1

Amended and Restated Credit Agreement, dated as of February 28, 2007 and amended and restated as of May 31, 2011, among PAETEC Holding, as Borrower, the Lenders party thereto, Bank of America, N.A., as Administrative Agent, Deutsche Bank Securities Inc. and Goldman Sachs Bank USA, as Co-Syndication Agents, and JPMorgan Chase Bank, N.A. and Credit Suisse Securities (USA) LLC, as Co-Documentation Agents. Filed as Exhibit 10.7.1 to Amendment No. 1 to the 2011 Form S-4 Registration Statement and incorporated herein by reference.

10.7.2	First Lien Intercreditor Agreement, dated as of June 29, 2009, among PAETEC Holding, PAETEC Holding’s subsidiaries, as the other Grantors, Deutsche Bank Trust Company Americas, as Collateral Agent for the First Lien Secured Parties referred to therein and as Authorized Representative for the Credit Agreement Secured Parties referred to therein, The Bank of New York Mellon, as the Initial Additional First Lien Authorized Representative, and each additional Authorized Representative from time to time party thereto. Filed as Exhibit 4.3 to the June 29, 2009 Form 8-K and incorporated herein by reference.

10.7.3	Amended and Restated Security Agreement, amended and restated as of June 29, 2009, among PAETEC Holding and the subsidiaries of PAETEC Holding party thereto, as Assignors, in favor of Deutsche Bank Trust Company Americas, as Collateral Agent. Filed as Exhibit 4.4 to the June 29, 2009 Form 8-K and incorporated herein by reference.

10.7.4	Amended and Restated Pledge Agreement, amended and restated as of June 29, 2009, among PAETEC Holding and the subsidiaries of PAETEC Holding party thereto, in favor of Deutsche Bank Trust Company Americas, as Collateral Agent. Filed as Exhibit 4.5 to the June 29, 2009 Form 8-K and incorporated herein by reference.

10.8.1	Form of Executive Confidentiality, Non-Solicitation, Non-Competition and Severance Agreement between PAETEC Holding and Arunas A. Chesonis. Filed as Exhibit 10.4 to the May 2010 Form 10-Q and incorporated herein by reference.

10.8.2	Form of Executive Vice President Confidentiality, Non-Solicitation, Non-Competition and Severance Agreement between PAETEC Holding and certain Executive Vice Presidents of PAETEC Holding, including Mario DeRiggi, Robert D. Moore, Jr. and Mary K. O’Connell. Filed as Exhibit 10.5 to the May 2010 Form 10-Q and incorporated herein by reference.

10.8.3	Form of Senior Vice President Confidentiality, Non-Solicitation, Non-Competition and Severance Agreement between PAETEC Holding and certain Senior Vice Presidents of PAETEC Holding, including Algimantas K. Chesonis and Laurie L. Zaucha. Filed as Exhibit 10.5 to the May 2010 Form 10-Q and incorporated herein by reference.

Exhibit Number	Description of Document

10.8.4	Form of Executive Confidentiality, Non-Solicitation, Non-Competition and Severance Agreement, dated as of February 22, 2008, between PAETEC Holding and each of Keith M. Wilson and Edward J. Butler, Jr. Filed as Exhibit 10.1 to the Current Report on Form 8-K of PAETEC Holding filed on February 26, 2008 (the “February 26, 2008 Form 8-K”) and incorporated herein by reference.

10.9	Form of PAETEC Corp. 1998 Incentive Compensation Plan, as amended. Filed as Exhibit 10.7.1 to Amendment No. 2 to PAETEC Corp.’s Registration Statement on Form S-1 (SEC File No. 333-124258) (the “2005 PAETEC Registration Statement”) and incorporated herein by reference.

10.10.1	Form of 1998 Incentive Compensation Plan Incentive Stock Option Agreement for Sales Representatives. Filed as Exhibit 10.21.2 to Amendment No. 1 to PAETEC Corp.’s Registration Statement on Form S-1 (SEC File No. 333-34770) (the “2000 PAETEC Registration Statement”) and incorporated herein by reference.

10.10.2	Form of 1998 Incentive Compensation Plan Incentive Stock Option Agreement for Administrative Employees. Filed as Exhibit 10.21.3 to Amendment No. 1 to the 2000 PAETEC Registration Statement and incorporated herein by reference.

10.10.3	Form of 1998 Incentive Compensation Plan Incentive Stock Option Agreement for Directors and Officers (with non-competition provisions). Filed as Exhibit 10.21.4 to Amendment No. 1 to the 2000 PAETEC Registration Statement and incorporated herein by reference.

10.10.4	Form of 1998 Incentive Compensation Plan Nonqualified Stock Option Agreement for Administrative Employees. Filed as Exhibit 10.21.5 to Amendment No. 1 to the 2000 PAETEC Registration Statement and incorporated herein by reference.

10.10.5	Form of 1998 Incentive Compensation Plan Nonqualified Stock Option Agreement for Directors and Officers. Filed as Exhibit 10.21.6 to Amendment No. 1 to the 2000 PAETEC Registration Statement and incorporated herein by reference.

10.11.1	PAETEC Corp. 2001 Stock Option and Incentive Plan (the “2001 Stock Option and Incentive Plan”). Filed as Exhibit 10.10.1 to the 2006 PAETEC Holding Registration Statement and incorporated herein by reference.

10.11.2	2004 Form of 2001 Stock Option and Incentive Plan Incentive Stock Option Agreement. Filed as Exhibit 10.8.2 to the 2005 PAETEC Registration Statement and incorporated herein by reference.

10.11.3	2003 Form of 2001 Stock Option and Incentive Plan Incentive Stock Option Agreement. Filed as Exhibit 10.8.3 to Amendment No. 3 to the 2005 PAETEC Registration Statement and incorporated herein by reference.

10.11.4	Form of 2001 Stock Option and Incentive Plan Nonqualified Stock Option Agreement for Outside Directors. Filed as Exhibit 10.8.4 to Amendment No. 3 to the 2005 PAETEC Registration Statement and incorporated herein by reference.

10.11.5	Form of 2001 Stock Option and Incentive Plan Nonqualified Stock Option Agreement for Outside Directors (Annual Agreement). Filed as Exhibit 10.8.5 to Amendment No. 3 to the 2005 PAETEC Registration Statement and incorporated herein by reference.

10.11.6	Form of 2001 Stock Option and Incentive Plan Nonqualified Stock Option Agreement for Outside Directors (Initial Grant). Filed as Exhibit 10.8.6 to Amendment No. 3 to the 2005 PAETEC Registration Statement and incorporated herein by reference.

10.11.7	Form of 2001 Stock Option and Incentive Plan Restricted Stock Unit Agreement. Filed as Exhibit 10.10.7 to the 2006 PAETEC Holding Registration Statement and incorporated herein by reference.

10.11.8	2005 Form of 2001 Stock Option and Incentive Plan Incentive Stock Option Agreement. Filed as Exhibit 10.10.8 to Amendment No. 2 to the 2006 PAETEC Holding Registration Statement and incorporated herein by reference.

Exhibit Number	Description of Document

10.11.9	2003 Form of 2001 Stock Option and Incentive Plan Incentive Stock Option Agreement for Senior Management. Filed as Exhibit 10.10.9 to Amendment No. 2 to the 2006 PAETEC Holding Registration Statement and incorporated herein by reference.

10.11.10	2002 Form of 2001 Stock Option and Incentive Plan Stock Option Agreement for Senior Management. Filed as Exhibit 10.10.10 to Amendment No. 2 to the 2006 PAETEC Holding Registration Statement and incorporated herein by reference.

10.12.1	PAETEC Corp. Executive Incentive Plan, as amended and restated (the “Executive Incentive Plan”). Filed as Exhibit 10.11.1 to the 2006 PAETEC Holding Registration Statement and incorporated herein by reference.

10.12.2	Form of Executive Incentive Plan Class A Stock Unit Agreement. Filed as Exhibit 10.11.2 to the 2006 PAETEC Holding Registration Statement and incorporated herein by reference.

10.13.1	Form of US LEC 1998 Omnibus Stock Plan, as amended. Filed as Exhibit (d) to US LEC’s Schedule TO filed on February 23, 2006 and incorporated herein by reference.

10.13.2	Form of Non-Qualified Stock Option Agreement (for a Director who is not an Employee) under the US LEC 1998 Omnibus Stock Plan. Filed as Exhibit 10.12.2 to the 2006 PAETEC Holding Registration Statement and incorporated herein by reference.

10.13.3	Form of Incentive Stock Option Agreement under the US LEC 1998 Omnibus Stock Plan. Filed as Exhibit 10.12.3 to the 2006 PAETEC Holding Registration Statement and incorporated herein by reference.

10.13.4	Form of Non-Qualified Stock Option Agreement under the 1998 Omnibus Stock Plan. Filed as Exhibit 10.12.4 to the 2006 PAETEC Holding Registration Statement and incorporated herein by reference.

10.14.1	PAETEC Holding Corp. 2007 Omnibus Incentive Plan, as amended (the “2007 Omnibus Incentive Plan”). Filed as Exhibit 10.1 to the Current Report on Form 8-K of PAETEC Holding, filed on May 20, 2008 and incorporated herein by reference.

10.14.2	Form of Incentive Stock Option Agreement under the 2007 Omnibus Incentive Plan. Filed as Exhibit 10.11.2 to the PAETEC Holding 2006 Form 10-K and incorporated herein by reference.

10.14.3	Form of Incentive Stock Option Agreement under the 2007 Omnibus Incentive Plan for certain officers. Filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q of PAETEC Holding filed on May 8, 2009 and incorporated herein by reference.

10.14.4	Form of Non-Qualified Stock Option Agreement under the 2007 Omnibus Incentive Plan. Filed as Exhibit 10.11.3 to the PAETEC Holding 2006 Form 10-K and incorporated herein by reference.

10.14.5	Form of Restricted Stock Unit Agreement under the 2007 Omnibus Incentive Plan. Filed as Exhibit 10.11.4 to the PAETEC Holding 2006 Form 10-K and incorporated herein by reference.

10.14.6	Form of Restricted Stock Unit Agreement under the 2007 Omnibus Incentive Plan for certain executive officers. Filed as Exhibit 10.3 to the February 26, 2008 Form 8-K and incorporated herein by reference.

10.14.7	Form of Restricted Stock Agreement under the 2007 Omnibus Incentive Plan. Filed as Exhibit 10.11.5 to the PAETEC Holding 2006 Form 10-K and incorporated herein by reference.

10.14.8	Form of Unrestricted Stock Agreement under the 2007 Omnibus Incentive Plan. Filed as Exhibit 10.11.6 to the PAETEC Holding 2006 Form 10-K and incorporated herein by reference.

10.15	PAETEC Holding Corp. Annual Performance Bonus Plan. Filed as Exhibit 10.15 to the 2010 Form 10-K and incorporated herein by reference.

Exhibit Number	Description of Document

10.16	PAETEC Holding Corp. Employee Stock Purchase Plan. Filed as Exhibit 10.1 to PAETEC Holding’s Registration Statement on Form S-8 (SEC File No. 333-149127) and incorporated herein by reference.

10.17.1	McLeodUSA Incorporated 2006 Omnibus Equity Plan (the “McLeodUSA Equity Plan”). Filed as Exhibit 10.1 to PAETEC Holding’s Registration Statement on Form S-8 (SEC File No. 333-149130) and incorporated herein by reference.

10.17.2	Form of Stock Option Agreement under the McLeodUSA Equity Plan for certain executive officers. Filed as Exhibit 10.18.2 to the PAETEC Holding 2008 Form 10-K and incorporated herein by reference.

10.17.3	Form of Stock Option Agreement under the McLeodUSA Equity Plan for directors. Filed as Exhibit 10.18.3 to the PAETEC Holding 2008 Form 10-K and incorporated herein by reference.

10.18.1	Indemnity Agreement, dated August 6, 2001, by and among US LEC, Metacomm, LLC, RTA Associates, LLC, Richard T. Aab and Joyce M. Aab. Filed as Exhibit 10.5 to US LEC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001, and incorporated herein by reference.

10.18.2	Indemnity Agreement, dated August 6, 2001, by and among US LEC, Tansukh V. Ganatra, Sarlaben T. Ganatra, Rajesh T. Ganatra and Super STAR Associates Limited Partnership. Filed as Exhibit 10.6 to US LEC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and incorporated herein by reference.

10.19	Description of Non-Employee Director Compensation. Filed as Exhibit 10.19 to the 2010 Form 10-K and incorporated herein by reference.

10.20	Form of Indemnity Agreement between McLeodUSA Incorporated and each of John H. Bonde, Richard C. Buyens, Donald C. Campion, Joseph H. Ceryanec, Eugene I. Davis, Royce J. Holland, John D. McEvoy, Alex Stadler and D. Craig Young. Filed as Exhibit 10.21 to the PAETEC Holding 2008 Form 10-K and incorporated herein by reference.

10.21	Form of Indemnification Agreement between PAETEC Holding and certain of its directors. Filed as Exhibit 10.22 to the PAETEC Holding 2008 Form 10-K and incorporated herein by reference.

10.22	Form of Indemnification Agreement between PAETEC Holding and certain of its officers. Filed as Exhibit 10.23 to the PAETEC Holding 2008 Form 10-K and incorporated herein by reference.

10.23	Form of Indemnification Agreement between PAETEC Holding and its officers who are also directors. Filed as Exhibit 10.24 to the PAETEC Holding 2008 Form 10-K and incorporated herein by reference.

10.24	PAETEC Holding 2011 Omnibus Incentive Plan (the “2011 Omnibus Incentive Plan”). Filed as Exhibit 10.1 to the Current Report on Form 8-K of PAETEC Holding filed on June 3, 2011 and incorporated herein by reference.

21	Subsidiaries of PAETEC Holding. Filed as Exhibit 21 to Amendment No. 1 to the 2011 Form S-4 Registration Statement and incorporated herein by reference.

*23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm, regarding the financial statements of PAETEC Holding.

*23.2	Consent of McGladrey & Pullen, LLP, Independent Registered Public Accounting Firm and Independent Auditor, regarding the financial statements of Cavalier Telephone Corporation.

*23.4	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

**24.1	Power of Attorney included on signature page.

*	Filed herewith.
**	Previously filed.